Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-167035-01

and 333-167035

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
6.25% Senior Notes Due 2020	$350,000,000	99.999%	$349,996,500	$24,955
Guarantee of 6.25% Senior Notes Due 2020(3)	N/A	N/A	N/A	—
Total	$350,000,000		$349,996,500	$24,955
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	The fee has been transmitted to the SEC in connection with the securities offered hereby by means of this Prospectus Supplement. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registrants’ Registration Statement on Form S-3 (SEC File Nos. 333-167035-01 and 333-167035).
(3)	No separate consideration will be received for the guarantee. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee for the guarantee is payable.

PROSPECTUS    SUPPLEMENT

(To prospectus dated May 21, 2010)

$350,000,000

Alterra Finance LLC

6.25% Senior Notes due 2020

Fully and Unconditionally Guaranteed by

Alterra Capital Holdings Limited

Alterra Finance LLC, which we refer to as Alterra Finance or the issuer, is offering $350,000,000 aggregate principal amount of its 6.25% Senior Notes due 2020, which we refer to as the senior notes. The senior notes will mature on September 30, 2020 and interest on the senior notes will be paid semi-annually in arrears on March 30 and September 30 of each year, or if such day is not a business day, on the next succeeding business day, commencing March 30, 2011. Interest will accrue from September 27, 2010. Alterra Finance may redeem the senior notes in whole or in part at any time at the redemption price described in this prospectus supplement beginning on page S-30. In addition, Alterra Finance may redeem all of the senior notes under the circumstances described under “Description of Senior Notes and the Guarantee—Redemption for Changes in Withholding Taxes.”

Alterra Finance is an indirect wholly-owned subsidiary of Alterra Capital Holdings Limited, formerly Max Capital Group Ltd., which we refer to as Alterra. The senior notes will be senior unsecured obligations of Alterra Finance and will rank equally in right of payment with all of Alterra Finance’s future unsecured and unsubordinated indebtedness and will rank senior to all of Alterra Finance’s future subordinated indebtedness. Alterra will fully and unconditionally guarantee the senior notes on a senior unsecured basis. The guarantee will rank equally with all of Alterra’s existing and future unsecured and unsubordinated indebtedness and will rank senior to all of Alterra’s future subordinated indebtedness. The senior notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the senior notes involves risks. See “Risk Factors” beginning on page S-11 in this prospectus supplement and on page 4 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Senior Note	Total
Public offering price (1)	99.999%	$349,996,500
Underwriting discount	0.650%	$2,275,000
Proceeds, before expenses, to us (1)	99.349%	$347,721,500

(1)	Plus accrued interest from September 27, 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The senior notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, which may include Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, societé anonymé, on or about September 27, 2010.

Joint Book-Running Managers

BofA Merrill Lynch	Citi	Wells Fargo Securities

Co-Managers

Credit Suisse	Deutsche Bank Securities	ING

The date of this prospectus supplement is September 22, 2010.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein contain information about the issuer, us and about the senior notes. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by the issuer and us. Neither we, the issuer nor any underwriter, agent or dealer has authorized anyone to provide you with information that is different. Neither we, the issuer nor any underwriter, agent or dealer is making an offer of the senior notes in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and/or prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and you should not place undue reliance on any such statements.

We believe that these factors include, but are not limited to, the following: (1) the adequacy of loss reserves and the need to adjust such reserves as claims develop over time; (2) the failure of any of the loss limitation methods employed; (3) the effects of emerging claims and coverage issues; (4) changes in general economic conditions, including changes in capital and credit markets; (5) the effect of competition and cyclical trends, including with respect to demand and pricing in the insurance and reinsurance markets; (6) any lowering or loss of financial ratings; (7) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding expectations; (8) the loss of business provided by our major brokers; (9) the effect on our investment portfolio of changing financial market conditions, including inflation, interest rates, liquidity and other factors; (10) tax and regulatory changes and conditions; (11) the integration of Harbor Point Limited or new business ventures Alterra may enter into; and (12) retention of key personnel, as well as management’s response to any of the aforementioned factors.

Forward-looking statements should be read with the cautionary statements in the accompanying prospectus under the heading “Cautionary Statement Regarding Forward-Looking Statements,” in certain of the incorporated documents under the heading “Safe Harbor Disclosure” and the important factors discussed in this prospectus supplement and in the incorporated documents.

In this prospectus supplement, unless the context indicates otherwise, the words “Alterra,” “we,” “our,” “ours” and “us” refer to Alterra Capital Holdings Limited and our subsidiaries and the word “Alterra Finance” refers to Alterra Finance LLC. Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to entity names are as set forth in the table in the accompanying prospectus.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

As described elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, on May 12, 2010, Max Capital Group Ltd., which we refer to as Max, consummated an amalgamation of its wholly owned subsidiary, Alterra Holdings Limited, with Harbor Point Limited, which we refer to as Harbor Point. After the consummation of the amalgamation, Max was renamed Alterra Capital Holdings Limited, which we refer to as Alterra. The unaudited interim consolidated results of operations for the six months ended June 30, 2010 include results of operations of Harbor Point for the period from May 12, 2010. The preliminary unaudited pro forma condensed consolidated income statements for the six months ended June 30, 2010 and year ended December 31, 2009 combine the historical consolidated statements of income of Alterra and Harbor Point giving effect to the amalgamation as if it had occurred on January 1, 2009. The unaudited pro forma information does not necessarily represent results that would have occurred if the amalgamation had taken place at the beginning of the period presented nor is it necessarily indicative of future results.

Alterra Capital Holdings Limited

Alterra is the guarantor of the senior notes and is a Bermuda-headquartered global provider of specialty reinsurance and insurance products. We are listed on the Nasdaq Global Select Market under the symbol “ALTE” and on the Bermuda Stock Exchange under the symbol “ALTE.BH.” As of June 30, 2010, we had total assets and consolidated shareholders’ equity of approximately $10.0 billion and $2.9 billion, respectively. On a pro forma basis, for the six months ended June 30, 2010 and the year ended December 31, 2009, our gross premiums written were $1,153.5 million and $1,946.4 million, respectively, and our net income was $130.1 million and $453.2 million, respectively. Our principal executive office is located at Alterra House, 2 Front Street, Hamilton, HM 11 Bermuda and our telephone number is (441) 295-8800.

On May 12, 2010, Max consummated an amalgamation of Alterra Holdings Limited, its wholly owned subsidiary, with Harbor Point. Harbor Point was formed on December 15, 2005 through the acquisition of the continuing operations and certain assets of Chubb Re, Inc., the reinsurance business unit of The Chubb Corporation, which we refer to as “Chubb.” After the consummation of the amalgamation, Max was renamed Alterra. We believe we will derive many benefits as a result of the amalgamation. We have established platforms in major insurance and reinsurance markets worldwide and a diversified and balanced mix of short-tail and long-tail insurance and reinsurance. With our enhanced capital base, scale and financial flexibility to manage our business, we seek to become a leading global specialty insurance and reinsurance company.

We conduct our business through the following segments: Insurance, Reinsurance, U.S. Specialty, Alterra at Lloyd’s and Life and Annuity Reinsurance. The table below sets forth, on a pro forma basis, our gross premiums written by segment for the six months ended June 30, 2010 and the year ended December 31, 2009.

(dollars in millions)	Six Months Ended June 30, 2010		Year Ended December 31, 2009
	Gross Premiums Written	% of Gross Premiums Written	Gross Premiums Written	% of Gross Premiums Written
Insurance	$198.7	17.2%	$427.8	22.0%
Reinsurance	657.8	57.0%	1,060.4	54.5%
U.S. Specialty	174.4	15.1%	285.5	14.7%
Alterra at Lloyd’s	120.9	10.5%	129.0	6.6%
Life and Annuity Reinsurance	1.7	0.2%	43.7	2.2%

Total	$1,153.5	100.0%	$1,946.4	100.0%

We have a diversified and balanced portfolio of business with significant product depth. We have the ability to provide insurance and reinsurance products across multiple lines of business. On a pro forma basis, for the six months ended June 30, 2010, reinsurance business represented 64.3% of our gross premiums written and insurance business represented 35.7% of our gross premiums written. On a pro forma basis, for the six months ended June 30, 2010, short-tail lines represented 55.3% and long-tail lines represented 44.7% of our gross premiums written. Our global platform and broad underwriting expertise allows us to take advantage of profitable opportunities in both the insurance and reinsurance markets globally.

Our clients, which range from Fortune 1000 companies to small owner operated businesses, are principally located in North America, including Bermuda, and Europe. On a pro forma basis, for the six months ended June 30, 2010, we derived 73.2% of our gross premiums written from clients located in North America, 21.3% of our gross premiums written from clients located in Europe and 5.5% of our gross premiums written from clients located in the rest of the world.

On September 1, 2010, Alterra Insurance and Alterra Re consummated an amalgamation and the newly amalgamated company was renamed Alterra Bermuda Limited, which we refer to as Alterra Bermuda. Alterra Bermuda writes both insurance and reinsurance.

As of September 1, 2010, the financial strength of each of Alterra Bermuda, Alterra Re Europe, Alterra Insurance Europe, Alterra America and Alterra Specialty was rated “A (excellent)” with a stable outlook by A.M. Best Company, Inc. These ratings reflect each agency’s opinion of our financial strength, operating performance and ability to meet obligations and are not directed toward the protection of investors or a recommendation to buy, sell or hold the senior notes.

Alterra Finance LLC

Alterra Finance LLC, the issuer of the senior notes, which we refer to as “Alterra Finance,” was formed in Delaware on May 14, 2010 as a limited liability company and is a direct wholly-owned subsidiary of Alterra Holdings USA Inc. (formerly known as Harbor Point U.S. Holdings, Inc.), which we refer to as Alterra Holdings USA, an indirect wholly-owned subsidiary of Alterra. Alterra Finance has no business activities. Its principal executive office is located at 4 Essex Avenue, Bernardsville, New Jersey 07924 and its telephone number is (908) 630-2700.

The Offering

In this summary of the offering, “Alterra” refers only to Alterra Capital Holdings Limited and not to any of its subsidiaries.

Issuer	Alterra Finance LLC

Guarantor	Alterra Capital Holdings Limited

Notes Offered	$350,000,000 aggregate principal amount of 6.25% Senior Notes due 2020.

Maturity	The senior notes will mature on September 30, 2020.

Interest Rate	Interest on the senior notes will accrue at the per annum rate of 6.25%.

Interest Payment Dates	Interest on the senior notes will be payable semi-annually in arrears on each March 30 and September 30, beginning on March 30, 2011.

Use of Proceeds	Alterra Finance will lend all of the net proceeds from this offering to Alterra Holdings USA, the direct parent of Alterra Finance, to repay a $200 million revolving loan outstanding under an amended and restated credit agreement, dated as of June 12, 2007, to which it is a party and any remaining proceeds will be used for general corporate purposes. See “Use of Proceeds” in this prospectus supplement.

Ranking	The senior notes will be the senior unsecured obligations of Alterra Finance and will rank equally with all of its future unsecured and unsubordinated indebtedness. The senior notes will rank senior to all of Alterra Finance’s future subordinated indebtedness. The senior notes will effectively rank junior to any secured indebtedness of Alterra Finance to the extent of the collateral securing such indebtedness.

Guarantee	The guarantee is the senior unsecured obligation of Alterra and will rank equally with all of the existing and future unsecured and unsubordinated indebtedness of Alterra. The guarantee will rank senior to all of the future subordinated indebtedness of Alterra. Alterra is a holding company and conducts substantially all of its operations through subsidiaries. Alterra’s guarantee of the senior notes will effectively rank junior to any secured indebtedness of Alterra to the extent of the collateral securing such indebtedness and to all existing and future liabilities of Alterra’s subsidiaries other than Alterra Finance.

Optional Redemption	The senior notes will be redeemable, in whole or in part, at the issuer’s option, at any time, at a “make-whole” redemption price as described under “Description of Senior Notes and the Guarantee—Optional Redemption” in this prospectus supplement.

Tax Redemption	If taxes are imposed by certain jurisdictions, excluding the United States, in respect of any payments under the senior notes, we will pay additional amounts under certain circumstances, so that the net amounts paid to a holder of senior notes will not be less than the amount specified in such holder’s senior notes as described under “Description of Senior Notes and the Guarantee—Payment of Additional Amounts” in this prospectus supplement.

The senior notes may be redeemed in whole, but not in part, at the issuer’s option at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, under certain circumstances that would result in an obligation to pay additional amounts as a result of specified changes in tax law or regulations occurring after the date of this prospectus supplement as described under “Description of Senior Notes and the Guarantee—Redemption for Changes in Withholding Taxes” in this prospectus supplement.

Additional Issuances	We may from time to time, without the consent of the holders of our senior notes, create and issue additional senior notes having the same terms and conditions (except for the issue date, issue price and, if applicable, the initial interest payment) as the senior notes so that the additional issuance is consolidated and forms a single series with the previously outstanding senior notes.

Consolidation, Amalgamation, Merger and Sale of Assets	The senior note indenture limits Alterra and Alterra Finance’s ability to consolidate or amalgamate with or merge into any other entity, or convey, transfer or lease their respective properties and assets as an entirety or substantially as an entirety to any other person. See “Description of the Alterra Finance LLC Debt Securities and Guarantees—Consolidation, Amalgamation, Merger and Sale of Assets” in the accompanying prospectus.

Form and Denomination	The senior notes will be represented by one or more global certificates, or a Global Certificate, deposited with, or on behalf of, The Depository Trust Company, or DTC, or its nominee. See “Description of Senior Notes and the Guarantee” in this prospectus supplement. The senior notes will be issuable in fully registered form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds from this offering will be used to repay a $200 million revolving loan outstanding under an existing credit agreement of one of Alterra’s subsidiaries and for general corporate purposes. Because more than 5% of the proceeds from this offering, not including underwriting compensation, may be received by certain affiliates of the underwriters in this offering, this offering is being conducted in compliance with National Association of Securities Dealers, Inc., or NASD, Rule 2720, as administered by the Financial Industry Regulatory Authority, Inc. or FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering. See “Underwriting—Conflicts of Interest.”

Risk Factors	You should carefully read and consider, in addition to matters set forth elsewhere in this prospectus supplement, the information in the “Risk Factors” section beginning on page S-11 and in the accompanying prospectus.

Trustee and Paying Agent	The Bank of New York Mellon, as trustee.

Governing Law	The senior notes and the senior note indenture governing the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

Summary Preliminary Unaudited Pro Forma Condensed Consolidated Financial Information

The following summary preliminary unaudited pro forma condensed consolidated income statement data for the six months ended June 30, 2010 and year ended December 31, 2009 combines the historical consolidated statement of income data of Alterra and Harbor Point giving effect to the amalgamation as if it had occurred on January 1, 2009. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) attributable directly to the amalgamation, (2) factually supportable and (3) expected to have a continuing impact on the consolidated results. You should read this information in conjunction with the section entitled “Preliminary Unaudited Pro Forma Condensed Consolidated Financial Information” and the related notes included in this prospectus supplement.

	Six Months Ended June 30, 2010	Year Ended December 31, 2009
	(dollars in millions, except per share data)
Income Statement Data:
Gross premiums written	$1,153.5	$1,946.4
Reinsurance premiums ceded	(240.9)	(450.0)

Net premiums written	912.6	1,496.4
Changes in net unearned premiums	(206.2)	(113.6)

Net premiums earned	$706.4	$1,382.8
Net investment income	126.1	239.3
Net realized and unrealized (losses) gains on investments	(0.4)	90.8
Net impairment losses recognized in earnings	(0.7)	(3.1)
Net realized gain on retirement of senior notes	—	0.1
Other income	0.8	4.2

Total revenues	832.2	1,714.1

Net losses and loss expenses	424.1	712.1
Claims and policy benefits	31.6	101.1
Acquisition costs	118.3	214.6
Interest expense	13.3	22.7
Net foreign exchange gains	(2.5)	(6.8)
Merger and acquisition expenses	—	(31.3)
General and administrative expenses	111.7	234.7

Total expenses	696.5	1,247.1

Income before income taxes	135.7	467.0
Income tax expense	5.6	13.8

Net income	$130.1	$453.2

Earnings per share:(1)
Basic	$1.09	$3.81
Diluted(2)	$1.08	$3.78
Weighted average number of common shares outstanding:(3)
Basic	119,087,004	119,016,192
Diluted(2)	119,910,871	119,776,421

(1)	For the six months ended June 30, 2010 and the year ended December 31, 2009, the pro forma earnings per share data has been computed based on the combined historical income of Alterra and Harbor Point and the impact of acquisition accounting adjustments.
(2)	Diluted earnings per share is calculated using the treasury stock method, which assumes that the proceeds received from the exercise of warrants and options to purchase common shares will be used to repurchase Alterra common shares at the average market price during the period of calculation.
(3)	Weighted average shares outstanding were calculated using Alterra’s historical weighted average common shares outstanding and Harbor Point’s weighted average common shares outstanding multiplied by the exchange ratio.

Our Summary Historical Consolidated Financial Data

Set forth below is certain of our summary historical consolidated financial data. The summary financial data has been derived from the audited financial statements filed as part of our Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and unaudited financial statements filed as part of our Quarterly Report on Form 10-Q for the period ended June 30, 2010, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. More comprehensive financial information, including management’s discussion and analysis of financial condition and results of operations, is contained in other documents filed by us with the Securities and Exchange Commission, or the SEC, and the following summary is qualified in its entirety by reference to such other documents and all of the financial information and notes contained in those documents, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

	Six Months Ended June 30, 2010	Year Ended December 31,
		2009	2008	2007
	(unaudited)	(dollars in millions, except percentages and per share data)
Income Statement data(1):
Gross premiums written	$770.1	$1,375.0	$1,254.3	$1,078.3
Net premiums written	537.2	894.5	840.2	796.6
Net premiums earned	487.5	834.4	813.5	817.9
Net investment income	101.7	169.7	181.6	188.2
Net realized and unrealized (losses) gains on investments	(8.4)	81.8	(235.0)	183.8
Net income (loss)	139.8	246.2	(175.3)	303.2
Diluted earnings per share(2)	1.88	4.26	(3.10)	4.75
Cash dividends per share	2.70	0.38	0.36	0.32
Return on average shareholders’ equity(3)	14.3%	17.6%	(12.3)%	20.4%
P&C ratios:
Loss ratio(4)	58.6%	62.4%	68.9%	64.0%
Expense Ratio(5)	27.6%	25.7%	23.0%	24.2%
Combined Ratio(6)	86.2%	88.1%	91.9%	88.2%

	As of June 30, 2010	As of December 31,
		2009	2008	2007
	(unaudited)	(dollars in millions, except per share data)
Balance Sheet data:
Cash and invested assets	7,732.3	5,262.4	5,356.9	5,122.6
Total assets	9,974.9	7,339.7	7,252.0	6,538.5
Reserve for property and casualty losses and life and annuity benefits	4,981.7	4,550.6	4,305.1	3,537.4
Total debt	290.5	90.5	466.4	429.8
Shareholders’ equity	2,927.0	1,564.6	1,280.3	1,583.9
Book value per share	24.67	28.01	22.94	27.54
Diluted book value per share(7)	24.55	27.36	22.46	25.59

(1)	Results of operations for the six months ended June 30, 2010 include results of operations of Harbor Point from May 12, 2010. Results of operations for the years ended December 31, 2009, 2008 and 2007 include results of operations of Max only.
(2)

Diluted earnings per share is calculated using the treasury stock method, which assumes that the proceeds received from the exercise of warrants and options to purchase our common shares will be used to repurchase our common shares at the average market price during the period of calculation. In 2008, there is no effect of the exercise of warrants and options because it is anti-dilutive.
(3)	Return on average shareholders’ equity is calculated as the annual net income (loss) divided by the average of the quarterly shareholders’ equity balance. For the six months ended June 30, 2010, the return on average shareholders’ equity has been annualized, and the average shareholders’ equity has been weighted to include Harbor Point from May 12, 2010.
(4)	The loss ratio is calculated by dividing the property and casualty net losses and loss expenses by property and casualty net premiums earned.
(5)	The expense ratio is calculated by dividing property and casualty acquisition costs and general and administrative expenses by property and casualty net premiums earned.
(6)	The combined ratio is calculated by dividing the sum of property and casualty net losses and loss expenses, acquisition costs and general and administrative expenses by property and casualty net premiums earned.
(7)	Diluted book value per share is calculated as shareholders’ equity divided by the number of our common shares outstanding at the balance sheet date, after considering the dilutive effects of stock based compensation, calculated using the treasury stock method. At June 30, 2010, the diluted number of shares outstanding, including the dilutive effect of employee stock-based compensation using the treasury stock method, was 119,240,654. At December 31, 2009, the diluted number of shares outstanding, including the dilutive effect of employee stock-based compensation using the treasury stock method, was 57,178,458.

Summary Historical Consolidated Financial Data of Harbor Point

Set forth below is certain summary historical consolidated financial data relating to Harbor Point. The summary financial data has been derived from the audited financial statements of Harbor Point. This summary financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
	2009	2008	2007
	(dollars in millions, except percentages and per share data)
Income Statement data:
Gross premiums written	$607.5	$511.7	$672.5
Net premiums written	601.9	506.8	567.9
Net premiums earned	548.4	519.2	532.2
Net investment income	70.6	95.3	98.3
Net realized and unrealized gains (losses) on investments(1)	83.0	(71.6)	(9.4)
Net income (loss)	250.1	(13.0)	161.2
Cash dividends per share	3.60	7.6625	5.1725
Return on average shareholders’ equity(2)	14.0%	(0.2)%	10.1%
P&C ratios:
Loss ratio(3)	44.3%	69.9%	47.3%
Expense ratio(4)	36.3%	33.3%	38.7%
Combined ratio(5)	80.6%	103.2%	86.0%

	As of December 31,
	2009	2008	2007
	(dollars in millions, except per share data)
Balance Sheet data:
Cash and invested assets	2,585.0	2,220.8	2,023.3
Total assets	3,223.4	2,844.9	2,783.7
Reserve for property and casualty losses and life and annuity benefits	707.8	606.2	361.6
Total debt	200.0	200.0	400.0
Shareholders’ equity	1,889.7	1,691.5	1,579.0
Diluted book value per share(6)	110.98	101.63	108.92

(1)	Effective January 1, 2008, Harbor Point elected to account for all investments, except for equity method investments, at fair value with net unrealized gains (losses) on investments included in net income (loss).
(2)	Return on average shareholders’ equity is calculated as the annual net income (loss) divided by the average of the shareholders’ equity on the first and last day of the respective period. For all periods prior to 2009, return on average shareholders’ equity assumes the conversion of the $200 million convertible note, which we refer to as the “Chubb Note,” issued to Chubb, pursuant to which Harbor Point issued 2,000,000 common shares to Chubb on October 1, 2008, and adds interest expense on the Chubb Note back to net income (loss).
(3)	The loss ratio is calculated by dividing net losses and loss expenses by net premiums earned.

(4)	The expense ratio is calculated by dividing acquisition costs and general and administrative expenses by net premiums earned.
(5)	The combined ratio is calculated by dividing the sum of net losses and loss expenses, acquisition costs and general and administrative expenses by net premiums earned.
(6)	Diluted book value per share is calculated by dividing adjusted shareholders’ equity by the number of adjusted Harbor Point common shares outstanding at any period end, using the fully converted method. Shareholders’ equity and the number of outstanding common shares are adjusted to include unvested restricted Harbor Point common shares and the exercise of all outstanding Harbor Point options and Harbor Point warrants. At December 31, 2009, the adjusted shareholders’ equity was $2,147.7 million and the diluted number of shares outstanding was 19,352,430.

RISK FACTORS

You should consider, in evaluating us, our business and whether to participate in this offering, the following risk factors in addition to the other information presented in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus to which we refer you for more detailed information on our business, industry and financial and corporate structure. Any of the following risks, as well as other risks and uncertainties, could harm the value of the senior notes directly or our business and financial results and thus indirectly cause the value of the senior notes to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones facing us or the senior notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value or trading price of the senior notes to decline. This prospectus supplement and the accompanying prospectus contain or incorporate statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions. See “Cautionary Statement Regarding Forward-Looking Statements” in the accompanying prospectus. In this section “Risk Factors,” “Alterra” refers only to Alterra Capital Holdings Limited and not to any of its subsidiaries.

Risks Related to This Offering

Alterra Finance is a finance subsidiary and will depend upon intercompany transfers to meet its obligations under the senior notes.

Alterra Finance is Alterra’s indirectly owned finance subsidiary and has no independent operations, revenues or assets. As a finance subsidiary, Alterra Finance is dependent upon payment or contribution of funds from us or our other subsidiaries to meet its obligations under the senior notes. The ability of such entities to pay dividends or make distributions or other payments to Alterra or Alterra Finance may be restricted by, among other things, significant insurance regulatory restrictions and other applicable laws and regulations as well as agreements to which those entities may be a party, including existing credit agreements. Furthermore, Alterra Finance has agreed to provide guarantees for the benefit of the lenders under certain of Alterra’s existing credit facilities. Therefore, Alterra Finance’s ability to make payments in respect of the senior notes may be limited.

Alterra is a holding company that depends on the ability of its subsidiaries to pay dividends.

Alterra is a holding company and does not have any significant operations or assets other than its ownership of the equity of our subsidiaries. Dividends and other permitted distributions from Alterra’s subsidiaries are Alterra’s primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends to its shareholders. Some of Alterra’s insurance and reinsurance subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. For example, as a result of the amalgamation, Harbor Point Reinsurance U.S., Inc. may not pay dividends without the consent of the Connecticut Insurance Commissioner until May 12, 2012. The inability of Alterra’s insurance and reinsurance subsidiaries to pay dividends in an amount sufficient to enable Alterra to meet its cash requirements at the holding company level could have an adverse effect on our operations and Alterra’s ability to pay dividends to its shareholders and/or meet its debt service obligations.

In addition, Alterra and certain of its operating subsidiaries’ credit facilities prohibit such entities from paying dividends at any time that there is a default under the particular facility, which will occur if Alterra’s shareholders’ equity or its subsidiaries’ shareholders’ equity is less than a specified amount, as well as in certain other circumstances.

The payment of dividends and making of distributions by Alterra and its Bermuda subsidiaries are limited under Bermuda law and regulations. Under the Insurance Act 1978 of Bermuda and its regulations, which we refer to as the “Bermuda Insurance Act,” such subsidiaries must maintain specified minimum solvency levels and are prohibited from declaring or paying dividends that would result in noncompliance. Further, as a long-term insurer, Alterra’s subsidiary, Alterra Insurance, must maintain long-term business assets of a value at least $0.25 million greater than its long-term business liabilities and is prohibited from declaring or paying dividends if it does not comply or such action would result in noncompliance with the Bermuda Insurance Act. Additionally, under the Companies Act 1981 of Bermuda, each of Alterra and its Bermuda subsidiaries may only declare or pay a dividend if, among other things, Alterra has reasonable grounds for believing that it is, or would after the payment be, able to pay its or their respective liabilities as they become due.

Your right to receive payments on the senior notes is effectively subordinate to those lenders who have a security interest in the assets of Alterra Finance or Alterra and to any creditors of the other subsidiaries of Alterra.

The senior notes and the guarantee are unsecured. In the future, Alterra and Alterra Finance may incur indebtedness that is secured by their respective tangible and intangible assets, including the equity interests of each of their existing and future subsidiaries. If Alterra or Alterra Finance were unable to repay any such secured indebtedness, the creditors of such obligations could foreclose on the pledged assets to the exclusion of holders of the senior notes, even if an event of default exists under the indenture governing the senior notes. In any such event, because the senior notes are unsecured, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to fully satisfy your claims.

Alterra’s subsidiaries are not guarantors under the senior notes. The senior notes and the guarantee will be structurally subordinated to all of the liabilities of any of Alterra’s subsidiaries (other than the Alterra Finance). The liabilities of Alterra’s subsidiaries (other than the Alterra Finance) would be required to be paid before the holders of the senior notes have a claim, if any, against those subsidiaries and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders of senior notes would not receive any amounts with respect to the senior notes from the assets of such subsidiary until after the payment in full of the claims of creditors, including trade creditors and preferred stockholders, of such subsidiary.

There are limited covenants and protections for holders of senior notes in the indenture governing the senior notes and the indenture governing the senior notes does not limit the amount of indebtedness that Alterra or its subsidiaries may incur.

While the indenture and the senior notes contain terms intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions, these terms are limited and may not be sufficient to protect your investment in the senior notes. For example, there are no financial covenants in the indenture governing the senior notes or any limitation on the amount of indebtedness that Alterra or its subsidiaries may incur. As of June 30, 2010, Alterra had $290.5 million of senior debt outstanding and Alterra expects that it will incur additional debt from time to time. In addition, the provisions in the indenture governing the senior notes may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, change in control or another similar transaction. Furthermore, the indenture governing the senior notes does not contain any provisions restricting Alterra’s or any of its subsidiaries’ ability to sell assets (other than certain restrictions on Alterra’s ability or Alterra Finance’s ability to consolidate, merge or sell all or substantially all of Alterra’s or Alterra Finance’s assets and the ability to sell the stock of certain subsidiaries), to enter into transactions with affiliates, to create liens (other than certain limitations on creating liens on the shares of certain subsidiaries) or enter into sale and leaseback transactions or to create restrictions on the payment of dividends or other amounts to Alterra from its subsidiaries.

Bermuda laws allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

The issuance of the guarantee of the senior notes by Alterra may be subject to review under Bermuda law if a liquidator, on behalf of Alterra, were to apply to the Bermuda courts to void the guarantee on the grounds that the issuance of the guarantee constituted a fraudulent preference.

In addition, under Bermuda law, a creditor may seek to set aside a disposition of property made at an undervalue if that disposition was made in circumstances where the transferor’s dominant purpose was to put the property beyond the reach of a person or class of persons who is making, or may make, a claim against the transferor. However, such a claim can only be made by an “eligible creditor”, which is a person who (1) is owed a debt by the transferor on or within two years after the transfer, (2) on the date of the transfer is owed a contingent liability by the transferor, where the contingency giving rise to the obligation has occurred or (3) on the date of the action to set aside the transfer, is owed an obligation arising from a cause of action which occurred prior to or within two years after the date of the transfer. Any such voidable transaction is referred to as a fraudulent conveyance under Bermuda law. To the extent a court voids the guarantee as a fraudulent conveyance, holders of senior notes would cease to have any direct claim against Alterra.

Alterra Finance may redeem the senior notes prior to their maturity date and you may not be able to reinvest in a comparable security.

Alterra Finance, the issuer of the senior notes, may redeem the senior notes as described under “Description of Senior Notes and the Guarantee—Optional Redemption.” In the event Alterra Finance chooses to redeem your senior notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the senior notes.

An active trading market for the senior notes may not develop.

The senior notes constitute a new issue of securities with no established trading market. We cannot assure you that an active aftermarket for the senior notes will develop or be sustained or that holders of the senior notes will be able to sell their senior notes at favorable prices at all. The senior notes will not be listed on any national securities exchange or automated quotation system. Although the underwriters have advised us that they intend to make a market in the senior notes, they are not obligated to do so and could stop making a market in the senior notes at any time without notice. The liquidity of any market for the senior notes will depend on the number of holders of the senior notes, the interest of securities dealers in making a market in the senior notes and other factors. The price at which you will be able to sell the senior notes may be less than the price paid for them due to prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the senior notes.

The market price for the senior notes depends on many factors, including:

•	Our credit ratings with major credit rating agencies;

•	Our financial strength rating with major rating agencies;

•	The prevailing interest rates being paid by other companies similar to us;

•	Our financial condition, financial performance and future prospects; and

•	The overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the senior notes.

In addition, credit rating agencies and financial strength rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies and financial strength rating agencies also evaluate the insurance industry as a whole and may change their credit rating or financial strength rating for us based on their overall view of our industry. A negative change in our ratings could have an adverse effect on the price of the senior notes.

Our credit ratings may not reflect all risks of an investment in the senior notes and there is no protection in the indenture for holders of the senior notes in the event of a ratings downgrade.

Our credit ratings are an assessment of our ability to pay our obligations. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the senior notes. Our credit ratings, however, may not reflect the potential impact of risks related to the structure of the senior notes or market or other factors discussed in this prospectus supplement on the value of the senior notes. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of senior notes of any change in ratings and there is no requirement in the indenture to maintain any particular rating. Each agency’s rating should be evaluated independently of any other agency’s rating.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010 on an actual basis, and as adjusted to give effect to the issuance of $350 million aggregate principal amount of senior notes offered hereby and the use of proceeds described in this prospectus supplement. See “Use of Proceeds.”

	As of June 30, 2010
	Actual	As Adjusted
	(dollars in thousands) (unaudited)
Outstanding Debt
Senior Notes	$90,476	$90,476
Bank loans	200,000	—
Senior Notes Offered Hereby	—	347,722

Total Debt	290,476	438,198

Common Shareholders’ Equity	$2,926,967	$2,926,967

Total Capitalization	$3,217,443	$3,365,165

Ratio of Total Debt to Capitalization	9.0%	13.0%

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges (or deficiency, as applicable) for each of the periods indicated. The ratio of earnings to fixed charges was determined by dividing consolidated earnings by total fixed charges. For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges and non-controlling interests to the extent that these charges are included in the determination of earnings and exclude undistributed earnings or losses of equity investments. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by our management to be the interest factor of these rentals).

	Six Months Ended June 30, 2010		Year Ended December 31,
			2009		2008	2007	2006	2005
Ratio of Earnings to Fixed Charges	11.4	(1)	12.0	(1)	—	8.0	16.0	1.5
Deficiency of Earnings to Fixed Charges	—		—		$174,086	—	—	—

(1)	The ratio of earnings to fixed charges on a pro forma basis as adjusted to give effect to the amalgamation as if it had occurred on January 1, 2009 would be 10.3 for the six months ended June 30, 2010 and 19.6 for the year ended December 31, 2009.

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the pro forma ratio of earnings to fixed charges for each of the periods indicated. The pro forma ratios give effect to the issuance of the senior notes offered hereby and the use of proceeds as described under the “Use of Proceeds” section of this prospectus supplement as if they occurred on January 1, 2009.

	Six Months Ended June 30, 2010	Year Ended December 31, 2009
Pro Forma Ratio of Earnings to Fixed Charges	8.4	8.1

(1)	The pro forma ratio of earnings to fixed charges on a pro forma basis as adjusted to give effect to the amalgamation as if it had occurred on January 1, 2009 would be 7.9 for the six months ended June 30, 2010 and 13.9 for the year ended December 31, 2009.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of the senior notes, after giving effect to estimated underwriting discounts and commissions and estimated expenses, will be approximately $346.5 million. Alterra Finance intends to lend all of the net proceeds to its direct parent, Alterra Holdings USA. Alterra Holdings USA intends to use $200 million of the net proceeds from the loan from Alterra Finance to repay a revolving loan issued pursuant to the Amended and Restated Credit Agreement, dated as of June 12, 2007, by and among Alterra Holdings USA, the other borrowers party thereto, the financial institutions party thereto as lenders and Bank of America, N.A., as fronting bank, letter of credit administrator and administrative agent, which we refer to as the “HP credit facility.”

The outstanding revolving loan under the HP credit facility bears interest at a rate equal to LIBOR plus a premium that fluctuates based on the A.M. Best Company, Inc. financial strength rating of Alterra Reinsurance USA Inc. The current interest rate of the loan under the HP credit facility is LIBOR plus 2.4%. Any remaining proceeds will be used by us for general corporate purposes.

Affiliates of certain underwriters are lenders under the HP credit facility and, as a consequence, may receive a portion of the proceeds from this offering. See “Underwriting—Conflicts of Interest.”

PRELIMINARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

The preliminary unaudited pro forma condensed consolidated income statements for the six months ended June 30, 2010 and year ended December 31, 2009, combines the historical consolidated statements of income of Alterra and Harbor Point giving effect to the amalgamation as if it had occurred on January 1, 2009. We have adjusted the historical consolidated financial information to give effect to pro forma events that are (1) attributable directly to the amalgamation, (2) factually supportable, and (3) expected to have a continuing impact on the consolidated results. You should read this information in conjunction with:

•	the accompanying notes to the preliminary unaudited pro forma condensed consolidated financial information;

•

Alterra’s separate historical audited financial statements as of and for the year ended December 31, 2009, included in Alterra’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended; and

•	Alterra’s separate historical interim financial information as of and for the six months ended June 30, 2010, included in Alterra’s Form 10-Q for the six months ended June 30, 2010.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared for informational purposes only. The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. The preliminary unaudited pro forma condensed consolidated financial information does not necessarily represent results that would have occurred if the amalgamation had taken place on January 1, 2009, nor is it necessarily indicative of future results. The preliminary unaudited pro forma condensed consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions that may result from the amalgamation.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared using the acquisition method of accounting with Alterra treated as the accounting acquirer. Accordingly, Alterra’s cost to acquire Harbor Point has been allocated to the acquired assets, liabilities and commitments based upon their estimated fair values at May 12, 2010. The allocation of the purchase price is preliminary specifically with respect to the fair value of the separately identifiable intangible assets for customer and broker relationships, which is dependent upon certain valuations and studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final acquisition accounting adjustments may be materially different from the preliminary unaudited pro forma adjustments presented herein.

Preliminary Unaudited Pro Forma Condensed Consolidated Income Statement

	For the Six Months Ended June 30, 2010
	Historical Alterra	Historical Harbor Point(a)	Pro Forma Adjustments (Note 2)		Pro Forma Combined
	(dollars in millions, except per share data)
Revenues:
Gross premiums written	$770.1	$384.3	$(0.9	)(a)	$1,153.5
Reinsurance premiums ceded	(232.9)	(8.9)	0.9	(a)	(240.9)

Net premiums written	537.2	375.4	—		912.6
Change in net unearned premiums	(49.7)	(156.5)	—		(206.2)

Net premiums earned	$487.5	$218.9	$—		$706.4
Net investment income	101.7	25.0	(0.6	)(b)	126.1
Net realized and unrealized (losses) gains on investments	(8.4)	26.0	(18.0	)(c)	(0.4)
Net impairment losses recognized in earnings	(0.7)	—	—		(0.7)
Other income	0.6	0.2	—		0.8

Total revenues	580.7	270.1	(18.6)		832.2

Expenses:
Net losses and loss expenses	284.8	151.6	(12.3	)(d)	424.1
Claims and policy benefits	31.6	—	—		31.6
Acquisition costs	73.0	45.3	—		118.3
Interest expense	12.9	0.4	—		13.3
Net foreign exchange (gains) losses	(3.1)	0.6	—		(2.5)
Merger and acquisition expenses	(49.8)	17.4	32.4	(e)	—
General and administrative expenses	87.2	23.2	1.3	(f)	111.7

Total expenses	436.6	238.5	21.4		696.5

Income (loss) before income taxes	144.1	31.6	(40.0)		135.7
Income tax expense (benefit)	4.3	3.7	(2.4	)(g)	5.6

Net income (loss)	$139.8	$27.9	$(37.6)		$130.1

Per share information
Earnings per share:
Basic (Note 3)	$1.90	$1.69			$1.09
Diluted (Note 3)	$1.88				$1.08
Weighted average number of common shares outstanding:
Basic (Note 3)	73,779,447	16,532,094			119,087,004
Diluted (Note 3)	74,524,919				119,910,871

(a)	For the period January 1, 2010 to May 12, 2010.

See Accompanying Notes to the Preliminary Unaudited Pro Forma Condensed Consolidated Financial Information.

	For the Year Ended December 31, 2009
	Historical Alterra	Historical Harbor Point	Pro Forma Adjustments (Note 2)		Pro Forma Combined
	(dollars in millions, except per share data)
Revenues:
Gross premiums written	$1,375.0	$607.5	$(36.1	)(h)	$1,946.4
Reinsurance premiums ceded	(480.5)	(5.6)	36.1	(h)	(450.0)

Net premiums written	894.5	601.9	—		1,496.4
Change in net unearned premiums	(60.1)	(53.5)	—		(113.6)

Net premiums earned	$834.4	$548.4	$—		$1,382.8
Net investment income	169.7	70.6	(1.0	)(i)	239.3
Net realized and unrealized gains (losses) on investments	81.8	83.0	(74.0	)(j)	90.8
Net impairment losses recognized in earnings	(3.1)	—	—		(3.1)
Net realized gain on retirement of senior notes	0.1	—	—		0.1
Other income	2.9	1.3	—		4.2

Total revenues	1,085.8	703.3	(75.0)		1,714.1

Expenses:
Net losses and loss expenses	493.6	243.1	(24.6	)(k)	712.1
Claims and policy benefits	101.1	—	—		101.1
Acquisition costs	96.9	117.7	—		214.6
Interest expense	21.3	1.4	—		22.7
Net foreign exchange gains	(5.8)	(1.0)	—		(6.8)
Merger and acquisition expenses	(31.5)	3.2	(3.0	)(l)	(31.3)
General and administrative expenses	154.0	78.1	2.6	(m)	234.7

Total expenses	829.6	442.5	(25.0)		1,247.1

Income (loss) before income taxes	256.2	260.8	(50.0)		467.0
Income tax expense (benefit)	10.0	10.7	(6.9	)(n)	13.8

Net income (loss)	$246.2	$250.1	$(43.1)		$453.2

Per share information
Earnings per share:
Basic (Note 3)	$4.32	$15.23			$3.81
Diluted (Note 3)	$4.26				$3.78
Weighted average number of common shares outstanding:
Basic (Note 3)	57,006,908	16,418,037			119,016,192
Diluted (Note 3)	57,767,137				119,776,421

See Accompanying Notes to the Preliminary Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to the Preliminary Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1—Basis of Pro Forma Presentation

On March 3, 2010, Harbor Point, Max and Alterra Holdings Limited entered into the amalgamation agreement. The amalgamation was consummated on May 12, 2010. The transaction was treated as a business combination by Alterra of Harbor Point in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the amalgamation, Alterra issued the equity interests. Each Harbor Point common share was exchanged for 3.7769 Alterra common shares.

The preliminary unaudited pro forma condensed consolidated income statements for the six months ended June 30, 2010 and year ended December 31, 2009 reflect the amalgamation as if it occurred on January 1, 2009. The pro forma adjustments herein reflect an exchange ratio of 3.7769 Alterra common shares for each of the 16,542,489 outstanding Harbor Point common shares (including 430,130 unvested restricted shares) at May 12, 2010.

The share price used in determining the purchase price was based on the closing price of Alterra common shares on May 12, 2010. The purchase price also included the fair value of the Harbor Point options, Harbor Point warrants and restricted Harbor Point common shares, and is calculated as follows:

Number of Harbor Point common shares (including unvested restricted Harbor Point common shares) outstanding as of May 12, 2010	16,542,489
Exchange ratio	3.7769
Total Alterra common shares issued(1)	62,479,281
Closing price of Alterra common shares on May 12, 2010	$22.98

Purchase price before adjustments for stock based compensation (in millions)	$1,435.8
Estimated fair value of approximately 579,050 Harbor Point options and 2,359,470 Harbor Point warrants outstanding as of May 12, 2010 (in millions)	$74.3
Unrecognized compensation on unvested Harbor Point options and restricted Harbor Point common shares (in millions)	$(28.3)

Purchase price (in millions)	$1,481.8

(1)	Adjusted for rounding.

The purchase price has been allocated as follows based upon acquisition accounting adjustments as of May 12, 2010 (in millions):

Net book value of net assets acquired prior to fair value adjustments(1)	$1,913.8
Preliminary adjustments for fair value:
Adjustment to deferred acquisition costs(2)	(127.2)
Adjustment to goodwill(3)	(251.7)
Adjustment to unearned property and casualty premiums(4)	127.2
Adjustment to property and casualty losses(5)	(91.0)
Adjustment to intangible assets(6)	6.0
Adjustment to other assets(7)	0.5

Preliminary fair value of net assets acquired	$1,577.6
Purchase price	$1,481.8

Preliminary estimate of negative goodwill(8)	$(95.8)

(1)	Represents historical net book value of Harbor Point.
(2)	Represents adjustment to reduce the deferred acquisition costs of Harbor Point to their estimated fair value at May 12, 2010.
(3)	Represents adjustment to reduce Harbor Point’s goodwill asset to zero.

(4)	Represents the estimated fair value of the profit within Harbor Point’s unearned property and casualty premiums. In determining the adjustment, Alterra’s management estimated the loss ratio, the risk premium and the related operating expenses associated with Harbor Point’s net unearned property and casualty premiums.
(5)	Represents adjustment to increase Harbor Point’s property and casualty loss reserves to their estimated fair value.
(6)	Represents the estimated fair value of Harbor Point’s customer and broker relationships.
(7)	Represents the adjustment to estimated fair value of Harbor Point’s net deferred tax assets.
(8)	Represents pro forma negative goodwill. This pro forma amount was recorded as a gain on bargain purchase upon closing of the amalgamation.

The preliminary unaudited pro forma condensed consolidated financial information presented herein is not necessarily indicative of the results of operations that would have resulted had the amalgamation been completed at the date indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

The preliminary unaudited pro forma condensed consolidated financial information has been prepared under the acquisition method of accounting, which we refer to as “acquisition accounting,” with Alterra as the acquiring entity. Accordingly, under acquisition accounting, the assets, liabilities and commitments of Harbor Point are adjusted to their fair value. For purposes of this preliminary unaudited pro forma condensed consolidated financial information, consideration has also been given to the impact of conforming Harbor Point’s accounting policies to those of Alterra. Additionally, certain amounts in the historical consolidated financial statements of Alterra and Harbor Point have been reclassified to conform to the combined company pro forma financial statement presentation. The preliminary unaudited pro forma condensed consolidated financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions. Also, possible adjustments related to restructuring charges are yet to be determined and are not reflected in the preliminary unaudited pro forma condensed consolidated financial information. Charges or credits not expected to have a continuing impact and the related tax effects which result directly from the transaction and which will be included in income within 12 months succeeding the transaction were not considered in the preliminary unaudited pro forma condensed consolidated income statement. Accordingly, the estimated gain of $95.8 million as a result of negative goodwill associated with the excess of fair value of assets and liabilities over the purchase price is not included in the preliminary unaudited pro forma condensed consolidated income statement.

The preliminary unaudited pro forma adjustments represent Alterra management’s estimates based on information available at this time. The preliminary unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available and as additional analyses are performed specifically with respect to the customer and broker relationship intangible asset. Accordingly, the final acquisition accounting adjustments could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of Harbor Point’s assets, liabilities, commitments, contracts and other items as compared to the information shown herein will change the purchase price allocable to negative goodwill and may impact the consolidated income statement due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

Note 2—Pro Forma Adjustments

The pro forma adjustments to the preliminary unaudited pro forma condensed consolidated income statements for the six months ended June 30, 2010 and year ended December 31, 2009 assume the amalgamation took place on January 1, 2009.

The following pro forma adjustments result from the allocation of the purchase price for the acquisition based on the fair value of the assets, liabilities and commitments acquired from Harbor Point. The amounts and descriptions related to the preliminary adjustments are as follows:

Increase (Decrease) Six Months Ended June 30, 2010
(dollars in millions)
Preliminary Unaudited Pro Forma Condensed Consolidated Income Statement
Revenues
(a) Adjustment to eliminate intercompany reinsurance transactions between Alterra and Harbor Point	$(0.9 0.9)
(b) Adjustment to reduce net investment income for the impact of amalgamation-related transaction costs, assuming a 3.6% investment yield	(0.6)
(c) Adjustment to reclassify unrealized gains on fixed maturity investments to other comprehensive income, to conform to Alterra’s accounting policy for fixed maturity investments	(18.0)

(18.6)

Losses and Expenses
(d) Amortization of the fair value adjustment to property and casualty losses	(12.3)
(e) Adjustment to remove merger and acquisition expenses related to the amalgamation including negative goodwill gain	32.4
(f) Amortization of the fair value adjustment to intangible assets	1.3
(g) Adjustment to reflect the tax impact of the foregoing adjustments	(2.4)

19.0

$(37.6)

Increase (Decrease) Year Ended December 31, 2009
(dollars in millions)
Preliminary Unaudited Pro Forma Condensed Consolidated Income Statement
Revenues
h) Adjustment to eliminate intercompany reinsurance transactions between Alterra and Harbor Point	$(36.1 36.1)
i) Adjustment to reduce net investment income for the impact of the post-closing special dividend and amalgamation-related transaction costs, assuming a 3.6% investment yield	(1.0)
j) Adjustment to reclassify unrealized gains on fixed maturity investments to other comprehensive income, to conform to Alterra’s accounting policy for fixed maturity investments	(74.0)

(75.0)

Losses and Expenses
(k) Amortization of the fair value adjustment to property and casualty losses	(24.6)
(l) Adjustment to remove merger and acquisition expenses related to the amalgamation	(3.0)
(m)Amortization of the fair value adjustment to intangible assets	2.6
(n) Adjustment to reflect the tax impact of the foregoing adjustments	(6.9)

(31.9)

$(43.1)

Note 3—Weighted Average Shares and Per Share Amounts

For the six months ended June 30, 2010, the pro forma earnings per share data has been computed based on the combined historical income of Alterra and Harbor Point and the impact of acquisition accounting adjustments. Weighted average shares outstanding were calculated using Alterra’s historical weighted average common shares outstanding and Harbor Point’s weighted average common shares outstanding multiplied by the exchange ratio.

For the Six Months Ended June 30, 2010
Historical Harbor Point basic weighted average common shares outstanding(a)	11,995,964
Exchange ratio	3.7769

Pro forma Harbor Point basic weighted average common shares outstanding	45,307,557
Historical Alterra basic weighted average common shares outstanding	73,779,447

Pro forma Alterra basic weighted average common shares outstanding	119,087,004
Pro forma Alterra diluted weighted average common shares outstanding	119,910,871
Pro forma combined net income (in millions)	$130.1
Pro forma Alterra basic earnings per share	$1.09

Pro forma Alterra diluted earnings per share	$1.08

(a)	Harbor Point basic average common shares outstanding weighted for the six months ended June 30, 2010.

For the year ended December 31, 2009, the pro forma earnings per share data has been computed based on the combined historical income of Alterra and Harbor Point and the impact of acquisition accounting adjustments. Weighted average shares outstanding were calculated using Alterra’s historical weighted average common shares outstanding and Harbor Point’s weighted average common shares outstanding multiplied by the exchange ratio.

For the Year Ended December 31, 2009
Historical Harbor Point basic weighted average common shares outstanding	16,418,037
Exchange ratio	3.7769

Pro forma Harbor Point basic weighted average common shares outstanding	62,009,284
Historical Alterra basic weighted average common shares outstanding	57,006,908

Pro forma Alterra basic weighted average common shares outstanding	119,016,192
Pro forma Alterra diluted weighted average common shares outstanding	119,776,421
Pro forma combined net income (in millions)	$453.2
Pro forma Alterra basic earnings per share	$3.81

Pro forma Alterra diluted earnings per share	$3.78

Note 4—Stock based compensation

As a result of the amalgamation, all Harbor Point share-based awards granted during 2008 and 2009 will vest on the earlier of the second anniversary date of the closing of the amalgamation or the original vesting date of the award. The remaining Harbor Point awards will vest in accordance with the original terms of the awards.

MANAGEMENT OF ALTERRA

The table below sets forth the names, ages and positions of our directors and executive officers (ages are given as of September 1, 2010):

Name	Age	Position
Directors:
W. Marston Becker	58	Chief Executive Officer and Director
John R. Berger	58	Chief Executive Officer of Reinsurance and Vice Chairman of the Board
James D. Carey	43	Deputy Chairman of the Board
K. Bruce Connell	57	Director
W. Thomas Forrester	61	Director
Meryl D. Hartzband	55	Director
Willis T. King, Jr.	66	Director
James H. MacNaughton	60	Director
Stephan F. Newhouse	63	Director
Michael O’Reilly	67	Chairman of the Board
Andrew H. Rush	53	Director
Mario P. Torsiello	54	Director
James L. Zech	53	Director

Executive Officers:
Andrew Cook	47	Executive Vice-President, Global Business Development, Co-Chairman of Asset / Liability—ERM Committee
Peter A. Minton	52	Chief Operating Officer
Adam Mullan	45	Chief Executive Officer, Alterra at Lloyd’s
Carol S. Rivers	46	General Counsel and Secretary
Joseph W. Roberts	40	Chief Financial Officer
Susan Spivak Bernstein	43	Senior Vice President, Investor Relations
Stephen J. Vaccaro, Jr.	62	Chief Executive Officer, Alterra Specialty
Kevin Werle	46	Chief Risk Officer, Co-Chairman of Asset/Liability—ERM Committee

Set forth below is biographical information concerning each of our directors and each of our executive officers who is not a director. There is no family relationship between any of the directors and executive directors. Please refer to the table beginning on page 2 of the accompanying prospectus for more information on the full names of our subsidiaries.

W. Marston Becker has been Chief Executive Officer since October 2006, Chairman from October 2006 to May 12, 2010, the date of the consummation of the amalgamation and a director since April 2004. Mr. Becker also holds various other positions with several of our subsidiaries. From 2002 until 2008, Mr. Becker was Chairman and Chief Executive Officer of the run-off for LaSalle Re Holdings Limited, a Bermuda reinsurance company. From 2002 to 2005, Mr. Becker led the restructuring and wind-down of Trenwick Group, Ltd., a Bermuda insurance company, as its Chairman and Chief Executive Officer. From 1996 to 1999, Mr. Becker was Chairman and Chief Executive Officer of Orion Capital Corporation until its sale in 1999 to Royal & SunAlliance, where he then served as Vice Chairman and a director of Royal & SunAlliance USA until 2000. Mr. Becker was President and Chief Executive Officer of an Orion Capital subsidiary from 1994 to 1996. From 2001 to 2004, Mr. Becker was non-executive Chairman of Hales & Company, a boutique insurance industry investment bank and private equity investor. Mr. Becker is Chairman and General Partner of West Virginia Media Holdings, which he co-founded in 2001. He is a director of Brickstreet Mutual Insurance Company and Selective Insurance Group, Inc. (Nasdaq: SIGI). Mr. Becker is licensed as a certified public accountant and an admitted attorney in West Virginia.

John R. Berger has been Vice Chairman of our board of directors and Chief Executive Officer of Reinsurance since May 2010. He served as the Chief Executive Officer and President of Harbor Point from its inception in December 2005 until May 12, 2010, the date of the consummation of the amalgamation. Mr. Berger also holds various other positions with several of our subsidiaries. From August 1998 to December 2005, he was the Chief Executive Officer and President of Chubb Re, a subsidiary of Chubb. From November 1983 to August 1998, he held various positions at F&G Re, a subsidiary of USF&G Corporation, including Chief Executive Officer and President. Following the acquisition of USF&G by The St. Paul Companies in April 1998 until August 1998, he was President of the North American Treaty operation of St. Paul Re and President of F&G Re. Prior to 1983, he was an underwriter at General Re and Prudential Reinsurance and was a professional basketball player/coach in Sion, Switzerland. Mr. Berger is a member of the board of directors of the Reinsurance Association of America. Mr. Berger holds an AB from Princeton University, an MBA from Rutgers University and is a Chartered Property Casualty Underwriter.

James D. Carey has been a director since May 2010 and served as a director of Harbor Point from March 2010 until May 12, 2010, the date of the consummation of the amalgamation. Since 2005, he has served as a senior principal of Stone Point Capital LLC, a private equity firm that makes investments in the financial services industry. Prior to the formation of Stone Point in 2005, he was a principal of MMC Capital, Inc., the predecessor entity to Stone Point. Mr. Carey has an undergraduate degree from Boston College, a juris doctor from Boston University and an MBA from Duke University’s Fuqua School of Business.

K. Bruce Connell has served as a director since February 2007 and has served as a director of Alterra Capital Europe Limited, Alterra Insurance Europe and Alterra Re Europe since October 2009. Mr. Connell retired in 2002 after spending 12 years with XL Capital Ltd. During his tenure with XL Capital Ltd., Mr. Connell served as Executive Vice President and Group Underwriting Officer of XL Capital Ltd., Chief Executive Officer of XL Financial Products and Services Ltd., Executive Vice President and Chief Underwriting Officer of XL Re Ltd. (Bermuda) and Chief Underwriting Officer of XL Europe Ltd. Prior to his tenure at XL Capital Ltd., and beginning in 1974, Mr. Connell served in various underwriting positions at Royal Assurance Zurich, General Re Corporation and Trenwick Group, Ltd. Mr. Connell holds a BA from the University of South Florida and an MBA (Finance) from Georgia State University.

W. Thomas Forrester has been a director since May 2010 and served as a director of Harbor Point from January 2007 until May 12, 2010, the date of the consummation of the amalgamation. From 1999 until March 2007, Mr. Forrester was the Chief Financial Officer of The Progressive Corporation, one of the largest automotive insurers in the United States, and was a Vice President of Progressive since June 2001. From 1984 until 1999, he served in various other positions with Progressive, including Treasurer, Policy Team Member, Central Division President, Commercial Lines President and CAIP Division President. He is a director of Cunningham Lindsay International Limited, the Federal National Mortgage Association (Fannie Mae) and The Navigators Group, Inc. Mr. Forrester holds a BA from Duke University and an MBA from the Tuck School of Business at Dartmouth College.

Meryl D. Hartzband has been a director since May 2010 and served as a director of Harbor Point from its inception in December 2005 until May 12, 2010, the date of the consummation of amalgamation. She is the Chief Investment Officer of Stone Point Capital LLC and a member of the investment committees of the general partners of the Trident funds. Prior to the formation of Stone Point in 2005, she was the Investment Director of MMC Capital, Inc., the predecessor entity to Stone Point. Before joining MMC Capital in 1999, Ms. Hartzband was a Managing Director at J.P. Morgan & Co., where she specialized in managing private equity investments in the insurance and financial services industries. Ms. Hartzband is a director of Wilton Re Holdings Limited and Sharebridge Holdings, Inc. Ms. Hartzband holds a BA from Cornell University and an MBA from the Columbia University Graduate School of Business.

Willis T. King, Jr. has served as a director since September 1999 and was a director of Alterra Insurance from September 1999 until May 2007. In August 2008, Mr. King was appointed Chairman of the Board of ACA Financial Guaranty Corporation, a monoline bond insurance company. Mr. King has been Chairman of First

Protective Insurance Company since March 1998, Chairman of Fidelity Fire and Casualty Insurance Company since 2005 and a director of BCS Financial Corporation since 1998. From June 1999 to November 2001, Mr. King was Chairman of the Board and Chief Executive Officer of Highlands Insurance Group. From 1997 to June 1999, Mr. King was a Vice Chairman of Guy Carpenter & Co. From 1984 to 1997, Mr. King held various positions at Willcox, Inc., including Chairman and Chief Executive Officer. From 1987 to 1997, Mr. King was a director of Johnson & Higgins, which was subsequently merged into Marsh & McLennan.

James H. MacNaughton has served as a director since May 2008 and a director of Alterra Specialty since August 2009. Mr. MacNaughton retired from Rothschild Inc. in March 2008 where he was a Senior Advisor. He was a Managing Director and Global Partner of Rothschild from 2001 to 2007. From 1979 through 2000, he was at Salomon Brothers Inc. where he held a variety of positions including, for most of that time, Managing Director in Investment Banking. Mr. MacNaughton began his business career in 1973 at Republic National Bank of Dallas as Vice President and Commercial Lending Officer. He has served as a member of the Deutsche Asset Management (Deutsche Bank) International Insurance Advisory Council since 2006 and a director of Primus Guaranty, Ltd. since July 2008. Mr. MacNaughton was admitted as a certified public accountant (Texas 1977) and is a member of the International Insurance Society and the board of Public Television Channel WLIW 21 serving New York City and Long Island, New York.

Stephan F. Newhouse has been a director since May 2010 and served as a director of Harbor Point from its inception in December 2005 until May 12, 2010, the date of the consummation of the amalgamation. From December 2003 until April 2005, Mr. Newhouse was the President of Morgan Stanley & Co. Incorporated, and from December 2003 until April 2005, he was the Chairman of Morgan Stanley International Inc., the holding company for all of Morgan Stanley’s non-North American subsidiaries. He joined Morgan Stanley in 1979, became a Managing Director in 1988 and Vice Chairman in 1997. From 2000 until December 2003, he was also Co-President and Chief Operating Officer of Morgan Stanley’s Institutional Securities and Investment Banking Group, which includes the global institutional equities, institutional fixed income and investment banking operations of Morgan Stanley. He was appointed to the management committee of Morgan Stanley in 1998. From 1975 to 1979, he worked in the investment banking division of the First Boston Corporation. He is a director of JSFC Sistema, a diversified Russian consumer services company, and is on the Advisory Board of CM Capital corporation, a private investment management company. Mr. Newhouse holds a BA from Yale University and an MBA from the Harvard University Graduate School of Business Administration.

Michael O’Reilly has been the Chairman of our board of directors since May 12, 2010, the date of the consummation of the amalgamation. He served as the Chairman of the board of directors of Harbor Point from March 2010 until May 12, 2010 and was the Deputy Chairman of the board of directors of Harbor Point from its inception in December 2005 to March 2010. From December 2002 to December 2008, he was Vice Chairman of Chubb and from October 2002 to November 2008, he was Chief Financial Officer of Chubb. Mr. O’Reilly joined Chubb in 1969 as a securities analyst in the investment department where he held various positions until he assumed the position of Chief Investment Officer in 1986. Mr. O’Reilly was elected as a director of Harbor Point by Chubb in accordance with Harbor Point’s bye-laws. Mr. O’Reilly holds a BS from New York University and an MBA from Pace University.

Andrew H. Rush has been a director since May 2010 and served as a director of Harbor Point from its inception in December 2005 until May 12, 2010, the date of the consummation of the amalgamation. Since November 2004, he has been a Senior Managing Director of Diamond Castle Holdings, LLC, a private equity firm. He joined DLJ Merchant Banking Partners in 1989 and became a Managing Director of the firm in 1997. Prior to joining DLJ, he was a corporate attorney. He is a director of Checksmart Financial Company and Adhesion Holdings, Inc. and has served as a director of Accelent Holding Corp., AXIS Capital Holdings Limited, Doane Pet Care Enterprises, Inc., Nextel Partners, Inc., Groupe Neuf Telecom, Triax Communications, Inc., 360networks Corporation and other companies. Mr. Rush holds a BA, magna cum laude, from Wesleyan University, a juris doctorate, cum laude, from the University of Pennsylvania and an MBA, Dean’s List with Distinction, from The Wharton School of the University of Pennsylvania.

Mario P. Torsiello has served as a director since March 2000 and was a director of Alterra Insurance from March 2000 to May 2007. Since November 2001, Mr. Torsiello has been President and Chief Executive Officer of Torsiello Capital Advisors Inc. and Torsiello Securities, Inc. (and their predecessor companies), advisory and investment banking firms specializing in insurance, asset management and other financial services. From September 2000 to November 2001, Mr. Torsiello served as Managing Director and Head of North American Insurance Practice of Dresdner Kleinwort Wasserstein, Inc. (formerly known as Wasserstein Perella & Co. Inc.). From December 1999 to September 2000, Mr. Torsiello served as President and a director of INDC Group Inc., a California-based insurance company formed to offer a broad line of consumer orientated insurance products through the Internet. From 1987 to 1999, Mr. Torsiello was an investment banker at Salomon Smith Barney Inc., having served as Managing Director from 1995 and Co-Head of the Insurance Group from 1997 to 1999. Mr. Torsiello also served as a member of the firm’s Capital Commitments Committee from 1995 to 1999. Prior to joining Salomon Smith Barney Inc., Mr. Torsiello was a Senior Manager in KPMG’s New York insurance accounting and audit services unit. Mr. Torsiello is a member of the Board of Advisors of the Fordham College of Business Administration, a member of the Executive Committee of the President’s Council of Fordham University and a member of the Board of Trustees of the New York School for the Deaf. Mr. Torsiello is a registered securities principal with Financial Industry Regulatory Authority and the SEC, and is licensed as a certified public accountant in the state of New York.

James L. Zech has served as a director since December 1999 and was a director of Alterra Insurance from December 1999 to May 2007. He has been the President of High Ridge Capital, L.L.C. since its formation in 1995. In January 2009, Mr. Zech was appointed President and Chief Executive Officer of Kinloch Holdings, Inc., a privately held brokerage holding company. From 2005 through 2009, Mr. Zech was a partner in Northaven Management, Inc., a private investment firm focused on the financial services industry and from 1992 to 1995, he was an investment banker at S.G. Warburg & Co., Inc., where he was responsible for forming the U.S. Insurance Group as part of S.G. Warburg & Co, Inc.’s worldwide financial institutions practice. From 1988 to 1992, Mr. Zech was a member of the Insurance Investment Banking Group of Donaldson, Lufkin & Jenrette Securities Corporation.

Andrew Cook has been Executive Vice-President Global Business Development since May 2010. He served as Chief Financial Officer of Harbor Point from September 2006 until May 12, 2010, the date of the consummation of the amalgamation. Mr. Cook also holds various other positions with several of our subsidiaries. From November 2001 to April 2006, he was the Chief Financial Officer of AXIS Capital Holdings Limited, a Bermuda insurance and reinsurance company. From January 2001 until November 2001, he served as Senior Vice President and Chief Financial Officer of Mutual Risk Management Limited. From 1999 to 2000, he worked as an independent consultant assisting clients in raising private equity capital. From 1993 to 1999, he served as Senior Vice President and Chief Financial Officer of LaSalle Re Holdings Limited.

Peter A. Minton has served as Chief Operating Officer and Executive Vice President since October 2006. Mr. Minton served as a director from July 2004 until May 12, 2010, the date of the consummation of the amalgamation. Mr. Minton also holds various other positions with several of our subsidiaries. Mr. Minton has been a director of Grand Central Re Limited, which we refer to as “Grand Central Re,” since 2006. From 1999 to 2000, Mr. Minton was Managing Director and Head of Fixed Income Research for Scudder Kemper Investments. From 1996 to 1999, Mr. Minton was a Senior Vice President of Investments at General Reinsurance Company. From 1991 to 1996, Mr. Minton held the position of Principal and Head of Fixed Income Strategy at Morgan Stanley & Co. Incorporated. From 1984 to 1991, Mr. Minton was Vice President and Portfolio Manager at CMB Investment Counselors. Prior to joining CMB Investment Counselors, Mr. Minton was a tax planner in the Tax Department of Ernst & Whinney between 1981 and 1984.

Adam Mullan serves as Chief Executive Officer of Alterra at Lloyd’s, a position he has held since October 2009. Mr. Mullan also holds various other positions with several of our subsidiaries. From 1997 to 2000, Mr. Mullan was Director/Underwriting Manager of ACE European Markets Insurance Limited and ACE European Reinsurance Limited. Between 1992 and 1997, he served as Vice President of Marsh & McLennan Inc., and from 1987 to 1992 he was an Associate Director at Carpenter Bowring (London).

Carol S. Rivers has been the General Counsel and Secretary since May 12, 2010, the date of the consummation of the amalgamation. She served as the General Counsel of Harbor Point from May 2006 and was appointed Secretary in June 2006 and held both positions until the consummation of the amalgamation. She is also the General Counsel and Secretary of our subsidiary, Alterra Re. From August 2003 until March 2006, she was the General Counsel and Secretary of AXIS Capital Holdings Limited, a Bermuda insurance and reinsurance company listed on the NYSE, and of its Bermuda-based insurance company, AXIS Specialty Limited. From 1993 to 2003, she was an attorney at Mayer Brown LLP, an international law firm based in Chicago, where she specialized in corporate securities matters and mergers and acquisitions. From 1987 to 1993, Ms. Rivers was an attorney at Kirkland & Ellis LLP, an international law firm based in Chicago, where she specialized in corporate securities matters and private equity transactions.

Joseph W. Roberts has been Chief Financial Officer and Executive Vice President since April 2007. Mr. Roberts has also held various other positions with several of our subsidiaries. Mr. Roberts was appointed President of Grand Central Re in April 2007. Prior to joining Alterra, Mr. Roberts was a vice president for Overseas Partners Re Ltd. From 1994 to 2001, Mr. Roberts worked with KPMG, most recently as a senior manager, where he specialized in providing assurance-based services to the financial services sector. From 1987 to 1994, Mr. Roberts worked in public accounting in London, primarily with Moore Stephens. He holds a Fellowship at the Institute of Chartered Accountants in England and Wales.

Susan Spivak Bernstein has been Senior Vice President of Investor Relations since January 2009. Ms. Spivak Bernstein previously held the position of Senior Equity Research Analyst at Wachovia Securities, a company she joined in 2002. Before joining Wachovia, Ms. Spivak Bernstein was Senior Non-life Insurance Equities Research Analyst with ABN AMRO. She previously served as Vice President, Equities Research Analyst with Donaldson, Lufkin & Jenrette and as Equities Research Associate with First Boston Corporation. Ms. Spivak Bernstein has been providing Bermuda insurance market research to investors since the early 1990s and has over twenty years of experience covering property and casualty insurance and reinsurance companies working as a sell-side equity research analyst. She is an officer and past President of the Association of Insurance and Financial Analysts.

Stephen J. Vaccaro, Jr. has served as Chief Executive Officer and a director of Alterra Specialty since April 2007. Mr. Vaccaro has also held various other positions with several of our subsidiaries. Prior to joining Alterra, Mr. Vaccaro was President of the Specialty Underwriting Division of American Wholesale Insurance Group, where he was responsible for program operations and underwriting facilities. From 1995 to 2004, Mr. Vaccaro was President and Chief Operating Officer of the Essex Insurance Company, a subsidiary of the Markel Corporation, an international property and casualty holding company. Mr. Vaccaro started his career in 1970 in New York with Chubb and has held various management positions over the years with AIG, Home Insurance Company and Industrial Indemnity Insurance.

Kevin Werle has served as Chief Risk Officer since August 2008 and Co-Chairman of the Asset/Liability—ERM Committee since May 2010. He joined Alterra in August 2008 as Chief Risk Officer and Executive Vice President, a position he held until the consummation of the amalgamation. He has served as a director of ACS USA since November 2009. Mr. Werle was previously Vice President responsible for risk management, information technology, and quantitative research for New England Asset Management, Inc. (NEAM), a unit of Berkshire Hathaway’s General Reinsurance Corporation. Before joining the Berkshire Hathaway organization in 1998, Mr. Werle was Managing Director and Chief Operating Officer of Hartford Investment Management Company (HIMCO) and its affiliate, Hartford Investor Services, Inc. (HIS). He previously served as Vice President and Director, Investment Systems, at Hartford Financial Services Group; as a Senior Manager, Financial Services, at Andersen Consulting and, early in his career, as a Systems Analyst/Programmer at CIGNA Investments. Mr. Werle is a Chartered Financial Analyst.

DESCRIPTION OF SENIOR NOTES AND THE GUARANTEE

The senior notes will be issued under a senior indenture to be dated as of September 1, 2010, among Alterra Finance and us as the guarantor, and The Bank of New York Mellon, as trustee, as supplemented by a first supplemental indenture referred to in this prospectus supplement and in the accompanying prospectus as the senior indenture. The senior indenture contains the full legal text of the matters described in this section. This section summarizes material terms of the senior indenture, where applicable, and the senior notes. References to “Alterra,” “us,” “we” or “our” in this “Description of Senior Notes and the Guarantee” refer only to Alterra Capital Holdings Limited, and not to any of its subsidiaries.

General

The senior notes will be issued in an aggregate principal amount of $350 million. Alterra Finance will issue the senior notes in registered form in minimum denominations of $2,000 each or integral multiples of $1,000 in excess thereof. The senior notes will mature on September 30, 2020, unless earlier redeemed as described under “—Optional Redemption” below.

Interest on the senior notes will:

•	be payable in U.S. dollars at the rate of 6.25% per annum;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	be payable semi-annually in arrears on each March 30 and September 30 beginning on March 30, 2011, to holders of record on the immediately preceding March 15 and September 15;

•	initially accrue from, and include, the date of original issuance; and

•	be payable in the State of New York or any other designated place of payment.

Additional Issuances

Alterra Finance may from time to time, without the consent of the holders of the senior notes, create and issue additional senior notes having the same terms and conditions (except for the issue date, issue price and, if applicable, the initial interest payment) as the senior notes so that the additional issuance is consolidated and forms a single series with the previously outstanding senior notes.

Ranking

The senior notes will be the senior unsecured obligations of Alterra Finance and will rank equally with all of its future unsecured and unsubordinated indebtedness. The senior notes will rank senior to all of Alterra Finance’s future subordinated indebtedness. The senior notes will effectively rank junior to any secured indebtedness of Alterra Finance to the extent of the collateral securing such indebtedness.

Guarantee

The payment obligations pursuant to the senior notes will be fully and unconditionally guaranteed by us. None of our subsidiaries will guarantee or have an obligation in respect of the senior notes (other than the Alterra Finance). The guarantee is our senior unsecured obligation and will rank equally with all our existing and future unsubordinated indebtedness. The guarantee will rank senior to all of our future subordinated indebtedness. We are a holding company and conduct substantially all of our operations through subsidiaries. Our guarantee of the notes will effectively rank junior to any of our secured indebtedness to the extent of the collateral securing such indebtedness and to all of the existing and future liabilities of our subsidiaries (other than Alterra Finance).

Optional Redemption

The senior notes will be redeemable, prior to maturity, in whole or in part, at the issuer’s option, at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of such senior notes being redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the senior notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate, plus 50 basis points, plus, in each case, accrued and unpaid interest on such senior notes to the date of redemption.

“treasury rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the week immediately preceding the date of calculation, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate shall be interpolated or extrapolated from these yields on a straight line basis, rounding to the nearest month); or

•

if the release (or any successor release) is not published during the week immediately preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

“comparable treasury issue” means the United States Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the senior notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life.

“comparable treasury price” means (i) the average of four reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (ii) if the independent investment banker obtains fewer than four reference treasury dealer quotations, the average of all such quotations.

“independent investment banker” means Banc of America Securities LLC, Citigroup Global Markets Inc., and Wells Fargo Securities, LLC, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“reference treasury dealer” means (1) Banc of America Securities LLC, Citigroup Global Markets Inc., and a primary treasury dealer (defined herein) selected by Wells Fargo Securities, LLC, and their respective successors; provided, however, that if any of the foregoing cease to be a primary U.S. Government securities dealer in the United States (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer; and (2) any one other primary treasury dealer selected by the independent investment banker after consultation with us.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Alterra Finance will mail a notice of redemption to each holder of the senior notes to be redeemed by first-class mail at least 30 days and not more than 60 days prior to the date fixed for redemption. Unless Alterra Finance defaults in payment of the redemption price, interest will cease to accrue on the senior notes or any portion of the senior notes called for redemption. If fewer than all the senior notes are to be redeemed, the senior notes to be redeemed shall be selected by the senior note trustee by such method as the senior note trustee shall deem fair and appropriate.

The senior notes will not be subject to a sinking fund.

We and our subsidiaries may at any time purchase senior notes at any price in the open market or otherwise. Senior notes so purchased by us may be surrendered to the senior note trustee for cancellation.

Payment of Additional Amounts

If any taxes, assessments or other governmental charges are imposed by the jurisdiction, other than the United States, where Alterra or a successor to Alterra or Alterra Finance, or any of their respective successors (a “Payor”), is organized or otherwise considered to be a resident for tax purposes, any jurisdiction, other than the United States, from or through which the Payor makes a payment on the senior notes, or, in each case, any political organization or governmental authority thereof or therein having the power to tax (the “Relevant Tax Jurisdiction”) in respect of any payments under the senior notes, the Payor will pay to each holder of a senior note, to the extent it may lawfully do so, such additional amounts as may be necessary in order that the net amounts paid to such holder will be not less than the amount specified in such senior note to which such holder is entitled; provided, however, the Payor will not be required to make any payment of additional amounts for or on account of:

•

any tax, assessment or other governmental charge which would not have been imposed but for (1) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (2) the presentation of a senior note (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, premium, if any, or any interest on, the senior notes;

•

any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the senior notes to comply with a request of the Payor addressed to the holder to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

•	any combination of the above;

nor will additional amounts be paid with respect to any payment of the principal of, or any premium or interest on, any senior notes to any holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Tax Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or limited liability company or beneficial owner who would not have been entitled to such additional amounts had it been the holder of such senior notes.

The Payor will provide the trustee with the official acknowledgment of the relevant tax authority (or, if such acknowledgment is not available, a certified copy thereof) evidencing the payment of any withholding taxes by the Payor. Copies of such documentation will be made available to the holders of the senior notes or the paying agent, as applicable, upon written request therefor.

All references in this prospectus supplement to principal of, premium, if any, and interest on the senior notes will include any additional amounts payable by the Payor in respect of such principal, such premium, if any, and such interest.

Redemption for Changes in Withholding Taxes

Alterra Finance will be entitled to redeem the senior notes, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that the Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the senior notes, any additional amounts as a result of:

•

a change in or an amendment to the laws (including any regulations promulgated thereunder) of a Relevant Tax Jurisdiction, which change or amendment is announced: (1) in our case, after the date of this prospectus supplement and (2) in the case of any successor to us or the issuer, after the date such successor becomes the successor to us or the issuer, as the case may be; or

•

any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced: (1) in our case, after the date of this prospectus supplement and (2) in the case of any successor to us or the issuer, after the date such successor becomes the successor to us or the issuer, as the case may be, and, in each case, the Payor cannot avoid such obligation by taking reasonable measures available to it.

Before any notice of redemption of the senior notes is delivered to the holder as described above, Alterra Finance will deliver to the trustee, at least 30 days before the date set for redemption, in each case, an officers’ certificate and an opinion of independent legal counsel of recognized standing stating that the Payor has or will become obligated to pay additional amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Book-Entry

Global Notes

The senior notes will initially be represented by a Global Certificate which will be issued in definitive, fully registered, book-entry form. The Global Certificate will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the Global Certificate will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the Global Certificate through either DTC (in the United States), Clearstream Banking, societé anonymé, Luxembourg, or Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the Global Certificate on behalf of their participants, through customer securities accounts in Clearstream’s or Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold those positions in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We understand that:

•

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds and provides asset servicing for DTC’s participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

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Purchases of senior notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the senior notes on DTC’s records. The ownership interest of each actual purchaser of each Senior Note, or Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the senior notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Securities, except in the event that use of the book-entry system for the Securities is discontinued.

•

To facilitate subsequent transfers, all senior notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of senior notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

•

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

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Redemption notices shall be sent to DTC. If less than all of the senior notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

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Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to senior notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

•

Redemption proceeds, distributions, and dividend payments on the Securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or agent, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, Agent, or the issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

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DTC may discontinue providing its services as depository with respect to the senior notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, senior notes certificates are required to be printed and delivered.

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We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, senior notes certificates will be printed and delivered to DTC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

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upon deposit of the Global Certificate with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the senior notes; and

•

ownership of the senior notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the senior notes represented by a Global Certificate to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in senior notes represented by a Global Certificate to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Certificate, DTC or that nominee will be considered the sole owner or holder of the senior notes represented by that Global Certificate for all purposes under the indenture and under the senior notes. Except as provided below, owners of beneficial interests in a Global Certificate will not be entitled to have senior notes represented by that Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of certificated senior notes and will not be considered the owners or holders thereof under the indenture or under the senior notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a Global Certificate must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of senior notes under the indenture or a Global Certificate.

Neither the issuer nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the senior notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the senior notes.

Payments on the senior notes represented by the Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. The issuer expects that DTC or its nominee, upon receipt of any payment on the senior notes represented by a Global Certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the Global Certificate as shown in the records of DTC or its nominee. The issuer also expects that payments by participants to owners of beneficial interests in the Global Certificate held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the senior notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Payments on the senior notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the senior notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the senior notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the senior notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the senior notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the senior notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the senior notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

The issuer will issue certificated senior notes to each person that DTC identifies as the beneficial owner of the senior notes represented by a Global Certificate upon surrender by DTC of the Global Certificate if:

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DTC notifies the issuer that it is no longer willing or able to act as a depositary for such Global Certificate or ceases to be a clearing agency registered under the Exchange Act, and the issuer has not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture governing the senior notes has occurred and is continuing, and DTC requests the issuance of certificated senior notes; or

•	the issuer determines not to have the senior notes represented by the Global Certificate.

Neither the issuer nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the senior notes. The issuer and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated senior notes to be issued.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the senior notes but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Regulations, or the Regulations, promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences of those persons who are original beneficial owners of the senior notes, who purchase senior notes at their original issue price for cash and who hold such senior notes as capital assets within the meaning of Section 1221 of the Code, which we refer to as “Holders.” This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, expatriates, banks, real estate investment trusts, regulated investment companies, tax-exempt organizations and U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, or persons in special situations, such as those who have elected to mark securities to market or those who hold senior notes as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

This summary is for general information only. Prospective purchasers of the senior notes are urged to consult their independent tax advisors concerning the U.S. federal income taxation and other tax consequences to them of acquiring, owning and disposing of the senior notes, as well as the application of state, local and foreign income and other tax laws.

For purposes of the following summary, a “U.S. Holder” is a Holder that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A “Non-U.S. Holder” is a Holder that is neither a U.S. Holder nor a partnership (including any entity treated as a partnership for U.S. federal income tax purposes).

A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the senior notes. A partner of the partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or Non-U.S. Holders depending on whether (i) the partner is a U.S. person and (ii) the partnership is engaged in a U.S. trade or business to which income or gain from the senior notes is effectively connected. If you are a partner of a partnership acquiring the senior notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the senior notes.

U.S. Federal Income Taxation of U.S. Holders

Taxation of Interest

Regardless of whether the senior notes are issued with original issue discount, or OID, as described below, payments of “qualified stated interest” will be taxable to a U.S. Holder as ordinary income at the time they are received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The term “qualified stated interest” means, generally, stated interest that is unconditionally payable in cash at least annually during the entire term of the debt instrument. Stated interest on the senior notes will constitute qualified stated interest.

The senior notes may be issued with OID for U.S. federal income tax purposes. If the senior notes are issued at an “issue price” that is less than their “stated redemption price at maturity,” they will be considered to have been issued with OID unless the OID is less than a de minimis threshold (generally 1/4 of 1% of the senior notes’ stated redemption price at maturity multiplied by the number of complete years to maturity from their issue date). The “issue price” of a senior note will be the first price at which a substantial portion of the senior notes is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers). The “stated redemption price at maturity” is the sum of all payments to be made on the senior notes, other than qualified stated interest, as defined above. Because the stated interest on the senior notes will constitute qualified stated interest, the total amount of OID on the senior notes, if any, will equal the difference between the stated principal amount of the senior notes and their issue price unless the OID is less than the de minimis threshold.

As a general matter, a U.S. Holder of a senior note will be required to include in gross income OID calculated on a constant yield to maturity method as prescribed by the Regulations in advance of the receipt of some or all of the related cash payments. The amount of OID included in gross income as interest by a U.S. Holder is the sum of the “daily portions” of OID with respect to that senior note for each day during the taxable year or portion thereof on which the U.S. Holder owns such senior note. The daily portion of OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. The amount of OID on a senior note allocable to each accrual period is equal to the excess of (i) the product of the “adjusted issue price” (as defined below) of the senior note at the beginning of the accrual period and the yield to maturity of such senior note over (ii) the qualified stated interest allocable to the accrual period.

The “yield to maturity” of the senior note will be the discount rate at which the present value of all payments on the senior note as of the senior note’s original issue date equals the issue price of such senior note. The “adjusted issue price” of a senior note at the beginning of any accrual period will be the sum of its issue price and the amount of OID allocable to all prior periods less the amount of any payments previously made on the senior note that were not “qualified stated interest.”

The rules regarding OID are complex. U.S. Holders are strongly urged to consult their own tax advisors regarding the application of these rules in light of their particular circumstances.

Disposition of Senior Notes

Upon the sale, exchange, redemption or other taxable disposition of a senior note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid qualified stated interest, which will be taxable in the manner described above) and (ii) such U.S. Holder’s adjusted tax basis in the senior note. A U.S. Holder’s adjusted tax basis in a senior note generally will equal the cost of the senior note to such U.S. Holder increased by any amounts includable in income by the U.S. Holder as OID and reduced by any payments made on the senior note other than qualified stated interest.

Gain or loss recognized on the disposition of a senior note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the senior note is more than one year. Otherwise, such gain or loss will be short-term capital gain or loss. Under current law, U.S. Holders that are individuals, estates and trusts are eligible for favorable tax rates on long-term capital gains. The deductibility of capital losses by U.S. Holders is subject to limitations.

Medicare Tax

Recent legislation requires certain U.S. Holders that are individuals, estates or trusts to pay up to an additional 3.8% tax on, among other things, interest, dividends and capital gains for taxable years beginning after December 31, 2012. Each U.S. Holder should consult its own tax advisor regarding the effect, if any, of this legislation on its ownership and disposition of the senior notes.

U.S. Federal Income Taxation of Non-U.S. Holders

Payment of Interest

Subject to the discussion of backup withholding below, payments of interest (which for purposes of this discussion includes OID) on the senior notes by us or any of our agents to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that:

(1) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2) the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us (within the meaning of Section 864(d)(4) of the Code); and

(3) either (a) the Non-U.S. Holder certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “United States person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and holds the senior notes on behalf of the Non-U.S. Holder certifies to us or our agent, under penalties of perjury, that such a certification has been received from the Non-U.S. Holder by it, or by a Financial Institution between it and the beneficial owner, and furnishes us or our agent with a copy thereof.

The requirements set forth in clauses 1, 2 and 3 above are known as the Portfolio Interest Exemption.

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exemption, payments of interest made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless the Non-U.S. Holder timely provides us or our agent, as the case may be, with a properly executed:

(1) IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding under a tax treaty (a “Treaty Exemption”), or

(2) IRS Form W-8ECI (or successor form) stating that interest paid on the senior note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the Non-U.S. Holder. (U.S. taxation of such interest is described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Exemption to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the senior notes is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment or fixed base, as applicable), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such interest.

Disposition of Senior Notes

No withholding of U.S. federal income tax generally will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or taxable disposition of a senior note.

Except with respect to accrued and unpaid interest, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain or income realized on the sale, exchange or other taxable disposition of a senior note unless (a) the Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met or (b) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base). An individual Non-U.S. Holder described in (a) above will be subject to a flat 30% tax (unless reduced by treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. A Non-U.S. Holder described in (b) above will be subject to U.S. federal income tax on the net gain derived from the disposition in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such gain. Accrued and unpaid interest realized on a sale, or other taxable disposition of the senior note generally will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest.”

Information Reporting and Backup Withholding

U.S. Holders

For each calendar year in which the senior notes are outstanding, we generally will be required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid (including OID) to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker may be required to “backup” withhold a tax on each payment of interest and principal (and premium or additional interest, if any) on the senior notes and on the proceeds from a sale of the senior notes. The backup withholding obligation, however, does not apply with respect to payments to certain U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption. This backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Non-U.S. Holders

U.S. backup withholding tax will not apply to payments of interest (including OID) on a senior note or proceeds from the sale of a senior note payable to a Non-U.S. Holder if the certification described in “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund, or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders are urged to consult their own tax advisors regarding their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding and disposition of senior notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Any plan fiduciary which proposes to cause a plan to purchase senior notes should determine that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, Section 4975 of the Code or similar laws applicable to investments by the plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person, including a fiduciary, who engages in a prohibited transaction for which no statutory or regulatory exemption is available may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

The acquisition or holding of the senior notes by a plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA, or Section 4975 of the Code, if one of the parties to the transaction, including, without limitation, Alterra, the underwriters, the trustee and paying agent, the banks and other lenders that will receive the net proceeds from the issuance and sale of the senior notes, and in each case, any of their respective affiliates, is a party in interest or disqualified person with respect to such plan, unless an exemption is available.

In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 (respecting transactions determined by independent qualified professional asset managers), PTCE 90-1 (respecting insurance company pooled separate accounts), PTCE 91-38 (respecting bank collective investment funds), PTCE 95-60 (respecting insurance company general accounts), and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans that consider purchasing senior notes in reliance on these or any other PTCEs should carefully review such PTCE to assure it is applicable. In addition to those PTCEs, there are statutory exemptions that may be available. In particular, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code permit certain otherwise prohibited transactions between plans and non-fiduciary service providers. However, there can be no assurance that any of these PTCEs or any other exemption will be available with respect to any transaction involving the senior notes.

Accordingly, by its purchase of the senior notes, each purchaser thereof will be deemed to have represented and warranted on each day from and including the date of its purchase of the senior notes through and including the date of disposition of the senior notes either (i) that it is not a plan; (ii) the acquisition and holding of the senior notes by such holder does not and will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any similar laws.

Any plan, including a non-U.S. plan, governmental plan and certain church plans, should consult its own counsel and tax advisors regarding the consequences under ERISA, the Code or similar laws of an investment in the senior notes.

The sale of senior notes to plans is in no respect a representation by us or any other person associated with the sale of the senior notes that such securities meet all relevant legal requirements with respect to investments by plans generally or by any particular plan, or that such securities are otherwise appropriate for plans generally or any particular plan.

UNDERWRITING

Banc of America Securities LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of senior notes set forth opposite its name below.

Underwriter	Principal Amount of Senior Notes
Banc of America Securities LLC	$93,335,000
Citigroup Global Markets Inc.	93,333,000
Wells Fargo Securities, LLC	93,333,000
Credit Suisse Securities (USA) LLC	23,333,000
Deutsche Bank Securities Inc.	23,333,000
ING Financial Markets LLC	23,333,000

Total	$350,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the senior notes sold under the purchase agreement if any of these senior notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the senior notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the senior notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the senior notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the senior notes. The underwriters may allow, and those dealers may reallow, a concession to certain other dealers not in excess of 0.25% of the principal amount of the senior notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at approximately $1.2 million and are payable by us.

New Issue of Senior Notes

The senior notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the senior notes on any national securities exchange or for inclusion of the senior notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the senior notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the senior notes or that an active public market for the senior notes will develop. If an active public trading market for the senior notes does not develop, the market price and liquidity of the senior notes may be adversely affected. If the senior notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that, prior to the closing of this offering, we will not, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the senior notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the senior notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of the senior notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing the senior notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the senior notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the senior notes or preventing or retarding a decline in the market price of the senior notes. As a result, the price of the senior notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds from this offering will be used to repay a $200 million revolving loan under the HP credit facility and for general corporate purposes. Because more than 5% of the proceeds from this offering, not including underwriting compensation, may be received by affiliates of certain underwriters in this offering, this offering is being conducted in compliance with NASD Rule 2720, as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with an offering of a class of securities rated BBB or better by S&P, Baa or better by Moody’s, or BBB or better by Fitch, or rated in a comparable category by another rating service acceptable to FINRA.

Other Relationships

An affiliate of Banc of America Securities LLC beneficially owns approximately 2% of the fully diluted common shares outstanding of Alterra.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any senior notes which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any senior notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of senior notes shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of senior notes within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of senior notes through any financial intermediary, other than offers made by the underwriters which constitute the final offering of senior notes contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any senior notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any senior notes to be offered so as to enable an investor to decide to purchase any senior notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any senior notes under, the offer of senior notes contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any senior notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the senior notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where senior notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those senior notes to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within

Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the senior notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the senior notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the senior notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The senior notes which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the senior notes offered should conduct their own due diligence on the senior notes. If you do not understand the contents of this document you should consult an authorised financial adviser.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The securities will not be offered or sold in Hong Kong other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the securities under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

LEGAL MATTERS

Certain legal matters in connection with the validity of the senior notes offered by this prospectus supplement are being passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda, and by Akin Gump Strauss Hauer & Feld LLP, New York, New York, our counsel, and for the underwriters by Shearman & Sterling LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The consolidated financial statements of Alterra as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein.

The financial statements of Harbor Point as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been included and incorporated by reference herein and in the registration statement in reliance upon the reports of Deloitte & Touche, independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Please see “Where You Can Find More Information” in the accompanying prospectus. The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. In addition to the documents referred to under “Where You Can Find More Information” in the accompanying prospectus, at the date of this prospectus supplement, we incorporate by reference:

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2010;

•	Our Current Reports on Form 8-K filed on May 25, 2010, July 1, 2010, August 6, 2010, August 23, 2010 and September 1, 2010; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering, which information will automatically update and supersede the information contained or incorporated by reference in this prospectus supplement.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may access a copy of any or all of these filings, free of charge, at our website (http://www.alterracap.com) or by writing or calling us at the following address:

Alterra Finance LLC

c/o Alterra Capital Holdings Limited

Alterra House

2 Front Street

Hamilton, HM 11, Bermuda

Attention: Investor Relations

(441) 295-8800

Information available on our website, other than the reports we file pursuant to the Exchange Act that are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, does not constitute a part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS

Alterra Capital Holdings Limited

Common Shares, Preferred Shares, Depositary Shares,

Debt Securities, Warrants, Share Purchase Contracts, Share Purchase Units and Units

Alterra Finance LLC

Debt Securities

Fully and Unconditionally Guaranteed to the

Extent Provided in this Prospectus by Alterra Capital Holdings Limited

Alterra Capital Trust I

Trust Preferred Securities

Fully and Unconditionally Guaranteed to the Extent

Provided in this Prospectus by Alterra Capital Holdings Limited

Alterra Capital Holdings Limited Common Shares offered by the

Selling Shareholders to be named in a Prospectus Supplement

Under this shelf process (i) we (and Alterra Finance LLC or Alterra Capital Trust I, as indicated) may offer to sell, from time to time, any combination of the securities described in this prospectus in one or more offerings, and (ii) the selling shareholders to be named in a prospectus supplement may offer, from time to time, Alterra Capital Holdings Limited common shares. We will not receive any of the proceeds from the sale of our common shares by any of the selling shareholders.

Specific terms of these securities will be provided in one or more supplements to this prospectus. Those terms may include, among others, as applicable:

• Aggregate principal amount	• Sinking fund terms
• Issue price	• Ranking
• Denomination	• Redemption terms
• Currency or composite currency	• Conversion terms
• Maturity	• Listing on a securities exchange
• Interest rate	• Amount payable at maturity
• Dividend rate	• Liquidation preference

You should read this prospectus and any applicable prospectus supplement carefully before you invest. We, Alterra Finance LLC and Alterra Capital Trust I, as applicable, will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

These securities may be sold to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.

We, Alterra Finance LLC and Alterra Capital Trust I (as indicated) may sell any combination of these securities in one or more offerings.

INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” ON PAGE 4.

OUR COMMON SHARES ARE LISTED ON THE NASDAQ GLOBAL SELECT MARKET UNDER THE TRADING SYMBOL “ALTE” AND THE BERMUDA STOCK EXCHANGE UNDER THE SYMBOL “ALTE.BH.” OTHER THAN FOR OUR COMMON SHARES, THERE CURRENTLY IS NO MARKET FOR THE SECURITIES WE MAY OFFER.

None of the Securities and Exchange Commission, any United States state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

The date of this prospectus is May 21, 2010

i

This prospectus is part of a registration statement that we, Alterra Finance LLC and Alterra Capital Trust I filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. Under this shelf process (1) we, Alterra Finance LLC or Alterra Capital Trust I, as indicated,) may sell any combination of the securities described in this prospectus in one or more offerings, and (2) the selling shareholders to be named in a prospectus supplement may offer, from time to time, an indeterminate number of Alterra Capital Holdings Limited common shares. This prospectus provides you with a general description of the securities we, Alterra Finance LLC, Alterra Capital Trust I or the selling shareholders may offer. Each time we, Alterra Finance LLC, Alterra Capital Trust I or the selling shareholders sell securities, we, Alterra Finance LLC, Alterra Capital Trust I or the selling shareholders, as the case may be, will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.” General information about us, including our Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.alterracap.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

Securities may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda, which regulates the sale of securities in Bermuda. In addition, the Bermuda Monetary Authority (the “BMA”) must approve all issuances and transfers of securities of a Bermuda exempted company. The BMA has issued its permission for the free issuance and transferability of our securities, as long as any of our shares are listed on the Nasdaq Global Select Market or other appointed stock exchanges, to and among persons who are non-residents of Bermuda for exchange control purposes. The issue and transfer of in excess of 20% of the common shares to and among persons who are residents of Bermuda for exchange control purposes requires prior authorization from the BMA. Any other transfers remain subject to approval by the BMA. In addition, at the time of issue of each prospectus supplement relating to the issue of Securities of a Bermuda exempted company, we will deliver to and file a copy of this prospectus and the prospectus supplement with the Registrar of Companies in Bermuda in accordance with Bermuda law. In addition, any person who becomes a holder of at least 10%, 20%, 33% or 50% of our common shares must notify the BMA in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having become such a holder, whichever is later. The BMA has the power to object to a person holding 10% or more of our common shares if it appears to the BMA that the person is not fit and proper to be such a holder. In such a case, the BMA may require the holder to reduce their shareholding in us and may direct, among other things, that the voting rights attaching to their common shares shall not be exercisable. A person that does not comply with such a direction from the BMA will be guilty of an offense. The BMA and the Registrar of Companies accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus or in any prospectus supplement.

As used in this prospectus, unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our” and similar expressions are references to Alterra Capital Holdings Limited and its consolidated subsidiaries. Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Alterra” are solely to Alterra Capital Holdings Limited.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to entity names are as set forth in the following table:

Reference	Entity’s legal name
ACC2L	Alterra Corporate Capital 2 Limited (formerly Max Corporate Capital 2 Ltd.)

ACC3L	Alterra Corporate Capital 3 Limited (formerly Max Corporate Capital 3 Ltd.)

ACC4L	Alterra Corporate Capital 4 Limited (formerly Max Corporate Capital 4 Ltd.)

ACC5L	Alterra Corporate Capital 5 Limited (formerly Max Corporate Capital 5 Ltd.)

ACC6L	Alterra Corporate Capital 6 Limited (formerly Max Corporate Capital 6 Ltd.)

ACS BDA	Alterra Capital Services BDA Limited (formerly Max Capital Services BDA Ltd.)

ACS Brazil	Max Brasil Servicos Tecnicos Limitada (to be known as Alterra Brasil Servicos Tecnicos Limitada)

ACS Danish Re	Alterra Danish Re (UK) Group Limited (formerly Danish Re (UK) Group Limited)

ACS Inc.	Harbor Point Services, Inc. (to be known as Alterra Capital Services Inc.)

ACS Ireland	Alterra Capital Services Limited (formerly Max Capital Services Limited)

ACS UK	Alterra Capital Services UK Limited (formerly Max Capital Services UK Ltd.)

ACS USA	Alterra Capital Services USA LLC (formerly Max Capital Services USA LLC)

Alterra	Alterra Capital Holdings Limited (formerly Max Capital Group Ltd.)

Alterra Agency	Alterra Agency Limited (formerly Harbor Point Agency Limited)

Alterra America	Max America Insurance Company (to be known as Alterra America Insurance Company)

Alterra at Lloyd’s	Alterra at Lloyd’s Limited (formerly Max at Lloyd’s Ltd.)

Alterra California	Alterra California Insurance Services Limited (formerly Max California Insurance Services Ltd.)

Alterra Capital Europe Limited	Alterra Capital Europe Limited (formerly Max Europe Holdings Limited)

Alterra Corporate Capital Vehicles	Collectively: ACC2L, ACC3L, ACC4L, ACC5L and ACC6L

Alterra Denmark	Alterra Denmark ApS (formerly Max Denmark ApS)

Alterra Diversified	Alterra Diversified Strategies Limited (formerly Max Diversified Strategies Ltd.)
Alterra Europe	Collectively: Alterra Capital Europe Limited, Alterra Reinsurance Europe Limited and Alterra Insurance Europe Limited

Alterra Finance	Alterra Finance LLC

Reference	Entity’s legal name
Alterra Holdings	Alterra Holdings Limited (formed from the amalgamation of Harbor Point Limited and Alterra Holdings Limited)

Alterra Insurance	Alterra Insurance Limited (formerly Max Bermuda Ltd.)

Alterra Insurance Europe	Alterra Insurance Europe Limited (formerly Max Insurance Europe Limited)

Alterra Investments	Harbor Point Investments Europe Limited (to be known as Alterra Investments Europe Limited)

Alterra Managers	Alterra Managers Limited (formerly Max Managers Ltd.)

Alterra Managers USA	Alterra Managers USA Limited (formerly Max Managers USA Ltd.)

Alterra Re	Harbor Point Re Limited (to be known as Alterra Reinsurance Limited)

Alterra Re Europe	Alterra Reinsurance Europe Limited (formerly Max Re Europe Limited)

Alterra Re UK	Harbor Point Re UK (to be known as Alterra Re UK)

Alterra Re USA	Harbor Point Reinsurance U.S., Inc. (to be known as Alterra Reinsurance USA Inc.)

Alterra Singapore	Max Singapore Insurance Managers Pte. Ltd. (to be known as Alterra Singapore Insurance Managers Pte. Limited)

Alterra Specialty	Alterra Specialty Insurance Company (formerly Max Specialty Insurance Company)

Alterra Specialty Services	Alterra Specialty Insurance Services Limited (formerly Max Specialty Insurance Ltd.)

Alterra UK Holdings	Max UK Holdings Ltd. (to be known as Alterra Capital UK Limited)

Alterra UK Underwriting	Alterra UK Underwriting Services Limited (formerly Max UK Underwriting Services Ltd.)

Alterra USA	Alterra USA Holdings Limited (formerly Max USA Holdings Ltd.)

Alterra USA Inc.	Harbor Point U.S. Holdings, Inc. (to be known as Alterra USA Holdings Inc.)

Capital Trust	Alterra Capital Trust I (formerly Max Capital Trust I)

New Point III	New Point III Limited

New Point Re III	New Point Re III Limited

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year or our Quarterly Report on Form 10-Q for our most recent fiscal quarter, as applicable, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and you should not place undue reliance on any such statements.

We believe that these factors include, but are not limited to, the following: (1) the adequacy of loss reserves and the need to adjust such reserves as claims develop over time; (2) the failure of any of the loss limitation methods employed; (3) the effects of emerging claims and coverage issues; (4) changes in general economic conditions, including changes in capital and credit markets; (5) the effect of competition and cyclical trends, including with respect to demand and pricing in the insurance and reinsurance markets; (6) any lowering or loss of financial ratings; (7) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding expectations; (8) the loss of business provided by our major brokers; (9) the effect on our investment portfolio of changing financial market conditions, including inflation, interest rates, liquidity and other factors; (10) tax and regulatory changes and conditions; (11) the integration of Max Capital Group Ltd. and Harbor Point Limited or new business ventures Alterra may enter into; and (12) retention of key personnel, as well as management’s response to any of the aforementioned factors.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If one or more risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements in this prospectus or in documents incorporated by reference into this prospectus reflect our current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

SUMMARY

Overview

Alterra Capital Holdings Limited

Alterra Capital Holdings Limited is a Bermuda-headquartered global provider of specialty reinsurance and insurance products. Alterra has established platforms in major insurance and reinsurance markets worldwide and a diversified and balanced mix of short-tail and long-tail insurance and reinsurance. Our clients range from Fortune 1000 companies to small owner-operated businesses. Alterra also provides reinsurance for the life and annuity market when opportunities arise.

As described elsewhere in this prospectus and the documents incorporated by reference herein and therein, in May 2010, Max Capital Group Ltd., which we refer to as Max, consummated an amalgamation of its wholly-owned subsidiary, Alterra Holdings Limited, with Harbor Point Limited, which we refer to as Harbor Point. The preliminary unaudited pro forma condensed consolidated balance sheet at March 31, 2010, combines the historical consolidated balance sheets of Max and Harbor Point, after giving effect to the amalgamation as if it had been consummated on March 31, 2010 and taking into account certain adjustments including purchase accounting adjustments. On such pro forma basis, as of March 31, 2010, Alterra had total assets and consolidated shareholders’ equity of $10.2 billion and $3.0 billion, respectively.

Our principal executive offices are located at Alterra House, 2 Front Street, Hamilton, HM 11, Bermuda. Our telephone number at that location is (441) 295-8800.

Alterra Finance LLC

Alterra Finance LLC was formed in Delaware on May 14, 2010 as a limited liability company and is a direct wholly-owned subsidiary of Harbor Point U.S. Holdings, Inc., and an indirect wholly-owned subsidiary of Alterra. Alterra Finance has no business activities. Its principal executive offices are located at 4 Essex Ave., Bernardsville, NJ 07924 and its telephone number is (908) 630-2700.

Copies of the certificate of formation and the limited liability company agreement are included as exhibits to the registration statement of which this prospectus is a part.

Alterra Capital Trust I

The Capital Trust is a statutory trust created in August 2007 under Delaware law pursuant to (1) a declaration of trust executed by us, as sponsor of the Capital Trust, and the capital trustees for the Capital Trust; and (2) the filing of a certificate of trust with the Delaware Secretary of State on August 10, 2007. The Capital Trust was created as Max Capital Trust I. The declaration of trust has been amended and restated in its entirety and an amendment to the certificate of trust has been filed to change the name of Capital Trust to Alterra Capital Trust I. The parties will enter into a second amended and restated declaration of trust and such declaration of trust will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.

The Capital Trust exists for the exclusive purposes of:

•	issuing and selling the trust preferred securities and common securities that represent undivided beneficial interests in the assets of the Capital Trust;

•	using the gross proceeds from the sale of the trust preferred securities and common securities to acquire a particular series of junior subordinated debt that may be issued by us; and

•	engaging in only those other activities necessary or incidental to the issuance and sale of the trust preferred securities and common securities.

We will directly or indirectly own all of the common securities of the Capital Trust. The common securities of the Capital Trust will rank equally, and payments will be made thereon, pro rata, with the preferred securities of the Capital Trust, except that, if an event of default under the second amended and restated declaration of trust has occurred and is continuing, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Unless otherwise disclosed in the applicable prospectus supplement, we will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Capital Trust. The Capital Trust is a legally separate entity.

Unless otherwise disclosed in the related prospectus supplement, the Capital Trust will have a term of at least 20 but not more than 50 years, but may dissolve earlier as provided by the second amended and restated declaration of trust of the Capital Trust. Unless otherwise disclosed in the applicable prospectus supplement, the Capital Trust’s business and affairs will be conducted by the trustees, or the Capital Trustees, who will be appointed by us, as the direct or indirect holder of all of the trust common securities. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Capital Trustees of the Capital Trust. The duties and obligations of the Capital Trustees of the Capital Trust will be governed by the Second Amended and Restated Declaration of Trust of the Capital Trust.

Unless otherwise disclosed in the related prospectus supplement, two of the Capital Trustees, or the Administrative Trustees, of the Capital Trust will be persons who are our employees or employees or officers of companies affiliated with us. One Capital Trustee of the Capital Trust will be a financial institution, or the Property Trustee, that is not affiliated with us and has a minimum amount of combined capital and surplus of not less than $50 million, which shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act, pursuant to the terms set forth in the applicable prospectus supplement. In addition, one Capital Trustee of the Capital Trust (which may be the property trustee, if it otherwise meets the requirements of applicable law) will have its principal place of business or reside in the State of Delaware, or the Delaware Trustee. We will pay all fees and expenses related to the Capital Trust and the offering of preferred securities and common securities.

The office of the Delaware Trustee for the Capital Trust in the State of Delaware is located at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The telephone number of the Delaware Trustee is (302) 658-7581. The principal executive office for the Capital Trust is located at 9020 Stony Point Parkway, Suite 325, Richmond, Virginia 23235. The telephone number of the Capital Trust is (804) 287-6900.

History

On May 12, 2010, pursuant to the terms of that certain Agreement and Plan of Amalgamation, dated as of March 3, 2010, Max consummated an amalgamation of its wholly-owned subsidiary, Alterra Holdings Limited, with Harbor Point, with the amalgamated company continuing as a direct, wholly-owned subsidiary of Alterra. Through our insurance operating subsidiaries, Alterra Re, Alterra Insurance, Alterra Re Europe, Alterra Insurance Europe, Alterra USA Inc., Alterra USA, Alterra at Lloyd’s, Alterra America, Alterra Specialty and New Point Re III, we provide specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers, and life and health insurers worldwide. Alterra Managers provides reinsurance underwriting and administrative services on a fee basis. Alterra Diversified holds all of our alternative investments, other than a reinsurance private equity investment that is held by Alterra Insurance.

Other Information

Alterra’s common shares are listed on the Nasdaq Global Select Market under the symbol ALTE and the Bermuda Stock Exchange under the symbol ALTE.BH.

We maintain a website at http://www.alterracap.com. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

For additional information concerning our company, please see “Where You Can Find More Information” on page 75 of this prospectus. For further information regarding us, including financial information, you should refer to our recent filings with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, the net proceeds from the sale of the securities offered by us, Alterra Finance or the Capital Trust, as the case may be, will be used by us or our subsidiaries for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities. We will not receive any of the proceeds from the sale of Alterra common shares by the selling shareholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges. For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges and non-controlling interests to the extent that these charges are included in the determination of earnings and exclude undistributed earnings or losses of equity investments. Fixed charges consist of interest costs plus one-third of minimum rental payments under operating leases (estimated by our management to be the interest factor of these rentals). We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we currently do not have any preferred stock outstanding.

	For the Three- Months Ended March 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005
Ratio of Earnings to Fixed Charges	7.7	11.6	—	8.0	16	1.5
Deficiency of Earnings to Fixed Charges	—	—	$174,086	—	—	—

DESCRIPTION OF SHARE CAPITAL

The following is a description of the material terms and provisions relating to our share capital. Because it is a summary, the following description is not complete and is subject to and qualified in its entirety by reference to our memorandum of association and our amended and restated bye-laws, which define the rights of our shareholders. Unless otherwise indicated or unless the context otherwise requires, references in this prospectus to “bye-laws” are intended to refer to the amended and restated bye-laws of Alterra. Our memorandum of association and our bye-laws are incorporated by reference as exhibits to the Registration Statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Authorized Capital

Our authorized share capital consists of (i) 200 million common shares, par value $1.00 per share; and (ii) 20 million preferred shares, par value $1.00 per share. As of May 15, 2010, we had 119,660,589 common shares issued and outstanding and no preferred shares issued or outstanding. As of May 15, 2010, there were approximately 355 record holders of our common shares.

Common Shares

Holders of common shares are entitled to dividends when, as and if declared by our board of directors. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares, on a non-cumulative basis and subject to certain voting limitations set forth in our bye-laws and summarized below. Most matters to be approved by holders of common shares require approval by a simple majority of the votes cast at a meeting at which a quorum is present. The quorum required for a general meeting of shareholders is two or more persons present in person and representing in person or by proxy in excess of 50% of the total issued and outstanding voting shares. Holders of common shares have no preemptive, redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in our assets if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Further, our common shares are subject to certain transfer restrictions set forth in our bye-laws and summarized below.

Preferred Shares

Pursuant to the terms and subject to any restrictions set forth in our bye-laws, our board of directors by resolution may establish one or more series of preferred shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, powers and limitations as may be fixed by our board of directors, which, if any such preferred shares are issued, will include restrictions on voting and transfer intended to avoid having us constitute a “controlled foreign corporation” for U.S. federal income tax purposes.

We may issue preferred shares in one or more series with any rights and preferences that may be authorized by our board of directors. A prospectus supplement relating to any series of preferred shares being offered will include specific terms relating to the offering. They will include:

•	the title and stated value of the preferred shares;

•	the price or prices at which the preferred shares may be purchased;

•	the number of preferred shares offered, the liquidation preference per share, and the offering price of the preferred shares;

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;

•	whether dividends shall be cumulative or non cumulative and, if cumulative, the date from which dividends on the preferred shares shall accumulate;

•	the procedures for an auction and remarketing, if any, for the preferred shares;

•	the provisions for a sinking fund, if any, for the preferred shares;

•	the voting rights of the preferred shares;

•	the provisions for redemption, if applicable, of the preferred shares;

•

the terms and conditions, if applicable, upon which the preferred shares will be convertible into our common shares, including the conversion price, or the manner of calculating the conversion price and conversion period;

•	certain U.S. federal income tax consequences and special considerations applicable to the preferred shares;

•	whether all series of preferred shares rank on a parity with each other and rank senior to common shares with respect to payment of dividends and distributions of assets upon liquidation; and

•	any other specific terms, preferences, rights, limitations, or restrictions of the preferred shares.

Warrants

We have issued warrants to purchase our common shares exchangeable on a one-for-one basis. All warrants were issued with exercise prices approximating their fair value on the date of issuance and contain customary anti-dilution provisions. Certain of the warrants entitle the holders to receive, in the event of any cash dividends by the Company, an adjustment to the warrant exercise price and the number of shares issuable upon exercise of such warrants, or cash in lieu of such adjustments, upon exercise in an amount that the holder would have been entitled to receive had it exercised such warrants immediately prior to the record date for such cash dividend. Warrants issued to employees have the right to receive a cash payment at the of exercise of their warrants equal to the aggregate dividends paid by the Company prior to exercise but do not have the right to receive an adjustment to the exercise price of their warrants following payment by the Company of cash dividends.

Bye-Laws

Limitation on Voting Rights. Under our bye-laws, the voting power of all shares is automatically adjusted to the extent necessary so that there is no 9.5% U.S. Shareholder (as defined below). The board of directors shall from time to time take all reasonable steps it deems necessary to ascertain through communications with shareholders or otherwise whether there exists, or will exist at the time any vote of shareholders is taken, a Tentative 9.5% U.S. Shareholder (as defined below). In the event that a Tentative 9.5% U.S. Shareholder exists, the aggregate votes conferred by shares held by a shareholder and treated as Controlled Shares (as defined below) of that Tentative 9.5% U.S. Shareholder shall be reduced to the extent necessary such that the Controlled Shares of the Tentative 9.5% U.S. Shareholder will constitute less than 9.5% of the voting power of all shares. In applying the previous sentence where shares held by more than one shareholder are treated as Controlled Shares of such Tentative 9.5% U.S. Shareholder, the reduction in votes shall apply to such shareholders in descending order according to their respective Attribution Percentages (as defined below), provided that, in the event of a tie, the reduction shall apply first to the shareholder whose shares are Controlled Shares of the Tentative 9.5% U.S. Shareholder by virtue of the Tentative 9.5% U.S. Shareholder’s economic interest in (as opposed to voting control with respect to) such shares. The votes of shareholders owning no shares treated as Controlled Shares of any Tentative 9.5% U.S. Shareholder shall, in the aggregate, be increased by the same number of votes subject to reduction as described above. Such increase shall apply to all such shareholders in proportion to their voting power at that time, provided that such increase shall be limited to the extent necessary to avoid causing any person to be a 9.5% U.S. Shareholder.

The adjustments of voting power described above shall apply repeatedly until there would be no 9.5% U.S. Shareholder. The board of directors may deviate from any of the principles described above and determine that shares held by a shareholder shall carry different voting rights as it determines appropriate (1) to avoid the existence of any 9.5% U.S. Shareholder or (2) to avoid adverse tax, legal or regulatory consequences to us, any of our subsidiaries, any other shareholder or our affiliates.

•

“Controlled Shares” in reference to any person means all common shares of Alterra directly, indirectly or constructively owned by such person as determined pursuant to Section 958 of the United States Internal Revenue Code of 1986, as amended from time to time (the “Code”).

•

“9.5% U.S. Shareholder” means a “United States person” as defined in the Code whose Controlled Shares constitute nine and one-half percent (9.5%) or more of the voting power of all shares of Alterra and who would be generally required to recognize income with respect to Alterra under Section 951(a)(1) of the Code, if Alterra were a controlled foreign corporation as defined in Section 957 of the Code and if the ownership threshold under Section 951(b) of the Code were 9.5%.

•	“Tentative 9.5% U.S. Shareholder” means a person that, but for adjustments described above, would be a 9.5% U.S. Shareholder.

•

“Attribution Percentage” shall mean, with respect to a shareholder and a Tentative 9.5% Shareholder, the percentage of the shareholder’s shares that are treated as Controlled Shares of such Tentative 9.5% Shareholder.

In addition, no shareholder of Alterra shall be permitted to vote any shares for or against directors of Alterra or directors of any subsidiary of Alterra that is treated as a corporation for U.S. federal tax purposes if the vote of such shares would cause any person to be a 9.5% U.S. Shareholder of Alterra or such subsidiary.

The voting restrictions set forth above may be waived by our board of directors in its sole discretion.

Furthermore, if Alterra is required or entitled to vote at a general or special meeting of any “Designated Subsidiary” (a subsidiary of Alterra organized under the laws of a jurisdiction outside of the United States that is treated as a corporation for U.S. federal tax purposes and designated by the board of directors as a Designated Subsidiary), the directors shall refer the subject matter of the vote to the shareholders on a poll and seek authority from the shareholders for Alterra’s corporate representative or proxy to vote in favor of the resolution proposed by such Designated Subsidiary. The directors shall cause Alterra’s corporate representative or proxy to vote Alterra’s shares in such Designated Subsidiary pro rata to the votes received at the general meeting of Alterra, with votes for or against the directing resolution being taken, respectively, as an instruction for Alterra’s corporate representative or proxy to vote the appropriate proportion of its shares for and the appropriate proportion of its shares against the resolution proposed by such Designated Subsidiary. All votes referred to Alterra’s shareholders pursuant to this provision shall be subject to the voting power restrictions described above.

Restrictions on Transfer. Our bye-laws contain several provisions restricting the transferability of our common shares. Our bye-laws provide that any transfer of shares that results in a shareholder (together with persons whose shares would be attributable to such shareholder under applicable U.S. tax attribution and constructive ownership rules) holding common shares equal to 9.5% or more of the total common shares issued and outstanding, or any adverse tax, regulatory or legal consequences to us, any of our subsidiaries, any of our shareholders or any person ceding insurance to us may not be registered, at the sole discretion of our board of directors, in our share register and, if not registered, would be void and of no effect. Our bye-laws also provide that if our board of directors in its absolute discretion determines that share ownership by any shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any other shareholder, then we will have the option, but not the obligation, to repurchase all or any part of the common shares held by such shareholder to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. The price to be paid for such common shares will be the fair market value of such common shares.

Conyers Dill & Pearman Limited, our Bermuda counsel, has advised us that while the precise form of the restrictions on transfer contained in the bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon.

If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. The bye-laws also provide that our board of directors may suspend the registration of transfers at such time and for such periods as the board of directors may determine, provided that they may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

We are authorized to request information from any holder or prospective acquiror of common shares as necessary to give effect to the transfer restrictions described above, and may decline to effect any such transaction if complete and accurate information is not received as requested.

The voting restrictions and restrictions on transfer described above may have the effect of delaying, deferring or preventing a change in control of our company, as more fully described below.

Anti-Takeover Effects of Bye-Laws. Our bye-laws provide for the corporate governance of the company, including the establishment of share rights, modification of such rights, issuance of share certificates, the transfer of shares, alterations to capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and powers of directors, the payment of dividends, the appointment of an auditor and the winding-up of the company. Certain of these provisions could have an anti-takeover effect.

Our bye-laws provide that a class of the board shall be elected annually and the board shall consist of three approximately equal classes, each class to be elected to serve for a three-year term. Shareholders must give advance notice to nominate directors at shareholder meetings. Shareholders may only remove a director for Cause (as defined in our bye-laws) prior to the expiration of such director’s term at a special meeting of shareholders at which the holders of a majority of the shares entitled to vote thereon is cast in favor of such action. A special meeting of shareholders may be convened by the president or the chairman, by any two directors, by any director and the secretary or by the board of directors.

As described above, our bye-laws provide that the total voting power of any shareholder owning 9.5% or more of our common shares is reduced to less than 9.5% of the total voting power of our share capital.

Restrictions apply to our issuance, transfer and repurchase of shares.

At the discretion of our board of directors, we shall not issue any shares in a manner that our board of directors believes would cause, by reason of such issuance, the total number of common shares of any person to equal or exceed 9.5% of the total number of our common shares issued and outstanding. Notwithstanding the previous sentence, this restriction shall not apply to any issuance of shares to a person acting as an underwriter in the ordinary course of its business, purchasing such shares pursuant to a purchase agreement to which we are a party, for resale.

At the sole discretion of our board of directors we may decline to register a transfer of shares if our board of directors has reason to believe that the effect of such transfer would be to increase the number of total common shares of any person to equal or exceed 9.5% of the total number of our common shares issued and outstanding on an unadjusted basis. Our board of directors also may, in its absolute and unfettered discretion, decline to register the transfer of any shares if it believes that the transfer may expose us, any subsidiary or shareholder or any person ceding insurance to us to adverse tax or regulatory treatment or if it believes that registration of the transfer under any U.S. federal or state securities law or under the laws of any other jurisdiction is required and the registration has not been done. We are authorized to request information from any holder or potential acquirer of our shares as necessary and may decline to register any transaction if we do not receive complete and accurate information.

Our board of directors also has the power to purchase its own shares for “Fair Market Value” if, in its absolute and unfettered discretion, it determines that ownership of its shares by any person may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders.

Our bye-laws provide that our board of directors may issue additional share capital of the company in its discretion. The authorization of undesignated preferred shares in our organizational documents makes it possible for our board of directors to issue preferred shares with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Our bye-laws may only be amended by a resolution adopted by the board of directors and by a resolution of the shareholders.

These and other provisions may have the effect of preventing hostile takeovers or delaying changes in control or management of us.

Registration Rights Agreement

We entered into a registration rights agreement with Moore Global Investments, Ltd., Moore Holdings, LLC, Remington Investment Strategies, L.P., each a former Max shareholder, The Chubb Corporation, Trident III, L.P. and Trident III Professionals Fund, L.P., each a former Harbor Point shareholder.

Any holder of shares that will be covered by the registration rights agreement, which we refer to as “registrable securities,” has the right to demand that Alterra file a registration statement covering the offering and sale of all or any portion of its registrable securities and use commercially reasonable efforts to effect, as expeditiously as possible, the registration of such holder’s registrable securities. Each party to the registration rights agreement holding registrable securities will have ten business days from receipt of Alterra’s notice of any demand registration to request that Alterra register its registrable securities in such demand registration.

Alterra will not be obligated to effect: (1) a demand registration unless the aggregate gross proceeds expected to be received from the sale of the registrable securities requested to be included in such demand registration equals or exceeds $25 million; (2) more than two demand registrations for each of (a) Moore Global Investments, Ltd., Moore Holdings, LLC, Remington Investment Strategies, L.P., and their affiliates, (b) Trident III, L.P. and Trident III Professionals Fund, L.P. and their affiliates and (c) The Chubb Corporation and its affiliates; or (3) more than one demand registration within any four-month period.

We have the ability to postpone effecting a registration on one or more occasions during any period of six consecutive months for up to 90 days if (1) effecting the registration would materially and adversely affect an offering of securities of Alterra the preparation of which has already commenced, or (2) Alterra is in possession of material non-public information that would be in its best interests not to disclose.

If a demand registration involves an underwritten offering and the managing underwriter advises that, in its view, the number of registrable securities requested to be included in such registration exceeds the largest number of shares that can be sold without having an adverse effect on such offering, Alterra will limit the number of registrable securities to be included in the registration statement, in which case the registrable securities shall be included according to the priority set forth in the registration rights agreement.

All parties to the registration rights agreement have unlimited piggyback registration rights. Under these provisions, if Alterra registers any securities (other than a registration on Form S-4 or Form S-8), whether or not for sale for its own account, each party to the registration rights agreement holding registrable securities will have the right to include their registrable securities of the same class and series as those proposed to be registered in the registration statement. If a piggyback registration involves an underwritten offering and the managing underwriter advises that, in its view, the number of registrable securities requested to be included in such registration statement exceeds the largest number of shares that can be sold without having an adverse effect on such offering, Alterra will limit the number of registrable securities to be included in the registration statement, in which case the registrable securities shall be included according to the priority set forth in the registration rights agreement.

To the extent that Alterra is and continues to be a well-known seasoned issuer (as defined in the Securities Act of 1933, as amended, which we refer to as the Securities Act), Alterra will make its existing registration statement on Form S-3 available for the resale of registrable securities pursuant to Rule 415 of the Securities Act, which we refer to as the “existing shelf registration statement,” until the earlier of (1) the date on which the existing shelf registration statement expires and (2) the date on which Alterra replaces such existing shelf registration statement with a new automatic shelf registration statement, subject to the obligations of any shareholder pursuant to any lock-up agreement with Alterra. Alterra shall be required to use commercially reasonable efforts to file a new shelf registration statement on or before the expiration of the existing shelf registration statement and to maintain the effectiveness of such shelf registration statement. If Alterra has registered registrable securities on a shelf registration statement on Form S-3 (or any successor form), a party to the registration rights agreement may notify Alterra that it desires to effect an offering of common shares of Alterra pursuant to the shelf registration statement. Alterra will use its commercially reasonable efforts to effect such offering, but will not be obligated to do so unless the aggregate gross proceeds expected to be received from the sale of the registrable securities in such offering equals or exceeds $25 million (which requirement may be waived) or such lesser amount as constitutes all registrable securities held by the requesting shareholders; provided, that Alterra will not be obligated to participate in a road show unless the aggregate gross proceeds expected to be received by the requesting shareholders are at least $75 million.

If prior to any request for a demand registration or a piggyback registration, Alterra has filed a shelf registration statement covering the registrable securities to be included in such registration and such shelf registration statement is effective at the time of such request, Alterra will not be required to separately register such registrable securities.

Alterra has the ability to postpone effecting a shelf takedown on one or more occasions during any period of six consecutive months for up to 60 days if (1) effecting the registration would materially and adversely affect an offering of securities of Alterra’s the preparation of which has already commenced, or (2) Alterra is in possession of material non-public information that would be in its best interests not to disclose.

Alterra will pay all registration expenses other than (1) the out-of-pocket expenses of shareholders (except for attorneys’ fees not incurred in a shelf take down), (2) in the case of a shelf take down, fees and expenses (including attorneys’ fees) in connection with the printing, mailing and delivery of any shelf registration statement and (3) certain underwriting fees, discounts and commissions or transfer taxes.

The registration rights agreement contains customary cross-indemnification provisions, pursuant to which Alterra is obligated to indemnify the selling shareholders in the event of material misstatements or omissions in the registration statement attributable to Alterra, and the selling shareholders are obligated to indemnify Alterra for material misstatements or omissions attributable to them.

Certain parties to the registration rights agreement are entitled to information and inspection rights with respect to Alterra and its subsidiaries.

Differences in Corporate Law

The Companies Act 1981 of Bermuda (the “Companies Act”), which applies to us, differs in certain material respects from laws generally applicable to corporations formed under U.S. state laws and to their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to the bye-laws) applicable to us that differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

Interested Directors. Bermuda law provides that if a director has a personal interest in a transaction to which the company is also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then the company will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, Bermuda law and our bye-laws provide that, after a director has made the declaration of interest referred to above, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law such transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed to or are known by the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed to or are known by the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Mergers and Similar Arrangements. The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder who did not vote in favor of the amalgamation may, within a specified period of time, apply to the Bermuda Supreme Court for an appraisal of such shareholder’s shares if such shareholder is not satisfied that fair value has been paid for such shares. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

Takeovers. Bermuda law does not include a takeover code of general application to takeover transactions. There are a number of common methods of accomplishing a takeover or squeeze-out under Bermuda law. There are three principal mechanisms to effect a squeeze-out of the minority shareholders in a Bermuda company:

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By a procedure under the Companies Act 1981 known as a “scheme of arrangement”. A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme or arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.

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If the acquiring party is a company it may compulsorily acquire all the shares of the target company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

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Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Shareholder’s Suit. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors. We may indemnify our directors or officers in their capacity as directors or officers for any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys, fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (2), with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

Inspection of Corporate Records. Members of the general public have the right to inspect our public documents at the office of the Registrar of Companies in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented at the general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders and members of the public without charge. We are required to maintain our share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers, which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation’s stockholder list and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is BNY Mellon Investor Services, LLC. Its address 480 Washington Blvd., Jersey City, New Jersey 07310 and its telephone number at this location (800) 756-3353.

Listing

Our common shares are listed on the Nasdaq Global Select Market under the trading symbol “ALTE” and the Bermuda Stock Exchange under the symbol “ALTE.BH.”

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares sets forth the material terms and provisions of the depositary shares to which any prospectus supplement may relate. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us, and any deposit agreement relating to a particular series of common shares or preferred shares, which will be described in more detail in an applicable prospectus supplement, which will also include a discussion of certain U.S. federal income tax considerations. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the depositary shares being offered.

General

We may issue depositary shares that represent common shares or preferred shares. The common shares or preferred shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable common shares or preferred shares or fraction thereof represented by the depositary share, to all of the rights and preferences of the common shares or preferred shares represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

We may, at our option, elect to offer fractional shares of common shares or preferred shares, rather than full common shares or preferred shares. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction, to be described in an applicable prospectus supplement, of a common share or a share of a particular series of common shares or preferred shares as described below.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order or the written order of any holder of deposited common shares or preferred shares, execute and deliver temporary depositary receipts that are substantially identical to, and that entitle the holders to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends and other cash distributions received in respect of the deposited common shares or preferred shares to the record holders of depositary shares relating to the common shares or preferred shares, in proportion to the numbers of the depositary shares owned by such holders.

In the event of a non-cash distribution, the depositary will distribute property it receives to the appropriate record holders of depositary shares. If the depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Shares

Subject to Bermuda law, if a series of common shares or preferred shares represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of each series of common shares or preferred shares held by the depositary. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the common shares or preferred shares so redeemed. Whenever we redeem common shares or preferred shares held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing common shares or preferred shares redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or by any other equitable method as may be determined by the depositary.

Withdrawal of Shares

Any holder of depositary shares may, upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, receive the number of whole shares of the related series of common shares or preferred shares and any money or other property represented by the depositary receipts. Holders of depositary shares making withdrawals will be entitled to receive whole shares of common shares or preferred shares on the basis described in an applicable prospectus supplement for such series of common shares or preferred shares, but holders of whole common shares or preferred shares will not thereafter be entitled to deposit the common shares or preferred shares under the deposit agreement or to receive depositary receipts therefor. If the depositary shares surrendered by the holder in connection with a withdrawal exceed the number of depositary shares that represent the number of whole common shares or preferred shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Common Shares or Preferred Shares

Upon receipt of notice of any meeting at which the holders of any series of deposited common shares or preferred shares are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such series of common shares or preferred shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the relevant series of common shares or preferred shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the common shares or preferred shares represented by the holder’s depositary shares.

The depositary will attempt, insofar as practicable, to vote the amount of such series of common shares or preferred shares represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable actions that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will refrain from voting the common shares or preferred shares to the extent it does not receive specific instructions from the holder of depositary shares representing the common shares or preferred shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of the depositary shares representing common shares or preferred shares of any series will not be effective unless the amendment has been approved by the holders of at least the amount of the depositary shares then outstanding representing the minimum amount of common shares or preferred shares of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the common shares or preferred shares of such series. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, or any transferee of the holder, will be deemed, by continuing to hold the depositary receipt, or by reason of the acquisition thereof, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed;

•	each preferred share has been converted into other preferred shares or has been exchanged for debt securities; or

•	a final distribution in respect of the common shares or preferred shares has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Alterra.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the relevant series of common shares or preferred shares and any redemption of the common shares or preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and other charges or expenses as are expressly provided in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the deposited common shares or preferred shares.

Neither we nor the depositary will be liable if we are or it is prevented or delayed by law or any circumstances beyond our or its control in performing any obligations under the deposit agreement. Our and their obligations under the deposit agreement will be limited to performance in good faith of our and their duties under the deposit agreement and neither we nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts, common shares or preferred shares unless satisfactory indemnity is furnished. The depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF DEBT SECURITIES OF

ALTERRA CAPITAL HOLDINGS LIMITED

As used in this “Description of Debt Securities of Alterra Capital Holdings Limited” section of this prospectus, all references to “we,” “us,” “our” and similar expressions are references to Alterra and do not include any of Alterra’s subsidiaries or other affiliates.

Senior Debt Indenture and Subordinated Debt Indenture

We may issue debt securities, consisting of notes, debentures or other indebtedness, from time to time in one or more series. We will issue any senior debt securities pursuant to a senior debt indenture to be entered into between Alterra and The Bank of New York Mellon, as trustee. We will issue any subordinated debt securities pursuant to a subordinated debt indenture to be entered into between Alterra and the same or a different trustee. In addition, we will issue any junior subordinated debt securities to a Capital Trust in connection with the issuance of trust preferred securities and common securities by such Capital Trust. Such junior subordinated debt securities will be issued and governed under a separate junior subordinated indenture between us and the same or a different trustee. The subordinated debt indenture and the junior subordinated debt indenture are collectively referred to in this prospectus as the subordinated debt indentures.

The senior debt indenture and the subordinated debt indenture will be substantially identical except that the subordinated debt indenture, unlike the senior debt indenture, will provide for debt securities that are specifically made junior in right of payment to other specified indebtedness of Alterra. Neither the senior debt indenture nor the subordinated debt indenture will limit the aggregate principal amount of indebtedness that we may issue from time to time.

Forms of the senior debt indenture, the subordinated debt indenture and the junior subordinated indenture are included as exhibits to the registration statement of which this prospectus forms a part. The following description provides a general summary of the material terms and conditions of each of these indentures and the debt securities that may be issued pursuant to these indentures. The indentures may contain language which expands upon or limits the statements made in this prospectus, and prospectus supplements and supplemental indentures may contain material terms and provisions of any debt securities. Accordingly, we strongly encourage you to refer to the indentures, all prospectus supplements and all relevant supplemental indentures for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.

Senior and Subordinated Debt Securities

The debt securities will be our senior or subordinated obligations. The term “senior” is generally used to describe debt obligations that entitle the holder to receive payment of principal and interest upon the happening of certain events prior to the holders of “subordinated” debt. Events that may trigger the right of holders of senior indebtedness to receive payment of principal and interest prior to payments to the holders of subordinated indebtedness include insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or an event of default under the senior debt indenture.

We may issue the senior debt securities, pursuant to the senior debt indenture, in one or more series. All series of senior debt securities issued under the senior debt indenture will be equal in ranking in right of payment. The senior debt securities also will rank equally in right of payment with all our other indebtedness, other than indebtedness expressly designated by the holders thereof to be subordinated in right of payment to our senior debt.

Unsecured senior indebtedness issued pursuant to the senior debt indenture will be effectively junior to any of our secured indebtedness to the extent of the assets securing such secured indebtedness. In the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or a foreclosure under a loan agreement relating to any secured indebtedness, the holders of our secured indebtedness would be entitled to receive payment of principal and interest prior to payments on unsecured senior indebtedness issued under the senior debt indenture to the extent of the assets securing such secured indebtedness.

The debt securities issued under the subordinated debt indenture will be subordinated in right of payment in respect of principal, any premium and interest owing under the subordinated debt securities to all our senior indebtedness in the manner described below under the caption “Subordination Under the Subordinated Debt Indenture.”

Additionally, the indebtedness issued pursuant to both the senior and subordinated indentures will be structurally subordinated to any indebtedness and other obligations of our subsidiaries (other than any subsidiaries that become guarantors of the indebtedness issued pursuant to the indentures). In the event of a bankruptcy, receivership, state-ordered rehabilitation, liquidation or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than our creditors. As a result of the application of the subsidiary’s assets to satisfy claims of policyholders and creditors, the value of the shares of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of our subsidiaries would adversely impact our financial condition and possibly impair our ability to meet our obligations on the debt securities. In addition, any liquidation of the assets of a subsidiary to satisfy claims of the subsidiary’s policyholders and creditors might make it impossible for such subsidiary to pay dividends to us. This inability to pay dividends would further impair our ability to satisfy our obligations under the debt securities.

Alterra conducts its operations through subsidiaries, which generate a substantial portion of its operating income and cash flow. As a result, distributions or advances from subsidiaries of Alterra are a major source of funds necessary for Alterra to meet its debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of Alterra to obtain cash required to pay its debt service obligations, including payments on the debt securities.

Prospectus Supplements

We will provide a prospectus supplement to accompany this prospectus for each series of debt securities we offer. We strongly encourage you to read it carefully. In the prospectus supplement, we will describe the following terms and conditions of the series of debt securities that we are offering, to the extent applicable:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	the denominations in which the debt securities will be issued;

•	the aggregate principal amount of the debt securities to be issued;

•	the ability to issue additional debt securities of the same series;

•	the price or prices at which we will sell the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

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in the case of discount debt securities, the rate of accretion of principal, which may be fixed or variable, or the method of determining such rate, and the date or dates from which principal will accrete or the method by which such date or dates will be determined;

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whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

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the dates on which interest on the debt securities shall be payable and the regular record date for determining who is entitled to the interest payable on any interest payment date or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive period during which interest payment periods may be extended;

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the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

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the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and where notices and demands may be delivered to or upon us pursuant to the indenture;

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our obligations, if any, to redeem, repay or purchase debt securities prior to the maturity date, to set aside funds or other assets or make periodic payments to a sinking fund or provide security for any redemption or purchase through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, or set aside such assets, make such payments or provide such security pursuant to such obligations, and the other terms and conditions of such obligations;

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the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

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any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable indenture;

•	any limitation on our ability to incur debt, grant liens, redeem stock, pay dividends, sell our assets or other restrictions;

•	the application, if any, of the terms of the indenture relating to legal defeasance and covenant defeasance (which terms are described below) to the debt securities;

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the terms, if any, upon which the holders may convert or exchange (or upon which we may require the holders to convert or exchange) the debt securities into or for our common stock, preferred stock or other securities or property (or upon which such debt securities shall automatically convert or be exchanged into or for such other securities or property);

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

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to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

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if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

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the collateral, if any, securing such debt securities, and the guarantors, if any, who will guarantee such debt securities, or the methods of determining such collateral, if any, and such guarantors, if any;

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if the principal amount payable at the stated maturity of any debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount that shall be deemed to be the principal amount of such securities as of any such date for any purpose, including the principal amount thereof that shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for definitive debt securities;

•	the depositary for global debt securities;

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whether the debt securities will be issued in registered form, in bearer form or in both registered and bearer form (In general, ownership of registered debt securities is evidenced by the records of the issuing entity. Accordingly, a holder of registered debt securities may transfer the securities only on the records of the issuer. By contrast, ownership of bearer debt securities generally is evidenced by physical possession of the securities. Accordingly, the holder of a bearer debt security can transfer ownership merely by transferring possession of the security.);

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any restrictions or special procedures applicable to (1) the place of payment of the principal, any premium and any interest on bearer debt securities, (2) the exchange of bearer debt securities for registered debt securities, (3) the offer, sale or delivery of bearer debt securities, or (4) the payment of interest on such bearer debt securities. (A holder of debt securities will not be able to exchange registered debt securities into bearer debt securities except in limited circumstances.);

•	certain U.S. federal income tax consequences and special considerations applicable to the debt securities;

•

any Bermuda tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in non-U.S. currencies, or units based on or related to non-U.S. currencies;

•	any proposed listing of the debt securities on a securities exchange;

•

whether and under what circumstances we will pay additional amounts on the debt securities in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•

if the debt securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary security) only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and terms of such certificates, documents or conditions;

•	the date as of which such securities shall be dated if other than the date of original issuance thereof;

•	the names of any trustee, depositary, authenticating or paying agent, transfer agent, registrar, collateral agent or other agent with respect to the debt securities;

•	in the case of subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities; and

•	any other specific terms of the debt securities, including any other terms that may be required by or advisable under applicable laws or regulations.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a floating rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below the stated principal amount of such debt securities. We will describe in the applicable prospectus supplement any special U.S. federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

Global Debt Securities

We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or

•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that purchasers of securities regulated by the laws of those jurisdictions take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;

•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of Alterra, the indenture trustee or any other agent of Alterra or of the indenture trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any registered global security, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act, and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the indenture trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

We also may issue bearer debt securities of a series in global form. We will deposit these global bearer securities with a common depositary or with a nominee for the depositary identified in the prospectus supplement relating to the series. We will describe the specific terms and procedures of the depositary arrangement for the bearer debt securities in the prospectus supplement relating to the series. We also will describe in the applicable prospectus supplement any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security.

Covenants Applicable to the Debt Securities

Consolidation, Merger, Amalgamation and Sale of Assets. Each of the senior and subordinated debt indentures provides that we will not consolidate with or merge or amalgamate into a third party, or sell or otherwise transfer, other than for cash, all or substantially all of our assets to any third party, in each case unless:

•	either we are the continuing entity in the transaction or the successor entity expressly assumes our obligations under the securities and the indenture;

•	following the completion of the transaction, we or the successor entity in the transaction would not be in default in the performance of the covenants and conditions contained in the indenture; and

•

a specified officer’s certificate and an opinion of counsel are delivered to the Trustee, each stating that such consolidation, merger, amalgamation, sale or other transfer, as the case may be, and any supplemental indenture pertaining thereto, comply with the indenture.

The limitations on the transactions described above do not apply to a recapitalization, change of control, or highly leveraged transaction unless the transaction involves a consolidation, merger or amalgamation into a third party, or a sale or other transfer, other than for cash, of all or substantially all of our assets to a third party. In addition, the indentures do not include any provisions that would increase interest, provide an option to dispose of securities at a fixed price, or otherwise protect debt security holders in the event of any recapitalization, change of control, or highly leveraged transaction.

The prospectus supplement for each series of debt securities may contain additional covenants.

Events of Default

Unless we provide other or substitute Events of Default in a prospectus supplement, each of the following events will constitute an event of default under the applicable indenture with respect to a series of debt securities:

•	default in the payment of any interest on the series of debt securities when the same becomes due and payable, and continuation of such default for a period of 30 days;

•	default in the payment of the principal of, or premium, if any, on, the debt securities when the same becomes due and payable;

•	default in the payment of any sinking fund installment as and when the same shall become due and payable;

•

default in the observance or performance of any covenant or agreement of ours contained in the indenture (other than a covenant or agreement, a default in the observance or performance of which is specifically dealt with elsewhere in this section), and continuation of such default for a period of 90 days after notice has been given;

•

default (1) in any scheduled payment of principal of any of our indebtedness (other than with respect to such series of the debt securities and other than non-recourse indebtedness), having an aggregate principal amount outstanding of at least $30 million, when due and payable after giving effect to any applicable grace period or (2) in the performance of any other term or provision of any of our indebtedness (other than with respect to such series of the debt securities and other than non-recourse indebtedness) having an aggregate principal amount outstanding of at least $30 million that results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not have been cured, waived, rescinded or annulled, or such indebtedness shall not have been discharged, within a period of 30 days after notice has been given; or

•	certain events relating to our bankruptcy, insolvency or reorganization.

Each of the senior and subordinated debt indentures provides that, under limited conditions specified in the indentures, where an event of default occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of each affected series of debt securities issued under the relevant indenture, treated as one class, may declare the principal and accrued interest of all the affected debt securities to be due and payable immediately. A similar right exists for the trustee and the holders of not less than 25% of all outstanding debt securities issued under an indenture, in the event of a default in the performance of any covenants or agreements applicable to all outstanding debt securities.

Upon conditions specified in the indentures, however, the holders of a majority in principal amount of the affected outstanding series of debt securities, or of all the debt securities as the case may be, may waive past defaults under the indentures. Such a waiver may not occur where there is a continuing default in payment of principal, any premium or interest on the affected debt securities.

Each of the senior and subordinated debt indentures entitles the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the debt security holders for any actions taken by the trustee at the request of the security holders. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.

Subject to the right of the trustee to indemnification as described above and except as otherwise described in the indentures, each indenture provides that the holders of a majority of the aggregate principal amount of the affected outstanding debt securities of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the indenture or for any remedy available to the trustee.

Each of the senior and subordinated debt indentures provides that no holders of debt securities may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:

•	such holder previously gave written notice of the continuing default to the trustee;

•

the holders of at least 25% in principal amount of the outstanding debt securities of each affected series, treated as one class, asked the trustee to institute the action and offered indemnity to the trustee satisfactory to it for doing so;

•	the trustee did not institute the action within 60 days of the request; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the trustee to refrain from instituting the action.

Under each indenture, we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.

Defeasance

If indicated in the applicable prospectus supplement, we can discharge and defease our obligations under the applicable indenture and debt securities as set forth below and as provided in each of the senior and subordinated debt indentures. For purposes of the indentures, obligations with respect to debt securities are discharged and legal defeasance occurs when, through the fulfillment of the conditions summarized below, we are released and discharged from performing any further obligations under the relevant indenture with respect to the debt securities. Covenant defeasance occurs when we are released from performing any further obligations under specific covenants in the relevant indenture relating to the debt securities.

If provided for in the prospectus supplement, we may elect legal defeasance and be discharged from any and all future obligations with respect to debt securities of a particular series or debt securities within a particular series if the debt securities of such series have become due and payable, will become due and payable within one year or, if redeemable at our option, are to be called for redemption within one year under irrevocable arrangements satisfactory to the trustee. We may make such legal defeasance election by irrevocably depositing cash or U.S. government obligations with the trustee in an amount certified to be sufficient to pay in full the principal, any premium and interest on the relevant debt securities when due.

If provided for in the prospectus supplement, we may elect covenant defeasance and be discharged from certain specified obligations under the covenants contained in the indenture with respect to any debt securities of a series. We may make this covenant defeasance election by irrevocably depositing cash or U.S. government obligations with the trustee in an amount certified to be sufficient to pay in full the principal, any premium and interest on the relevant debt securities when due.

As a condition to any legal defeasance or covenant defeasance, we must provide the trustee an opinion of counsel to the effect that the holders of the affected debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be taxed by the U.S. federal government on the same amounts, in the same manner, and at the same times as if such defeasance had not occurred. This opinion of counsel, in the case of legal defeasance with respect to any debt securities, must refer to and be based upon a ruling of the Internal Revenue Service (the “IRS”) or a change in applicable U.S. federal income tax law occurring after the date of this prospectus.

We may exercise our legal defeasance option notwithstanding any prior covenant defeasance upon the affected debt securities. If we exercise our legal defeasance option, payment of the affected debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, payment of the affected debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants that have been defeased. If, however, acceleration of the indebtedness under the debt securities occurs by reason of another event of default, the value of the money and government obligations in the defeasance trust on the date of acceleration could be less than the principal and interest then due on the affected securities because the required defeasance deposit is based upon scheduled cash flow rather than market value that will vary depending upon interest rates and other factors.

Modification of the Indentures

Each of the senior and subordinated debt indentures provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	secure any debt securities;

•	evidence a successor person’s assumption of our obligations under the indentures and the debt securities;

•	add covenants that protect holders of debt securities;

•

cure any ambiguity or defect in the indenture or make any other change or modification, provided that such correction does not adversely affect the holders of the affected debt securities in any material manner;

•	establish forms or terms for debt securities of any series; and

•	evidence a successor trustee’s acceptance of appointment.

Each of the senior and subordinated debt indentures also permits us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of outstanding affected debt securities of all series issued under and affected by the relevant indenture, voting as one class, to change, in any manner, the relevant indenture and the rights of the holders of debt securities issued under that indenture. However, the consent of each holder of an affected debt security is required for changes that:

•	extend the stated maturity of, or reduce the principal of, any debt security;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable upon redemption or change the time at which any debt security may be redeemed;

•	change the currency in which the principal, any premium or interest is payable;

•	reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

•	make any changes in the ranking or priority of any debt security that would adversely affect the holders of such debt security;

•	impair or affect the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of the outstanding debt securities of any series required to approve changes to the indenture.

The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

Subordination Under the Subordinated Debt Indenture

The subordinated debt indenture provides that payment of the principal, any premium and interest on debt securities issued under the subordinated debt indenture will be subordinated in right of payment, to the extent and in the manner set forth in that indenture, to all our senior indebtedness. The subordinated debt indenture defines senior indebtedness as the principal, any premium and interest on all our indebtedness, whether incurred prior to or after the date of the indenture:

•	for money borrowed by us;

•	for obligations of others that we directly or indirectly either assume or guarantee;

•	in respect of letters of credit and acceptances issued or made by banks in favor of us; or

•

issued or assumed as all or part of the consideration for the acquisition of property, however acquired, or indebtedness secured by property included in our property, plant and equipment accounts at the time of acquisition, if we are directly liable for the payment of such debt.

Senior indebtedness also includes all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to the indebtedness listed above.

Senior indebtedness does not include:

•	any of our indebtedness that, by its terms or the terms of the instrument creating or evidencing it, is subordinate or equivalent in right of payment with the subordinated debt securities; or

•	any of our indebtedness to one of our subsidiaries.

The subordinated debt indenture does not limit the amount of senior indebtedness that we can incur.

The holders of all senior indebtedness will be entitled to receive payment of the full amount due on that indebtedness before the holders of any subordinated debt securities receive any payment on account of such subordinated debt securities in the event:

•	of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings in respect of us or our property; or

•

that debt securities of any series are declared due and payable before their expressed maturity because of an event of default other than an insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding in respect of us or our property.

We may not make any payment of the principal or interest on the subordinated debt securities during a continued default in payment of any senior indebtedness or if any event of default exists under the terms of any senior indebtedness.

Conversion Rights

If applicable, the terms of debt securities of any series that are convertible into or exchangeable for our common shares or our other securities will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder, or at our option. These terms may include provisions pursuant to which the number of shares of our common shares or our other securities to be received by the holders of debt securities would be subject to adjustment. Any such conversion or exchange will comply with applicable Bermuda law, our memorandum of association and bye-laws.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase debt securities, as well as warrants to purchase other types of securities, including common shares and preferred shares. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered.

Debt Warrants

The applicable prospectus supplement will describe the terms of debt warrants offered thereby, the warrant agreement relating to the debt warrants and the certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the debt warrants may be payable;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each debt security;

•

the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the debt securities purchasable upon exercise of the debt warrants will be payable;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•

the principal amount of debt securities that may be purchased upon exercise of each debt warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which the principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	if applicable, a discussion of any material Bermuda tax considerations;

•	certain U.S. federal income tax consequences and special considerations applicable to the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Certificates representing debt warrants will be exchangeable for new certificates representing debt warrants of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities issuable upon exercise and will not be entitled to payment of principal of or any premium or interest on the debt securities issuable upon exercise.

Other Warrants

The applicable prospectus supplement will describe the following terms of any other warrants that we may issue:

•	the title of the warrants;

•	the securities (which may include preferred shares or common shares) for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•

if applicable, the designation and terms of the preferred shares or common shares with which the warrants are issued, and the number of the warrants issued with each share of preferred shares or common shares;

•	if applicable, the date on and after which the warrants and the related preferred shares or common shares will be separately transferable;

•	certain U.S. federal income tax consequences and special considerations applicable to the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or the number of preferred shares or common shares at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Warrants may be exercised at any time up to the close of business on the expiration date described in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as described in the applicable prospectus supplement. Upon receipt of payment and the certificate representing the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other offices indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities issuable upon exercise. If less than all of the warrants represented by the certificate are exercised, a new certificate will be issued for the remaining warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

AND SHARE PURCHASE UNITS

We may issue share purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of our common shares, preferred shares or depositary shares at a future date or dates. Alternatively, the share purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of common shares, preferred shares or depositary shares. The number and price per share of our common shares, preferred shares or depositary shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be entered into separately or as a part of a share purchase unit that consists of (1) a share purchase contract; (2) warrants; and/or (3) debt securities, trust preferred securities or debt obligations of third parties (including U.S. treasury securities, other share purchase contracts or common shares), that would secure the holders’ obligations to purchase or to sell, as the case may be, common shares, preferred shares or depositary shares under the share purchase contract. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice-versa. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

The applicable prospectus supplement will describe the terms of any share purchase contract or share purchase unit and will contain a discussion of certain U.S. federal income tax considerations and special considerations applicable to the share purchase contracts and share purchase units. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the share purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more share purchase contracts, purchase units, warrants, debt securities, preferred shares, common shares, trust preferred securities or any combination of such securities, including guarantees of any of such securities. The applicable prospectus supplements will describe:

(1) the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

(2) a description of the terms of any unit agreement governing the units; and

(3) a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEES

Trust Preferred Securities

The second amended and restated declaration of trust will authorize the trustees of the Capital Trust to issue on behalf of the Capital Trust one series of trust preferred securities and one series of trust common securities. We collectively refer to the trust preferred securities and the trust common securities as the trust securities. The trust preferred securities will be issued to the public pursuant to the registration statement of which this prospectus is a part, and the trust common securities will be issued directly or indirectly to us.

The trust preferred securities will have the terms, including dividends, redemption, voting, conversion, liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the applicable Second Amended and Restated Declaration of Trust or made part of the Second Amended and Restated Declaration of Trust by the Trust Indenture Act.

You should refer to the applicable prospectus supplement relating to the trust preferred securities of the Capital Trust for specific terms, including:

•	the distinctive designation of trust preferred securities;

•	the number of trust preferred securities issued by the Capital Trust;

•

the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the Capital Trust and the date or dates upon which the distributions will be payable and any right to defer payment thereof;

•

whether distributions on trust preferred securities issued by the Capital Trust will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on trust preferred securities issued by the Capital Trust will be cumulative;

•

the amount or amounts which will be paid out of the assets of the Capital Trust to the trust preferred securities holders upon voluntary or involuntary dissolution, winding-up or termination of the Capital Trust;

•

the terms and conditions, if any, under which trust preferred securities may be converted into share capital, including the conversion price per share and the circumstances, if any, under which the conversion right will expire;

•	the terms and conditions, if any, upon which the related series of our debt securities may be distributed to trust preferred securities holders;

•

the obligation, if any, of the Capital Trust to purchase or redeem trust preferred securities issued by the Capital Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities issued by the Capital Trust will be purchased or redeemed, in whole or in part, pursuant to the obligation;

•

the voting rights, if any, of trust preferred securities issued by the Capital Trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the trust preferred securities holders, as a condition to specified action or amendments to the applicable declaration; and

•

any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the Capital Trust that are consistent with the applicable declaration or applicable law.

Pursuant to the Second Amended and Restated Declaration of Trust, the institutional trustee will own our debt securities purchased by the Capital Trust for the benefit of the trust preferred securities holders and the trust common securities holders. The payment of dividends out of money held by the Capital Trust, and payments upon redemption of trust preferred securities or liquidation of the Capital Trust, will be guaranteed by us to the extent described below under “— Trust Guarantees.”

Specific U.S. federal income tax considerations applicable to an investment in trust preferred securities will be described in the applicable prospectus supplement.

In connection with the issuance of trust preferred securities, the Capital Trust will also issue one series of trust common securities. The Second Amended and Restated Declaration of Trust will authorize the administrative trustees of the Capital Trust to issue on behalf of the Capital Trust one series of trust common securities having the terms, including dividends, conversion, redemption, voting, liquidation rights or the restrictions described in the applicable declaration. Except as otherwise provided in the applicable prospectus supplement, the terms of the trust common securities issued by the Capital Trust will be substantially identical to the terms of the trust preferred securities issued by the Capital Trust, and the trust common securities will rank on equal terms with, and payments will be made on a ratable basis with, the trust preferred securities. However, upon an event of default under the second amended and restated declaration of trust the rights of the holders of the trust common securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the trust preferred securities holders. Except in limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the trustees of the related trust. All of the trust common securities of the Capital Trust will be directly or indirectly owned by us.

The applicable prospectus supplement will describe whether we and/or certain of our subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with the Institutional Trustee.

Trust Guarantees

Below is a summary of information concerning the trust guarantees that will be executed and delivered by us, at various times, for the benefit of the trust preferred securities holders. The applicable prospectus supplement will describe any significant differences between the actual terms of the trust guarantees and the summary below. This summary does not describe all exceptions and qualifications contained in the indentures or all of the terms of the trust guarantees. You should read the trust guarantees for provisions that may be important to you.

General. We will irrevocably and unconditionally agree, to the extent described in the trust guarantees, to pay in full, to the trust preferred securities holders of the Capital Trust, the trust guarantee payments (as defined below), except to the extent paid by the Capital Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the Capital Trust may have or assert. Our obligation to make a trust guarantee payment may be satisfied by direct payment of the required amounts by us to the trust preferred securities holders or by causing the applicable Capital Trust to pay the required amounts to the holders.

The following payments regarding the trust preferred securities, which we refer to as the trust guarantee payments, to the extent not paid by the Capital Trust, will be subject to the trust guarantees, without duplication:

•	any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the Capital Trust will have funds legally available;

•	the redemption price, including all accrued and unpaid distributions, payable out of legally available funds, regarding any trust preferred securities called for redemption by the Capital Trust; and

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upon a liquidation of the Capital Trust, other than in connection with the distribution of our debt securities to the trust preferred securities holders or the redemption of all of the trust preferred securities issued by the Capital Trust, the lesser of:

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the aggregate of the liquidation preference and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Capital Trust will have funds legally available; and

•	the amount of assets of the Capital Trust remaining available for distribution to the holders of the Capital Trust’s trust preferred securities in liquidation of the Capital Trust.

Covenants of Alterra Capital Holdings Limited. In each trust guarantee, we will covenant that, so long as any trust preferred securities issued by the Capital Trust remain outstanding, and if there will have occurred any event that would constitute an event of default under the trust guarantee or the declaration, we will not do any of the following:

•	declare or pay any dividend on, make any distributions regarding, or redeem, purchase or acquire or make a liquidation payment regarding, any of our share capital;

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make any payment of the principal of and any premium and interest on or repay, purchase or redeem any debt securities issued by us which rank pari passu or junior to the debt securities owned by the Capital Trust; and

•	make any guarantee payments regarding the trust preferred securities, other than pursuant to the trust guarantees.

However, even during such circumstances, we may:

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purchase or acquire our share capital in connection with the satisfaction by us of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any such event requiring us to purchase our capital stock;

•	reclassify our share capital or exchange or convert one class or series of our share capital for another class or series of our share capital;

•	purchase fractional interests in our share capital pursuant to the conversion or exchange provisions of such share capital or the security being converted or exchanged;

•	declare dividends or distributions in our share capital, including cash or share dividends paid by us which consist of the shares of the same class as that on which any dividend is being paid;

•	redeem or purchase any rights pursuant to a rights agreement; and

•	make payments under the trust guarantee related to the trust preferred securities.

Amendment and Assignment. Except regarding any changes that do not adversely affect the rights of holders of trust preferred securities of the Capital Trust, in which case no vote will be required, the trust guarantees regarding the trust preferred securities may be changed only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding trust preferred securities. The manner of obtaining the approval of trust preferred securities holders will be as described in the applicable prospectus supplement. All guarantees and agreements contained in the trust guarantees will bind our successors, assigns, receivers, trustees and representatives and for the benefit of the holders of the outstanding trust preferred securities.

Termination of the Trust Guarantees. Each trust guarantee will end as to the trust preferred securities issued by the Capital Trust upon any of the following:

•	full payment of the redemption price of all trust preferred securities;

•	distribution of our debt securities held by the Capital Trust to the trust preferred securities holders; or

•	full payment of the amounts payable in accordance with the declaration upon liquidation of the Capital Trust.

Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the Capital Trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

Each trust guarantee represents a guarantee of payment and not of collection. Each trust guarantee will be deposited with the institutional trustee to be held for the benefit of the trust preferred securities of the Capital Trust. The institutional trustee will have the right to enforce the trust guarantees on behalf of the trust preferred securities holders of the Capital Trust. The holders of not less than a majority in aggregate liquidation preference of the trust preferred securities of the Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the applicable trust guarantee, including the giving of directions to the institutional trustee.

If the institutional trustee fails to enforce a trust guarantee as provided above, any holder of trust preferred securities of the Capital Trust may institute a legal proceeding directly against us to enforce its rights under the trust guarantee, without first instituting a legal proceeding against the Capital Trust, or any other person or entity. Each trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the Capital Trust, and by complete performance of all obligations under the trust guarantee.

Governing Law. Each trust guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

The applicable prospectus supplement will set out the terms of the trust guarantee.

Expenses of the Capital Trust

Subject to Bermuda law, we will agree to pay all of the costs, expenses or liabilities of the Capital Trust, other than obligations of the Capital Trust to pay to the holders of any trust preferred securities or trust common securities the amounts due pursuant to the terms of the trust preferred securities or trust common securities.

DESCRIPTION OF THE ALTERRA FINANCE LLC

DEBT SECURITIES AND GUARANTEES

Senior Debt Indenture and Subordinated Debt Indenture

Alterra Finance may issue debt securities, consisting of notes, debentures or other indebtedness, from time to time in one or more series. Alterra Finance will issue any senior debt securities pursuant to a senior debt indenture to be entered into between Alterra Finance, Alterra and The Bank of New York Mellon, as trustee. Alterra Finance will issue any subordinated debt securities pursuant to a subordinated debt indenture to be entered into between Alterra Finance, Alterra and The Bank of New York Mellon, as trustee.

The senior debt indenture and the subordinated debt indenture will be substantially identical except that the subordinated debt indenture, unlike the senior debt indenture, will provide for debt securities that are specifically made junior in right of payment to other specified indebtedness of Alterra Finance. Neither the senior debt indenture nor the subordinated debt indenture will limit the aggregate principal amount of indebtedness that we may issue from time to time.

Forms of the senior debt indenture and the subordinated debt indenture are included as exhibits to the registration statement of which this prospectus forms a part. The following description provides a general summary of the material terms and conditions of each of the senior debt indenture and subordinated debt indenture and the debt securities that may be issued pursuant to these indentures. The indentures may contain language which expands upon or limits the statements made in this prospectus, and prospectus supplements and supplemental indentures may contain material terms and provisions of any debt securities. Accordingly, we strongly encourage you to refer to the indentures, all prospectus supplements and all relevant supplemental indentures for a complete understanding of the terms and conditions applicable to the indentures and the debt securities.

Senior and Subordinated Debt Securities

The debt securities will be senior or subordinated obligations of Alterra Finance. The term “senior” is generally used to describe debt obligations that entitle the holder to receive payment of principal and interest upon the happening of certain events prior to the holders of “subordinated” debt. Events that may trigger the right of holders of senior indebtedness to receive payment of principal and interest prior to payments to the holders of subordinated indebtedness include insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or an event of default under the senior debt indenture.

Alterra Finance may issue the senior debt securities, pursuant to the senior debt indenture, in one or more series. All series of senior debt securities issued under the senior debt indenture will be equal in ranking in right of payment. The senior debt securities also will rank equally in right of payment with all of Alterra Finance’s other indebtedness, other than indebtedness expressly designated by the holders thereof to be subordinated in right of payment to Alterra Finance’s senior debt. The guarantee will be a senior unsecured obligation of Alterra and will rank equally in right of payment with all of Alterra’s other present and future unsecured and unsubordinated indebtedness.

The senior debt securities will be effectively subordinated to any secured indebtedness of Alterra Finance or Alterra, as the case may be, to the extent of the value of the assets securing such indebtedness. The indentures do not limit the amount of debt that Alterra Finance or Alterra or their respective subsidiaries can incur. However, the indentures do restrict the ability of Alterra Finance and Alterra to incur debt secured by the capital stock of certain subsidiaries. See “Description of the Alterra Finance Limited LLC Debt Securities and Guarantee — Certain Covenants.”

Alterra Finance is a finance subsidiary with no independent operations or assets other than in such capacity, and will depend upon intercompany transfers to meet its obligations under the senior notes. Alterra is a holding company that conducts its operations through its subsidiaries, which generate a substantial portion of its respective operating income and cash flow. As a result, distributions or advances from subsidiaries of Alterra are a major source of funds necessary for Alterra to meet its debt service and other obligations. Contractual provisions, laws or regulations, as well as a subsidiary’s financial condition and operating requirements, may limit the ability of Alterra to obtain cash required to fund Alterra’s payment obligations under its guarantee.

The Alterra Finance senior and subordinated debt securities will be structurally subordinated to all obligations of Alterra Finance’s subsidiaries (if any), including claims with respect to trade payables. The guarantee by Alterra will be structurally subordinated to all obligations of Alterra’s other subsidiaries, including claims with respect to trade payables. This means that holders of the senior debt securities will have a junior position to the claims of creditors of Alterra Finance’s subsidiaries (if any) on their assets and earnings, and holders of the guarantee will have a junior position to the claims of creditors of Alterra’s other subsidiaries on their assets and earnings.

The Alterra Finance debt securities issued under the subordinated debt indenture will be subordinated in right of payment in respect of principal, any premium and interest owing under the subordinated debt securities to all of Alterra Finance’s senior indebtedness in the manner described below under the caption “— Subordination Under the Subordinated Debt Indenture.”

Prospectus Supplements

Alterra Finance will provide a prospectus supplement to accompany this prospectus for each series of debt securities it offers. Alterra Finance strongly encourages you to read it carefully. In the prospectus supplement, Alterra Finance will describe the following terms and conditions of the debt securities that it is offering, to the extent applicable:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	the aggregate principal amount of the debt securities to be issued;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates, if any, which may be fixed or variable, at which the debt securities will bear interest;

•	the date or dates from which any interest will accrue;

•	the interest payment dates on which any interest will be payable;

•	the record dates for the determination of holders to whom principal and any interest is payable;

•	the place or places where the principal and interest will be payable;

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the price or prices at which, the periods or periods within which and the terms and conditions upon which securities of the series may be redeemed, in whole or in part, at the option of Alterra Finance, pursuant to any sinking fund or otherwise;

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the obligation, if any, of Alterra Finance to redeem, repay or purchase the debt securities prior to the maturation date, to set aside funds or other assets or make periodic payments to a sinking fund or provide security for any redemption or purchase through an analogous provision or at the option of the holders of the debt securities, and the period or periods within which and the price or prices at which Alterra Finance will redeem, repay or purchase the debt securities, in whole or in part, or set aside such assets, make such payments or provide such security pursuant to such obligations, and other terms and conditions of such obligations;

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the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity in the event of default or provable in bankruptcy, if other than the full principal amount of the debt securities;

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the denominations, which may be in dollars or any non-U.S. currency, in which the debt securities will be issued if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof or if other than in U.S. dollars, units of 2,000 in the applicable foreign currency and units of 1,000 in excess thereof;

•	the form of the debt securities, including such legends as required by the applicable indenture, by law or as Alterra Finance deems necessary or appropriate;

•	whether the debt securities will be issued in global form, and if so, the terms and conditions upon which global debt securities may be exchanged for definitive debt securities;

•	the depositary for global debt securities;

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the currency or currencies in which payments of interest or principal and other amounts are payable with respect to the debt securities are to be denominated, payable, redeemable or repurchasable, as the case may be;

•	whether and under what circumstances the debt securities will be convertible into debt securities of any other series;

•	if other than the trustee, any trustees, authenticating or paying agents, registrars or any other agents with respect to the securities;

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if the debt securities do not bear interest, the applicable dates when Alterra Finance and Alterra will provide the trustee with a list of the names and addresses of the holders of the debt securities;

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any deletions from, modifications of or additions to the events of default or covenants of Alterra Finance and Alterra with respect to the debt securities and whether or not such events of default or covenants are consistent with the events of default or covenants as set forth in the applicable indenture;

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whether, under what circumstances and the currency in which Alterra Finance will pay additional amounts on the debt securities held in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether Alterra Finance will have the option to redeem such debt securities rather than pay such additional amounts;

•	in the case of subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities; and

•	any other terms or conditions upon which the debt securities are issued, which terms will not be inconsistent with the applicable indenture.

Alterra Finance will maintain a register for the registration and transfer of each series of debt securities. Subject to the terms of the applicable indenture, holders may present registered debt securities for transfer or exchange in the manner described in the applicable prospectus summary. Upon surrender for registration of transfer or exchange of any registered debt security, Alterra Finance will issue and the trustee will authenticate and deliver one or more new registered debt securities of the same series, maturity date, interest rate and original issue date in authorized denominations for a like principal amount.

All debt securities issued upon any registration of transfer or exchange will be the valid obligations of Alterra Finance and Alterra, evidencing the same debt as the debt securities surrendered upon such registration of transfer or exchange and will be entitled to all of the benefits of the applicable indenture equally and proportionally with all other debt securities issued under the applicable indenture. Alterra Finance will provide for transfer and exchange of the debt securities without charge other than any tax or other governmental charge payable in connection with such transfer or exchange.

Global Debt Securities

Alterra Finance may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

Alterra Finance will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that Alterra Finance will name in the applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a debt security is able to enjoy rights associated with ownership of the debt security, even though the beneficial owner is not recognized as the legal owner of the debt security. The interest of the beneficial owner in the debt security is considered the “beneficial interest.” Alterra Finance will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or

•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of a successor of the depository.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

Alterra Finance will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global debt security in the prospectus supplement relating to that series. Alterra Finance anticipates that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global debt security.

Ownership of beneficial interests in a registered global debt security will be limited to (1) participants that have accounts with the depositary for the registered global debt security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global debt security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global debt security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global debt security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some jurisdictions may require that purchasers of debt securities regulated by the laws of those jurisdictions take physical delivery of the debt securities in definitive form. Those laws may impair the ability to transfer beneficial interests in registered global debt securities. In addition, because the depositary or its nominee can only act on behalf of participants, who in turn act on behalf of persons who hold interest through those participants, the ability of a person having a beneficial interest in a registered global debt security to pledge, or transfer those interests to persons or entities that do not participate in the depositary’s system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive debt security of such interest.

As long as the depositary for a registered global debt security, or its nominee, is the registered owner of the registered global debt security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global debt security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global debt security generally will not:

•	be entitled to have the debt securities represented by the registered global debt security registered in their own names;

•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global debt security must rely on the procedures of the depositary for the registered global debt security and, if that person owns through a participant, on the procedures of the participant through which that person owns such interest, to exercise any rights of a holder under the applicable indenture.

Alterra Finance understands that under existing industry practices, if Alterra Finance requests any action of holders of debt securities or if an owner of a beneficial interest in a registered global debt security desires to give or take any action which a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global debt security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Alterra Finance will make payments of principal, any premium and any interest on a registered global debt security to the depositary or its nominee. None of Alterra Finance, the trustee or any agent of Alterra Finance or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Alterra Finance expects that the depositary for any registered global debt security, upon receipt of any payment of principal, premium or interest in respect of the registered global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global debt security as shown on the records of the depositary. Alterra Finance also expects that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global debt security owned through the participants.

Alterra Finance will issue debt securities in definitive form in exchange for a registered global debt security, if the depositary for such registered global debt security is at any time unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Exchange Act, and if in either case, Alterra Finance does not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days after it becomes aware of the ineligibility. In addition, Alterra Finance may at any time and in its sole discretion decide not to have any of the debt securities of a series represented by a registered global debt security and, in such event, will issue debt securities of the series in definitive form, in authorized denominations, in an aggregate principal amount equal to the principal amount of the registered global debt security, in exchange for the registered global debt security. If an event of default has occurred and is continuing, Alterra Finance will also exchange global debt securities of any series for definitive securities of such series upon the written request of the depositary or its nominee.

Alterra Finance will register any debt securities issued in definitive form in exchange for a registered global debt security in such name or names as the depositary will instruct the trustee. Alterra Finance expects that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global debt security.

General

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months, unless the applicable indenture provides otherwise.

If any interest payment date or maturity or redemption date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next Business Day. “Business Day” means any day other than a Saturday or Sunday, or other day on which banking institutions are authorized or required by law or regulation to close in New York, New York or Hamilton, Bermuda and, with respect to securities denominated in a foreign currency, the capital city of the country of such foreign currency, or, with respect to securities denominated in the Euro, Brussels, Belgium unless the form of debt securities provides otherwise.

Alterra Finance will issue debt securities only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, or if other than in U.S. dollars, units of 2,000 in applicable foreign currency and integral multiples of 1,000 in excess thereof, unless the form of debt securities provides otherwise.

Guarantee

Alterra will unconditionally and irrevocably guarantee the due and punctual payment of the principal, premium, if any, additional amounts, if any, and interest on the debt securities when and as the same shall become due and payable, whether at maturity, by acceleration redemption, repayment or otherwise. The guarantee is one of payment and not of collection. Under the indentures, if Alterra Finance ceases to be a subsidiary of Alterra or transfers its assets as an entirety or substantially as an entirety, Alterra will automatically assume all obligations of Alterra Finance under the debt securities, and the guarantee will terminate. In addition, Alterra may, without the consent of the holders of the debt securities, assume all rights and obligations of Alterra Finance under the debt securities, as described in the indentures, and upon such assumption, Alterra Finance will be released from its liabilities under the indentures and the debt securities.

Alterra’s guarantee of Alterra Finance debt securities issued under the senior indenture will be senior indebtedness of Alterra and will rank equally in right of payment with all of Alterra’s other senior unsubordinated indebtedness. Alterra’s guarantee of Alterra Finance debt securities issued under the subordinated indenture will be subordinated indebtedness of Alterra and will be subordinated in right of payment with all of Alterra’s senior unsubordinated indebtedness on terms comparable to the subordination of Alterra Finance’s subordinated debt securities to Alterra Finance’s senior unsubordinated indebtedness.

Payment of Additional Amounts

If any taxes, assessments or other governmental charges are imposed by the jurisdiction, other than the United States, where Alterra or a successor to Alterra or Alterra Finance (a “Payor”), is organized or otherwise considered to be a resident for tax purposes, any jurisdiction, other than the United States, from or through which the Payor makes a payment on the debt securities, or, in each case, any political organization or governmental authority thereof or therein having the power to tax (the “Relevant Tax Jurisdiction”) in respect of any payments under the debt securities, the Payor will pay to each holder of a debt security, to the extent it may lawfully do so, such additional amounts as may be necessary in order that the net amounts paid to such holder will be not less than the amount specified in such debt security to which such holder is entitled; provided, however, the Payor will not be required to make any payment of additional amounts for or on account of:

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any tax, assessment or other governmental charge which would not have been imposed but for (1) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership, limited liability company or corporation) and the Relevant Tax Jurisdiction including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein or (2) the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after (x) the date on which such payment became due and payable or (y) the date on which payment thereof is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

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any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of (or in respect of) principal of, premium, if any, or any interest on, the debt securities;

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any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or the beneficial owner of the debt security to comply with a request of the Payor addressed to the holder to provide information, documents or other evidence concerning the nationality, residence or identity of the holder or such beneficial owner which is required by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

•	any combination of the above;

nor will additional amounts be paid with respect to any payment of the principal of, or any premium or interest on, any debt security to any holder who is a fiduciary or partnership or limited liability company or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Relevant Tax Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or limited liability company or beneficial owner who would not have been entitled to such additional amounts had it been the holder of such debt security.

The Payor will provide the trustee with the official acknowledgment of the relevant tax authority (or, if such acknowledgment is not available, a certified copy thereof) evidencing the payment of any withholding taxes by the Payor. Copies of such documentation will be made available to the holders of the debt securities or the paying agent, as applicable, upon written request therefor.

All references in this prospectus to principal of, premium, if any, and interest on the debt securities will include any additional amounts payable by the Payor in respect of such principal, such premium, if any, and such interest.

Redemption for Changes in Withholding Taxes

Alterra Finance will be entitled to redeem the debt securities, at its option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event that the Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the debt securities, any additional amounts as a result of:

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a change in or an amendment to the laws (including any regulations promulgated thereunder) of the Relevant Tax Jurisdiction, which change or amendment is announced: (i) in the case of Alterra, after the original issue date of the applicable debt securities, and (ii) in the case of a successor to Alterra or Alterra Finance, after the date such successor became a successor to Alterra or Alterra Finance, as the case may be; or

•

any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced: (i) in the case of Alterra, after the original issue date of the applicable debt securities, and (ii) in the case of a successor to Alterra or Alterra Finance, after the date such successor became a successor to Alterra or Alterra Finance, as the case may be;

and, in each case, the Payor cannot avoid such obligation by taking reasonable measures available to it.

Before any notice of redemption of the debt securities is delivered to the holder as described above, Alterra Finance will deliver to the trustee, at least 30 days before the date set for redemption, an officers’ certificate and an opinion of independent legal counsel of recognized standing, in each case, stating that the Payor has or will become obligated to pay additional amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Certain Covenants

Limitation on Liens on Stock of Designated Subsidiaries

Under each Alterra Finance indenture, each of Alterra Finance and Alterra will covenant that, so long as any debt securities are outstanding, it will not, nor will it permit any subsidiary to, create, incur, assume, guarantee or otherwise permit to exist any indebtedness secured by any lien on any shares of capital stock of any designated subsidiary, unless Alterra Finance and Alterra concurrently provide that the debt securities and, if Alterra Finance and Alterra elect, any other indebtedness of Alterra Finance that is not subordinate to the debt securities and with respect to which the governing instruments require, or pursuant to which Alterra Finance is otherwise obligated, to provide such security, will be secured equally and ratably with the indebtedness for at least the time period such other indebtedness is so secured.

The term “designated subsidiary” means (1) Alterra Finance, (2) any other future or present subsidiary of Alterra the consolidated total assets of which constitute 10 percent or more of the consolidated total assets of Alterra; and (3) any subsidiary which is a successor, by merger or otherwise, to substantially all of the business or properties of any subsidiary referred to or described in the foregoing clauses (1) or (2).

For purposes of each indenture, the term “indebtedness” means, with respect to any person,

•	the principal of and any premium and interest on indebtedness for money borrowed;

•	the principal of and any premium and interest on indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

•	all capitalized lease obligations;

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all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

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all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations, other than obligations of the type referred to above, entered into in the ordinary course of business to the extent these letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit;

•	all obligations of the type referred to above of other persons, the payment of which the person is responsible or liable as obligor, guarantor or otherwise;

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all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and

•	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

Limitations on Disposition of Stock of Our Designated Subsidiaries

Each of the Alterra Finance indentures will provide that, so long as any debt securities are outstanding and except in a transaction otherwise permitted by such indenture, neither Alterra Finance nor Alterra will issue, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, Alterra Finance and Alterra will not permit any designated subsidiary to issue, other than to Alterra Finance or Alterra, these types of securities, warrants, rights or options, other than director’s qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, Alterra Finance or Alterra would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.

However, Alterra Finance and Alterra may issue, sell, assign, transfer or otherwise dispose of securities if the consideration is at least at fair market value as determined by Alterra’s board of directors in good faith or if required by law or regulation. Alterra Finance or Alterra, as the case may be, may also merge, amalgamate or consolidate any designated subsidiary into or with another direct or indirect subsidiary of Alterra, the shares of capital stock of which Alterra owns, directly or indirectly, at least 80% or, subject to the provisions described under “— Consolidation, Amalgamation, Merger and Sale of Assets” below, sell, assign, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least at fair market value as determined by Alterra’s board of directors in good faith.

Consolidation, Amalgamation, Merger and Sale of Assets

The Alterra Finance indentures will provide that Alterra Finance and Alterra may not (1) consolidate or amalgamate with or merge into a third party or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a third party, or (2) permit a third party to consolidate or amalgamate with or merge into Alterra Finance or Alterra, respectively, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Alterra Finance or Alterra, respectively, unless:

•

Alterra Finance or Alterra is the continuing entity in the transaction or, if not, the successor entity is a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof, the District of Columbia, Bermuda, or any country or state which is a member of the Organization for Economic Co-Operation and Development, and expressly assumes the obligations and covenants evidenced by the debt securities and the Alterra Finance indentures;

•

immediately after giving effect to such transaction, no event of default or event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing under the Alterra Finance indentures; and

•

a specified officers’ certificate and an opinion of counsel are delivered to the applicable trustee, each stating that such transaction and any supplemental indenture pertaining thereto comply with the provisions of the Alterra Finance indentures relating to supplemental indentures and consolidation, merger, amalgamation, sale or conveyance.

In the context of a consolidation, merger or amalgamation or sale or purchase of assets, the successor entity is the entity that assumes or otherwise becomes obligated for the rights and obligations of the other party or parties to the transaction.

The limitations on the transactions described above do not apply to a recapitalization, change of control or highly leveraged transaction unless the transaction involves a transaction enumerated above. In addition, the Alterra Finance indentures do not include any provisions that would increase interest, provide an option to dispose of securities at a fixed price or otherwise protect debt security holders in the event of any recapitalization, change of control or highly leveraged transaction.

Events of Default

Unless we provide other or substitute Events of Default in a prospectus supplement, each of the following events will constitute an “event of default” under the applicable indenture with respect to a series of debt securities:

•	default in the payment of any interest on any of the debt securities or any additional amounts with respect thereto when due and payable, and continuance of such default for a period of 30 days;

•

default in the payment of any principal or any premium of any of the debt securities or any additional amounts with respect thereto when due and payable either at maturity, upon any redemption, by declaration or otherwise;

•

failure by Alterra Finance or Alterra in the performance, or breach, of any other covenant or agreement contained in the debt securities or in the indentures and continuance of that failure for a period of 60 days after notice by the trustee or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities;

•

a default occurs under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of Alterra Finance or Alterra or any of its designated subsidiaries whether such indebtedness now exists, or is created after the date of the indenture, if such default is (1) caused by a failure to pay principal on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default; or (2) results in the acceleration of such indebtedness prior to its express maturity; and, in each case of clause (1) and (2), the principal amount of such indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $30 million or more, and such default shall not be cured or such acceleration shall not be rescinded or annulled within a period of 30 days after written notice by the trustee or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities;

•

Alterra Finance or Alterra fails within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $30 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

•

except as permitted by the indentures, the guarantee is held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or Alterra or any person acting on its behalf, denies or disaffirms Alterra’s obligations under the guarantee; or

•	certain events of bankruptcy, insolvency or reorganization relating to Alterra Finance or Alterra or any of its designated subsidiaries.

The trustee will notify the holders of the debt securities of any continuing default known to the trustee that has occurred within 90 days after the occurrence of the default. Notwithstanding the foregoing, except in the case of default in the payment of the principal of or interest on any of the debt securities, the trustee may withhold notice if the trustee in good faith determines that the withholding of notice is in the interests of the holders of the debt securities.

If an event of default with respect to the debt securities has occurred and is continuing (other than with respect to certain events of bankruptcy, insolvency or reorganization described in the seventh bullet point above), either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding may declare the principal amount of all debt securities to be due and payable immediately. An event of default relating to a bankruptcy, insolvency or reorganization referred to in the seventh bullet point above will cause all of the debt securities to become immediately due and payable without any declaration or other act by the trustee or the holders. The holders of a majority in aggregate principal amount of the outstanding debt securities may waive all past defaults (except with respect to the nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the debt securities and its consequences if (1) recission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities that have become due solely by such declaration of acceleration, have been cured or waived. Any past defaults and the consequences thereof (except a default in the payment of principal of, premium or interest on the debt securities) may be waived by the holders of at least a majority in aggregate principal amount of the debt securities then outstanding. Alterra Finance may fail to comply with certain covenants in the indentures with respect to the debt securities upon waiver by the holders of at least a majority in aggregate principal amount of the debt securities then outstanding.

Subject to the provisions of the indentures relating to the duties of the trustee, in case an event of default has occurred and is continuing, the trustee will not be under any obligation to exercise any of the trusts or powers vested in it by the applicable indenture at the request or direction of any of the holders, unless such holders have offered to the trustee security or indemnity satisfactory to the trustee. The holders of a majority in aggregate principal amount of the debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture or exercising any trust or power conferred on the trustee with respect to the debt securities; provided that the trustee may refuse to follow any direction which is in conflict with any law or the applicable indenture and subject to certain other limitations.

No holder of any debt securities will have any right by virtue or by availing of any provision of the indentures to institute any proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the indentures or for any remedy thereunder, unless the holder has previously given the trustee written notice of an event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities have made written request and offered reasonable indemnity to the trustee to institute such proceeding as trustee, and the trustee has failed to institute such proceeding within 60 days after its receipt of such request, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities a direction inconsistent with such request. However, the right of a holder of any debt security to receive payment of the principal of and any interest on such debt security on or after the due dates expressed in such debt security, or to institute suit for the enforcement of any such payment on or after such dates, will not be impaired or affected without the consent of such holder.

Defeasance

Legal Defeasance. If there is a change in U.S. federal tax law or IRS ruling, as described below, Alterra Finance and Alterra can legally release themselves from all payment and other obligations on the debt securities. This is called legal defeasance. To do so, each of the following must occur:

•

Alterra Finance or Alterra must deposit in trust for the benefit of all holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will, in the opinion of a nationally recognized accounting firm, generate enough cash to make interest, principal and any other anticipated payments on the debt securities on their various due dates.

•

There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the holders of the debt securities to be taxed on the debt securities any differently as compared to if Alterra Finance and Alterra did not make the deposit and just continued to repay the debt securities. Under current U.S. federal tax law, from the perspective of the holders of the debt securities, the deposit and the legal release from the debt securities would be treated as though the holders exchanged their debt securities for new debt securities. In that event, the holders of the debt securities could recognize gain or loss with respect to the debt securities.

Alterra Finance and Alterra must deliver to the trustee a legal opinion of counsel confirming the tax law change described above. If Alterra Finance and Alterra did accomplish legal defeasance, the holders of the debt securities would have to rely solely on the trust deposit for payments on the debt securities. The holders of the debt securities could not look to Alterra Finance and Alterra for payment in the event of any shortfall.

Covenant Defeasance. Under current U.S. federal tax law, Alterra Finance and Alterra can make the same type of deposit described above under “Legal Defeasance” and be released from certain restrictive covenants relating to the debt securities. This is called covenant defeasance. In that event, the holders of the debt securities would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, Alterra Finance and Alterra must do both of the following:

•

Alterra Finance or Alterra must deposit in trust for the benefit of the holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will, in the opinion of a nationally recognized accounting firm, generate enough cash to make interest, principal and any other anticipated payments on the debt securities on their various due dates.

•

Alterra Finance and Alterra must deliver to the trustee a legal opinion of counsel confirming that under current U.S. federal tax law Alterra Finance and Alterra may make the above deposit without causing the holders of the debt securities to be taxed on the debt securities any differently than if Alterra Finance and Alterra did not make the deposit and just continued to repay the debt securities.

If Alterra Finance and Alterra accomplish covenant defeasance with regard to the debt securities, the following provisions of the indentures and the debt securities would no longer apply: the covenants described under “Certain Covenants — Limitation on Liens on Stock of Our Designated Subsidiaries”, “Certain Covenants — Limitations on Disposition of Stock of Our Designated Subsidiaries” and the conditions described in the third bullet point under “Consolidation, Amalgamation, Merger and Sale of Assets.”

If Alterra Finance and Alterra accomplish covenant defeasance, the holders of the debt securities can still look to Alterra Finance and Alterra for repayment of their debt securities in the event of any shortfall in the trust deposit. The holders of the debt securities should note, however, that if one of the remaining events of default occurred, including the third, fourth or fifth bullet points under “Events of Default” and bankruptcy or insolvency described in the last bullet point under “Event of Default,” and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, the holders of the debt securities may not be able to obtain payment of the shortfall.

The obligations of Alterra Finance and Alterra under the indentures and the debt securities, other than the obligations under the covenants defeased, will remain in full force and effect.

Satisfaction and Discharge

Alterra Finance and Alterra will be discharged from the obligations on the debt securities if:

•	Alterra Finance or Alterra pays the principal of, interest on and any additional amounts on all the debt securities as and when the same becomes due and payable.

•	Alterra Finance or Alterra delivers to the trustee for cancellation all the debt securities.

•

Alterra Finance or Alterra irrevocably deposits with the trustee as trust funds the entire amount to pay at maturity or upon redemption of all the debt securities that becomes due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption.

Upon delivery of an officers’ certificate and legal opinion, the trustee will execute instruments acknowledging such satisfaction of and discharging the indentures with respect to all the debt securities.

Modification and Waiver

Certain modifications and amendments of the indentures (which, generally, benefit or do not materially and adversely affect the holders of outstanding debt securities, or cure any ambiguity, defect or inconsistency without regard to adverse effect) may be made by Alterra Finance, Alterra and the trustee without the consent of holders of the debt securities. Other modifications and amendments of the indentures require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities. However, no modification or amendment may, without the consent of the holder of each affected outstanding debt security:

•	extend the final maturity of such debt security;

•	reduce the principal amount of such debt security;

•	reduce the rate or extend the time of payment of interest on such debt security;

•	reduce any amount payable upon redemption of such debt security;

•	impair or affect the right of any holder to institute suit for payment of such debt security; or

•	reduce the percentage of debt securities, the consent of the holders of which are required for any modification or amendment.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities may on behalf of the holders of all the debt securities waive compliance by Alterra Finance and Alterra with certain covenants of each indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities may on behalf of the holders of all the debt securities waive any past default under each indenture, except a default in the payment of the principal of or interest, if any, on any debt security or in respect of a provision that under an indenture cannot be modified or amended without the consent of the holder of each affected outstanding debt security.

Subordination Under the Subordinated Debt Indenture

The subordinated debt indenture provides that payment of the principal, any premium and interest on debt securities issued under the subordinated debt indenture will be subordinated in right of payment, to the extent and in the manner set forth in that indenture, to all of Alterra Finance’s senior indebtedness. The subordinated debt indenture defines senior indebtedness as the principal, any premium and interest on all Alterra Finance’s indebtedness, whether incurred prior to or after the date of the indenture:

•	for money borrowed by Alterra Finance;

•	for obligations of others that Alterra Finance directly or indirectly either assumes or guarantees;

•	in respect of letters of credit and acceptances issued or made by banks in favor of Alterra Finance; or

•

issued or assumed as all or part of the consideration for the acquisition of property, however acquired, or indebtedness secured by property included in Alterra Finance’s property, plant and equipment accounts at the time of acquisition, if Alterra Finance is directly liable for the payment of such debt.

Senior indebtedness also includes all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to the indebtedness listed above.

Senior indebtedness does not include:

•

any of Alterra Finance’s indebtedness that, by its terms or the terms of the instrument creating or evidencing it, is subordinate or equivalent in right of payment with the subordinated debt securities; or

•	any of Alterra Finance’s indebtedness to one of Alterra Finance’s subsidiaries.

The Alterra Finance subordinated debt indenture does not limit the amount of senior indebtedness that Alterra Finance can incur.

The holders of all Alterra Finance senior indebtedness will be entitled to receive payment of the full amount due on that indebtedness before the holders of any Alterra Finance subordinated debt securities receive any payment on account of such subordinated debt securities in the event:

•	of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings in respect of Alterra Finance or Alterra Finance’s property; or

•

that debt securities of any series are declared due and payable before their expressed maturity because of an event of default other than an insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding in respect of Alterra Finance or Alterra Finance’s property.

Alterra Finance may not make any payment of the principal or interest on the Alterra Finance subordinated debt securities during a continued default in payment of any senior indebtedness or if any event of default exists under the terms of any senior indebtedness.

Notices

Alterra Finance will give or cause to be given notices by mail to holders at the addresses listed in the security register.

Replacement of Securities

Alterra Finance will replace any mutilated security at the holder’s expense upon surrender of the security to the trustee. Alterra Finance will replace securities that become destroyed, stolen or lost at the holder’s expense upon delivery to the trustee of the security or evidence of the destruction, loss or theft satisfactory to us and the trustee. In the case of a destroyed, lost or stolen security, an indemnity satisfactory to the trustee and Alterra Finance may be required at the holder’s expense before we will issue a replacement security.

Governing Law

The Alterra Finance indentures, the guarantee and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

SELLING SHAREHOLDERS

To the extent that this prospectus is used by any selling shareholder to resell any Alterra common shares, information with respect to the selling shareholder and the plan of distribution will be contained in a supplement to this prospectus.

MATERIAL TAX CONSIDERATIONS

The following discussion generally summarizes the material Bermuda, Ireland, United Kingdom and U.S. federal taxation of our company and the material Bermuda, Ireland and U.S. federal income tax consequences of the ownership and disposition of securities that may be offered from time to time. The statements as to U.S. federal income tax law set forth below are the opinion of Akin Gump Strauss Hauer & Feld LLP, our U.S. counsel, as to such tax laws (subject to the qualifications, assumptions and factual determinations set forth in such statements). The statements as to Bermuda income tax law set forth below are the opinion of Conyers Dill & Pearman Limited, our Bermuda counsel, as to such tax laws (subject to the qualifications, assumptions and factual determinations set forth in such statements). The statements as to Irish income tax law set forth below are the opinion of A&L Goodbody, our Irish counsel, as to such tax laws (subject to the qualifications, assumptions and factual determinations set forth in such statements). The statements as to U.K. income tax law set forth below are the opinion of Hogan Lovells International LLP, our U.K. counsel, as to such tax laws (subject to the qualifications, assumptions and factual determinations set forth in such statements). Material tax considerations applicable to the ownership and disposition of securities also will be described in any related prospectus supplement. Similarly, material tax considerations applicable to the ownership and disposition of other types of securities that may be offered from time to time will be described in any related prospectus supplement. The summary does not purport to be a complete analysis of all of the tax considerations that may be applicable to a decision to acquire securities. In particular, this summary does not purport to be a complete analysis of the tax consequences to us in every jurisdiction in which we or our subsidiaries currently operate or may operate in the future, nor does it purport to address the tax considerations in any jurisdiction other than Bermuda, Ireland, the United Kingdom and the United States. The tax treatment applicable to you may vary depending on your particular tax situation or status. This summary is based on current law, and future legislative, judicial or administrative changes could affect the information, beliefs and conclusions in this summary, possibly on a retroactive basis. This summary does not address U.S. state or local taxes or any U.S. federal taxes other than income taxes. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR U.S. AND NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN NOTES, SHARES OR ANY OTHER SECURITIES.

Taxation of Alterra and its Subsidiaries

The principal jurisdictions of our operations are Bermuda, Ireland, the United Kingdom and the United States. As a global provider of specialty insurance and reinsurance, we may be subject to tax in certain other jurisdictions in addition to these principal jurisdictions. This disclosure does not purport to be, nor is it intended to be, a complete description of the potential tax consequences to us in every jurisdiction in which we are subject to tax, or may be subject to tax in the future.

Bermuda

Under current Bermuda law, there is no income, corporate, profits, withholding, capital gains or capital transfer tax payable by Alterra or any of its Bermuda incorporated subsidiaries. Each of Alterra and its Bermuda incorporated subsidiaries has obtained from the Minister of Finance under The Exempted Undertakings Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits or, income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to any of these entities, their operations or their shares, debentures or other obligations, until March 28, 2016. We could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to us. Each of Alterra and its Bermuda incorporated subsidiaries pay de minimis annual Bermuda government fees and insurance license fees, as applicable. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

Ireland

Certain of our subsidiaries, including holding companies and operating companies, are established and resident for tax purposes in Ireland.

A company carrying on a trade in Ireland is liable to Irish corporation tax on its tax adjusted income. The Irish corporation tax rate on tax adjusted trading income is 12.5%.

Insurance and reinsurance companies’ trading income includes underwriting profit and investment income attributable to its reinsurance trade. Other investment income is generally taxable at the higher corporation tax rate of 25%. Chargeable gains are taxed at the rate of 25%.

In general, taxable trading income is calculated in the following manner:

•	Revenue expenses incurred wholly and exclusively for the purposes of the trade are deductible from trading income. Expenses are recorded on an accruals basis;

•	Interest and other costs of borrowings for trading purposes are generally deductible in the accounting period in which they are charged;

•	Annual interest paid on money borrowed to invest in or loan to trading companies may also be deductible as a charge on income, subject to certain conditions;

•	Normal remuneration of directors and employees for trading purposes is deductible;

•

Accounts based depreciation of capital assets is not deductible and instead this is governed by the tax rules; for example, capital allowances may be available for wear and tear of plant and machinery; there is a depreciation regime for certain qualifying intellectual property; and

•	Entertainment expenditure, excluding bona fide employee entertainment, is not deductible for tax purposes.

A holding company generally does not carry on a trade. Non-trading income (investment income) is generally taxable at the higher corporation tax rate of 25%. Chargeable gains are taxed at the rate of 25%.

In the case of an Irish tax resident holding company, dividends received from Irish tax resident subsidiaries will generally be exempt from Irish corporation tax. Any other income of such holding companies is likely to be passive income (for example, interest) and would generally be taxable at 25%.

Any dividends paid from Ireland to a parent company would be free of Irish dividend withholding tax (subject to certain administrative requirements which include the making of a declaration by the parent company) provided (1) the Irish payor is at least a 75% subsidiary of the parent company and (2) the principal class of shares of the parent is substantially and regularly traded on an appropriate exchange (such as the New York Stock Exchange) at the time of payment of the dividend.

In general the deductibility of expenses in computing the taxable non-trading income of companies is limited.

U.K. Taxation

Residence and Permanent Establishment

Certain of our subsidiaries, including holding companies and operating companies, are incorporated in the United Kingdom and are resident in the United Kingdom for U.K. corporation tax purposes. None of our other subsidiaries should be treated as being resident in the United Kingdom for U.K. corporation tax purposes unless that subsidiary’s central management and control is exercised in the United Kingdom. Companies that are resident in the United Kingdom for U.K. corporation tax purposes are subject to U.K. corporation tax on their worldwide profits.

A company not resident in the United Kingdom for U.K. corporation tax purposes will nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom, but the U.K. corporation tax charge is only imposed on profits attributable to such permanent establishment. One of our subsidiaries is currently carrying on a trade in the United Kingdom through a permanent establishment. It is possible that this subsidiary will cease to carry on a trade through a permanent establishment in the United Kingdom in the future. As neither case law nor U.K. statute definitely defines the activities that constitute trading in the United Kingdom through a permanent establishment, the U.K. taxation authorities might contend successfully that one of our other subsidiaries is trading in the United Kingdom through a permanent establishment in the United Kingdom if such subsidiary is carrying on any activities in the United Kingdom.

If any of our subsidiaries qualifying for benefits under a relevant double tax treaty in force with the United Kingdom was considered to be trading in the United Kingdom through a permanent establishment, such subsidiary would only be subject to U.K. corporation tax if the permanent establishment constituted a permanent establishment for the purposes of that treaty and then only to the extent that any profits were attributable to that permanent establishment in the United Kingdom. The United Kingdom has no double tax treaty with Bermuda.

There are limited circumstances in which companies that are neither resident in the United Kingdom for U.K. corporation tax purposes nor carrying on a trade through a permanent establishment in the United Kingdom may be exposed to U.K. income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on in the United Kingdom.

U.K. Corporation Tax

Our subsidiaries that are incorporated in the United Kingdom are subject to U.K. corporation tax on their worldwide profits computed in accordance with U.K. tax law. Profit, for these purposes, includes income and capital gains, and will include dividends received by a subsidiary that is established and resident in the United Kingdom (although most dividends received by such a company would normally be exempt from U.K. corporation tax in its hands). Currently, the mainstream rate of U.K. corporation tax is 28%. Any foreign tax paid on the same profits will, subject to normal restrictions on foreign tax credits in the United Kingdom and to the application of any relevant double tax treaty, be credited against U.K. corporation tax payable in respect of those profits. Any subsidiary which is carrying on a trade in the United Kingdom through a permanent establishment is subject to U.K. corporation tax on the profits attributable to its permanent establishment at the rate of 28%.

Any change in U.K. law or in the practice of the U.K. taxation authorities may affect the corporation tax charge applicable to a subsidiary that is incorporated in the United Kingdom and any subsidiary not incorporated in the United Kingdom and which is carrying on a trade in the United Kingdom through a permanent establishment.

Currently, no U.K. withholding tax applies to dividends paid by U.K. tax resident companies.

The United Kingdom does, however, impose withholding tax on most payments of interest. For example, where a company resident in the United Kingdom for U.K. corporation tax purposes makes a payment of interest to a recipient which itself will not bring the receipt of that payment into charge to U.K. corporation tax, the payer will normally be required to withhold an amount on account of U.K. income tax from the payment, currently at the rate of 20%.

The United Kingdom has entered into a wide range of double tax treaties which may, in certain circumstances, reduce or eliminate the U.K. withholding tax that may otherwise be imposed on payments of interest.

United States

As used in this subsection, all references to “we,” “us,” “our” and similar expressions are references to Alterra and its non-U.S. subsidiaries other than our services companies (which have a branch office in the U.S.) and entities affiliated with our Lloyd’s operation (which may be subject to a closing agreement with the (IRS)) which we refer to as “our services and Lloyd’s operations”.

In general, under current U.S. tax rules and regulations, a non-U.S. corporation is subject to U.S. federal income tax (at a current maximum rate of 35%) on its taxable income that is effectively connected to the conduct of a trade or business within the United States and to the U.S. branch profits tax (at a current rate of 30%) on its effectively connected earnings and profits (with certain adjustments) that are deemed repatriated out of the United States. Neither the Code nor the applicable Treasury regulations provide a general definition of what constitutes being engaged in a trade or business within the United States. The limited case law concerning the general definition of what constitutes engaging in a U.S. trade or business does not provide definitive guidance and generally provides that a non-U.S. corporation will be considered to be engaged in a U.S. trade or business if it regularly and continuously carries out business activities in the United States. The test is generally a factual one, and therefore all facts and circumstances must be examined annually in determining whether a non-U.S. corporation is engaged in a U.S. trade or business for a taxable year.

Pursuant to most U.S. income tax treaties, a non-U.S. corporation that is engaged in the conduct of a U.S. trade or business is not subject to U.S. federal income tax on its business profits except to the extent income from the trade or business is attributable to a permanent establishment of the corporation that is located in the United States. The United States has entered into a treaty with Bermuda relating to the taxation of insurance enterprises. We refer to such treaty in this prospectus as the Bermuda treaty. The United States also has entered into a treaty with Ireland, and we refer to such treaty in this prospectus as the Ireland treaty. Under the Bermuda treaty, business profits earned by an insurance company that is a resident of Bermuda may be taxed in the United States only if such profits are attributable to the conduct of a trade or business carried on through a permanent establishment in the United States. However, an insurance enterprise resident in Bermuda will be eligible to claim benefits under the Bermuda treaty only if:

•	more than 50% of its equity is beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents; and

•

its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents.

For purposes of the Bermuda treaty, a permanent establishment generally is defined to include a branch, office or other fixed place of business through which the business of the enterprise is carried on, or an agent (other than an agent of independent status acting in the ordinary course of its business) that has, and habitually exercises in the United States, authority to conclude contracts in the name of the non-U.S. corporation. Whether we will be entitled to relief under the permanent establishment provision of the Bermuda treaty is uncertain because we cannot be certain that we would satisfy the two requirements, described above, under the Bermuda treaty. No regulations interpreting the Bermuda treaty have been issued.

Based on the general U.S. trade or business test and the current and anticipated activities of Alterra and its subsidiaries, we believe that we should not be subject to U.S. federal income tax imposed on our business or related investment income, other than with respect to our U.S. domiciled subsidiaries and our services and Lloyd’s operations. It is anticipated that we will operate in the future so as not to be engaged in the conduct of a trade or business in the United States, other than with respect to our U.S. domiciled subsidiaries and our services and Lloyd’s operations. However, we have not received an opinion of U.S. counsel with respect to this issue, and we cannot assure you that the IRS will not contend successfully that we are engaged in a trade or business in the United States because none of the Code, Treasury regulations or court decisions provides definitive standards as to the specific type of activities that constitute being engaged in the conduct of a trade or business within the United States. In addition, the determination of whether a non-U.S. corporation is engaged in a U.S. trade or business is essentially factual in nature and cannot be opined upon by U.S. counsel. If we were deemed to be engaged in a U.S.

trade or business, that entity would be subject to U.S. federal income tax, as well as the branch profits tax, on certain of its income unless the entity is entitled to relief under the permanent establishment provision of an applicable treaty. If we were deemed to be engaged in business in the United States but did not have a permanent establishment in the United States, and we qualified for Bermuda treaty benefits, premium income received by us would be exempt from U.S. federal income tax. However, it is unclear whether the Bermuda treaty applies to other income such as investment income that is effectively connected with a U.S. business. Accordingly, non-premium income, such as investment income, still could be subject to U.S. federal income tax and a branch profits tax even if treaty benefits were available for premium income.

If imposed, U.S. federal income tax would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a non-U.S. corporation cannot claim an allowance of deductions and credits unless it files a U.S. federal income tax return. Penalties may be assessed for failure to file tax returns. Certain of our non-U.S. subsidiaries have filed protective U.S. income tax returns on a timely basis in order to preserve their right to claim tax deductions and credits if any such subsidiary is subsequently is determined to be subject to U.S. federal income tax.

Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. federal income tax on certain fixed or determinable annual or periodical gains, profits and income (such as dividends and certain interest on investments) derived from sources within the United States. Such tax generally is imposed by withholding at a rate of 30% (or a lower treaty rate, if applicable) on the gross income subject to the tax. The tax is eliminated with respect to certain types of U.S. source income, such as portfolio interest. If such income is earned by a non-U.S. corporation that is engaged in the conduct of a U.S. trade or business, the income is subject to the same withholding tax (i.e., 30% or a lower treaty rate, if applicable) if the income is not effectively connected with such trade or business. If such income is effectively connected with such trade or business, then the income is subject to U.S. federal income tax and branch profits tax to the same extent as other effectively connected income (as described above). The Bermuda treaty does not provide for reductions in such withholding rates.

The United States also imposes an excise tax on reinsurance and insurance premiums paid to non-U.S. insurers or reinsurers with respect to risks or insureds located in the United States. The rates of tax applicable to such premiums paid to us, unless an exemption to the federal insurance excise tax is available under an applicable treaty, are 4% for direct insurance and indemnity bonds and 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts.

Taxation of Noteholders

Bermuda

Under current Bermuda law, there is no withholding tax on principal or interest paid on the notes.

United States

U.S. Noteholders

The following summary sets forth the material U.S. federal income tax considerations related to the ownership and disposition of notes issued by a U.S. issuer. Unless otherwise stated, this summary deals only with holders of notes that are U.S. holders (as defined below) who hold the notes as capital assets. The following discussion does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular noteholder in light of such noteholder’s specific circumstances. In particular, except where specifically identified, the following summary does not describe the U.S. federal income tax consequences that may be relevant to certain holders of notes, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax-exempt organizations, expatriates or persons who hold the notes as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated under the Code and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, that may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the U.S., or of any non-U.S. government, that may be applicable to the notes or the holders of notes. Persons considering making an investment in the notes should consult their own tax advisors prior to making any investment concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Additional information will be contained in the related prospectus supplement.

For purposes of the following summary, a “U.S. holder” is a holder that is, for U.S. federal income tax purposes, (1) a citizen or individual resident of the U.S.; (2) a corporation or other entity taxable as a corporation created or organized under the laws of the U.S., any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (4) a trust, if a court within the U.S. is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the notes. A partner of a partnership may be subject to tax on such income under rules similar to the rules for U.S. holders or non-U.S. holders depending on whether (1) the partner is a U.S. person and (2) the partnership is engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the notes.

Interest Payments. Interest paid to you on a note will be includible in your gross income as ordinary interest income in accordance with your regular method of tax accounting.

Sale, Exchange, Redemption and Other Disposition of Notes. Upon the sale, exchange, redemption or other disposition of a note, you will recognize taxable gain or loss equal to the difference, if any, between (1) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest which will be taxable as interest) and (2) your adjusted tax basis in such note. Your adjusted tax basis in a note generally will equal your cost of acquiring such note.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note exceeds one year. Otherwise, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses by U.S. holders is subject to limitations.

Information Reporting and Backup Withholding. For each calendar year in which the notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain U.S. holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that you are subject to the reporting requirements described above and fail to supply your correct taxpayer identification number in the manner required by applicable law, or underreport your tax liability, we, our agent or paying agents or a broker may be required to “backup” withhold a tax on each payment of interest and principal (and premium or additional interest, if any) on the notes and on the proceeds from a sale of the notes. The backup withholding obligation, however, does not apply with respect to payments to certain U.S. holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption. This backup withholding is not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided that the required information is furnished to the IRS. You should consult your own tax advisors regarding your qualifications for an exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Non-U.S. Noteholders

The following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of a note that is a “non-U.S. holder” of a note issued by a U.S. issuer. For purposes of this discussion, you are a “non-U.S. holder” if you are not a U.S. holder. As discussed above, a partner of a partnership may be subject to tax under rules similar to the rules of U.S. holders or non-U.S. holders depending on whether (1 the partner is a U.S. person and (2 the partnership is engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of the notes.

Payment of Interest. Subject to the discussion of backup withholding below, payments of interest on the notes by us or any of our agents to you will not be subject to U.S. federal withholding tax, unless such payments are effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by you in the U.S., provided that:

(1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2) you are not a controlled foreign corporation for U.S. federal income tax purposes that is related to us (within the meaning of Section 864(d)(4) of the Code);

(3) you are not a bank described in Section 881(c)(3)(A) of the Code; and

(4) either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, or a financial institution, and holds the notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it, or by a financial institution between it and the beneficial owner, and furnishes us with a copy thereof.

The requirements set forth in clauses (1), (2), (3) and (4) above are known as the Portfolio Interest Exemption.

If you cannot satisfy the requirements of the Portfolio Interest Exemption, payments of interest made to you will be subject to a 30% U.S. federal withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

1. IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding under a tax treaty, or a treaty exemption, or

2. IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require you to provide your U.S. taxpayer identification number if you provide an IRS form or claim a treaty exemption.

You are urged to consult your own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the notes is effectively connected with your U.S. trade or business (and if required by an applicable treaty, attributable to a U.S. permanent establishment or fixed base), you, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. holder. In addition, if you are a non-U.S. corporation and interest on the note is effectively connected with your U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment or fixed base), you may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such interest.

Disposition of Notes. No withholding of U.S. federal income tax will be required with respect to any gain or income realized by you upon the sale, exchange or disposition of a note. Except with respect to accrued and unpaid interest, you will not be subject to U.S. federal income tax on income realized on the sale, exchange or other disposition of a note unless (1) you are an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met or (2) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of the note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax under “Non-U.S. Noteholders — Payments of Interest”.

Information Reporting and Backup Withholding. U.S. backup withholding tax will not apply to payments of interest on a note or proceeds from the sale of a note payable to you if you duly provide the certification described in “Non-U.S. Noteholders — Payments of Interest” or you otherwise establish an exemption, provided that the payor does not have actual knowledge or reason to know that you are a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to you will be allowed as a refund, or a credit against your U.S. federal income tax liability, provided that the requisite procedures are followed.

Under legislation recently passed by the U.S. Congress and signed into law by President Obama, additional reporting requirements may apply to non-U.S. holders in tax years beginning after December 31, 2012.

You are urged to consult your own tax advisors regarding your particular circumstance and reporting requirements as well as the availability of and procedure for obtaining an exemption from backup withholding.

Taxation of Shareholders

Bermuda

Currently, there is no Bermuda withholding tax on dividends paid by Alterra.

United States

The following summary sets forth the material U.S. federal income tax considerations related to the ownership and disposition of common and preferred shares (together, “shares”) of Alterra. Unless otherwise stated, this summary deals only with shareholders that are U.S. holders (as defined above) who hold the shares as capital assets. The following discussion does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In particular, except where specifically identified, the following summary does not describe the U.S. federal income tax consequences that may be relevant to certain shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or traders that adopt a mark-to-market method of tax accounting, tax-exempt organizations, expatriates or persons who hold the shares as part of a hedging or conversion transaction or as part of a short-sale or straddle or persons who are considered with respect to us or any subsidiary of Alterra to be “United States shareholders” for purposes of the controlled foreign corporation (“CFC”) rules of the Code, all of whom may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury regulations promulgated under the Code and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, that may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States, or of any non-U.S. government, that may be applicable to the shares or the shareholders. Persons considering making an investment in the shares should consult their own tax advisors prior to making any investment concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Additional information will be contained in the related prospectus supplement.

If a partnership holds the shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the shares, you should consult your own tax advisor.

Taxation of Dividends. Subject to the discussion below regarding passive foreign investment companies (“PFICs”), CFCs, and related person insurance income (“RPII”), cash distributions paid with respect to the shares will constitute ordinary dividend income to you to the extent paid out of our current or accumulated earnings and profits, and you generally will be subject to U.S. federal income tax at a current maximum rate of 35% (such rate is scheduled to increase for taxable years beginning on or after January 1, 2011) upon your receipt of such dividends. However, dividends received by non-corporate U.S. holders, including individuals, during taxable years beginning prior to January 1, 2011, may be eligible for a reduced maximum tax rate of 15% (for taxable years beginning on or after January 1, 2011, such maximum tax rate is scheduled to increase). The reduced rate does not apply to short-term or hedged positions in the shares and in certain other situations. To the extent we make distributions on the shares exceeding our current and accumulated earnings and profits (as calculated in accordance with U.S. federal income tax principles), you will be treated as having received a return of your tax basis in the shares, and any amount we distribute in excess of your tax basis generally will be treated as gain from the sale of a capital asset. The character of such gain is described below under “Dispositions of Shares.”

Passive Foreign Investment Companies. In general, a non-U.S. corporation will be a PFIC, if:

(1) 75% or more of its gross income constitutes “passive income”; or

(2) 50% or more of its assets produce, or are held for the production of, passive income.

For purposes of the PFIC tests, “passive income” generally includes interest, dividends, annuities and other investment income. The PFIC rules contain an express exception for income that is derived in the active conduct of an insurance business by a corporation predominantly engaged in an insurance business, which we refer to as the Insurance Company Exception.

The Insurance Company Exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. However, there is very little authority as to what constitutes the active conduct of an insurance business or being predominantly engaged in such business. In particular, there is uncertainty as to what constitutes the appropriate levels of financial reserves and risk transfer with respect to an insurance contract. Therefore, our income could be considered passive income derived outside of the active conduct of our insurance business if it is earned from (1) investments that are attributable to financial reserves in excess of the reasonable needs of our insurance business; or (2) non-traditional insurance activities that do not contain sufficient risk transfer.

We believe that our non-U.S. insurance and reinsurance subsidiaries’ (each of which we refer to in this prospectus as a “Non-U.S. Insurance Subsidiary”) current financial reserves are and will be consistent with industry standards and are not and will not be in excess of the reasonable needs of our insurance business. We also believe that we are and will be engaged in insurance activities that involve sufficient transfer of risk. For these reasons, we do not expect to be treated as having passive income or holding assets for the production of passive income. However, because there is no definitive authority on how the Insurance Company Exception should be interpreted, we have not received an opinion of United States counsel with respect to this issue, and we cannot assure you that the IRS will not disagree with our interpretation and successfully challenge our position that we qualify for the exception. In addition, the IRS may issue regulatory or other guidance that applies on either a prospective or retroactive basis under which we may fail to qualify for the Insurance Company Exception. The IRS announced in Notice 2003-34 that it intends to scrutinize the activities of purported insurance companies organized outside the United States, including insurance companies that invest a significant portion of their assets in alternative investment strategies, and will apply the PFIC rules where it determines a non-U.S. corporation is not an insurance company for U.S. federal income tax purposes. You should consult your own tax advisor to assess your tolerance of this risk.

The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation shall be treated as if it “received directly its proportionate share of the income” and as if it “held its proportionate share of the assets” “of any other corporation in which it owns at least 25% of the value of the stock.” Under this look-through rule, Alterra would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of each subsidiary of which it owns 25% or more of the value of such subsidiary’s stock for purposes of the two PFIC tests (i.e., 75% income and 50% asset tests) described above.

If Alterra and any of its non-U.S. subsidiaries were characterized as PFICs, you would be subject to a penalty tax at the time of sale for gain of, or receipt of an “excess distribution” with respect to, your shares, unless a “QEF election” or “mark to market” election (each as described below) is made with respect to each of the entities that is treated as a PFIC. You will be treated as receiving an “excess distribution” if the amount of the distribution is more than 125% of the average distribution with respect to our shares during the three preceding taxable years (or shorter period during which the you held our shares). In general, the special penalty tax is equivalent to an interest charge based on the value of the tax deferral of the taxes that are deemed due during the period you owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout your ownership period at the highest marginal ordinary income tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for such period. In general, if a U.S. person owns stock in a non-U.S. corporation during any taxable year in which such corporation is a PFIC, the stock will generally be treated as stock in a PFIC for all subsequent years. In addition, a U.S. person that directly or indirectly owns stock of a PFIC is treated as owning a proportionate amount by value of any stock owned by that PFIC. If the PFIC owns shares in another PFIC, the excess distribution rules apply separately to the U.S. person with respect to its interest in such lower-tier PFIC on an indirect basis. Accordingly, if Alterra is a PFIC, Alterra’s subsidiaries may be treated as lower-tier PFICs and U.S. holders of Alterra will be treated as indirect holders of the shares of such subsidiaries.

If Alterra or any of its subsidiaries are treated as PFICs, you may be able to mitigate certain of the negative tax consequences if you are able to make: (1) a timely qualified electing fund election with respect to the shares, which we refer to as a QEF election; (2) a protective QEF election with respect to the shares; or (3) a mark to market election with respect to the first taxable year in which Alterra or any of its subsidiaries are considered PFICs during your holding period in the shares.

As described below, the availability of these elections is uncertain as a matter of law and in certain cases requires that we provide certain information to our shareholders. We cannot assure you that such information will be made available to our shareholders. If we conclude in any year that we will be treated as a PFIC, we intend to notify U.S. holders and provide the information required to make a QEF election. However, because this information is complex and may not be readily available, we cannot assure you that we will be able to provide the information necessary for U.S. holders to make a QEF election with respect to lower-tier PFICs, which generally would be our direct and indirect subsidiaries that may also be PFICs.

The rules regarding PFICs, including the QEF election and mark to market election discussed below in more detail, are complex. We urge our shareholders to consult their tax advisors about these rules, including additional reporting requirements that may apply in future years.

Timely QEF Election. If we are a PFIC and you make a QEF election, you will be currently taxable on your pro rata share of our ordinary earnings and net capital gain regardless of whether or not we make any distributions. Your basis in the shares will be increased to reflect such taxed but undistributed income and any subsequent distributions of previously taxed income will reduce your basis and will not be taxed again as a distribution to you.

In general, you must annually file a separate Form 8621 for each PFIC in which you are a direct or indirect owner during the year with your U.S. federal income tax return. If you wish to make a QEF election, you must make such election on a timely filed Form 8621 for the first taxable year to which the election is to be effective. In certain circumstances, you may be able to make a retroactive QEF election at a later date. Unless you own, directly, indirectly or through attribution, less than 2% of the vote and value of each class of our shares for any taxable year, which we refer to as a 2% U.S. shareholder, a retroactive QEF election may not be available to you if you have not previously preserved your right to make a retroactive QEF election.

Protective QEF Election. You may preserve your right to make a retroactive QEF election by filing a protective statement signed under penalty of perjury with the IRS for the first taxable year in which you acquire the shares and you reasonably believe that we and our non-U.S. subsidiaries are not PFICs for the taxable year. The protective statement must generally contain statements describing (1) your basis (including application of the 75% income and 50% asset tests and other factors) for your reasonable belief that we were not a PFIC for our taxable year ending with or within your first taxable year to which the protective statement applies; (2) your agreement extending the periods of limitations on the assessment of your PFIC related taxes for all taxable years to which the protective statement applies; (3) your name, address and certain identifying information with respect to you and us; and (4) information and representations regarding the highest percentage of shares of each class of our stock that you held directly or indirectly during your first taxable year to which the protective statement applies.

In general, filing the protective statement with respect to a taxable year by itself does not obligate you to include your pro rata share of our earnings into income for such taxable year if we are not a PFIC for such taxable year. The filing simply preserves your ability to make a retroactive QEF election with respect to such taxable year and may protect you from some of the more severe penalties under the PFIC rules. If you make a valid retroactive QEF election with respect to our shares and we are treated as a PFIC, you will be taxed on your cumulative annual pro rata share of our ordinary earnings and net capital gains (regardless of whether any distributions were received) as if you made such elections on a timely basis (i.e., on a non-retroactive basis), plus an interest charge to eliminate the tax deferral arising from the retroactive election.

In general, if you are a 2% U.S. shareholder, you are not always required to file a protective statement in order to preserve your ability to make a retroactive QEF election with respect to such taxable year. If you are a 2% U.S. shareholder, you generally may make a retroactive QEF election with respect to the shares in a taxable year if we have indicated in a public document that, with respect to that taxable year (1) we reasonably believe that we and our non-U.S. subsidiaries should not be PFICs; or (2) in certain circumstances, we are unable to conclude whether we are PFICs, but reasonably believe that, more likely than not, we ultimately will not be PFICs.

In light of the uncertainty and lack of guidance regarding the application of the PFIC rules to companies engaged in an insurance business, you may wish to consider filing a protective statement with respect to us for the first taxable year in which you hold the shares in order to preserve your ability to make a retroactive QEF election, if otherwise eligible to make such election. You are advised to consult with your own tax advisor regarding the mechanics and effects of filing a protective statement with respect to your ownership of the shares and making a retroactive QEF election in the event it is subsequently determined that we and our non-U.S. subsidiaries are deemed to be PFICs in any particular year.

Mark to Market Election. If the shares are treated as “marketable stock,” you may make a mark to market election. If you do so, you will not be subject to the PFIC rules described above. Instead, you will include as ordinary income or loss the difference between the fair market value of the shares at the end of the taxable year and your adjusted basis. However, ordinary losses are limited by the net amount you previously included in income as a result of the mark to market election. Your basis in the shares will be adjusted to reflect any such income or loss amounts.

The mark to market election is only available if the shares are regularly traded on certain U.S. securities exchanges designated by the U.S. Treasury. The shares will be treated as regularly traded for a calendar year if they are traded for at least 15 days during each calendar year quarter.

However, there is no definitive guidance regarding whether the mark to market election is available to a publicly-traded holding company that becomes a PFIC because of its lower-tier PFIC subsidiaries.

Therefore, the benefit of a mark to market election may not be available to Alterra if it were to become a PFIC because of its non-U.S. subsidiaries. The Code and Treasury regulations currently do not allow a mark to market election with respect to the stock of a lower-tier PFIC that is non-marketable. There is also no provision in the Code, Treasury regulations or other published authority that specifically provides that a mark to market election with respect to the stock of a publicly-traded holding company effectively exempts the lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We believe that, because the fair market value of the stock of a holding company generally includes the fair market value of the stock of its subsidiaries, the better view is that a mark to market election made with respect to the stock of the holding company should apply to remove the lower-tier PFICs from the general PFIC rules. However, because authority on the issue is lacking, we cannot assure you that the IRS will agree with this position.

If (1) we or any of our subsidiaries are PFICs during the first year after an offering of our shares; (2) the mark to market tax election is not available; and (3) you acquire the shares during such first year, you may be subject to special rules when making a mark to market election in the following year. If you have not made a proper QEF election in the first year but you make a mark to market election in the following year, then, with respect to that following year (A) gain upon disposition of the shares; (B) deemed gain under the mark to market regime; or (C) “excess distributions” generally will be subject to the special tax and interest charges of the PFIC rules.

We advise you to consult your own tax advisor to determine whether the mark to market tax election is available to you and the consequences resulting from such election.

Possible Classification of Alterra and/or its Subsidiaries as Controlled Foreign Corporations. In this section of the summary, we refer to “U.S. 10% Shareholders” as any U.S. persons who (1) own, directly or indirectly through non-U.S. entities 10% or more of the total combined voting power of all classes of stock of a non-U.S. corporation; or (2) are considered to own, generally through attributions from family members, partnerships, estates, trusts or 10% controlled corporations, 10% or more of the total combined voting power of all classes of stock of a non-U.S. corporation. In general, a non-U.S. corporation is treated as a CFC only if its U.S. 10% Shareholders collectively own more than 50% of the total combined voting power or total value of the corporation’s stock on any day. However, solely for purposes of taking into account subpart F insurance income, as defined below, a non-U.S. corporation such as a Non-U.S. Insurance Subsidiary generally will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% Shareholders.

Certain U.S. 10% Shareholders that own, directly or indirectly through a non-U.S. entity, shares of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during any taxable year, are required to include in their gross income for U.S. federal income tax purposes their pro rata share of the CFC’s subpart F income, as defined below, for such year. This income inclusion is generally applicable to U.S. 10% Shareholders that have such direct or indirect ownership on the last day of the taxable year of the CFC. The subpart F income inclusion is required even if the subpart F income is not distributed. In addition, U.S. 10% Shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of U.S. property.

Subpart F income generally includes passive investment income, such as interest, dividends or certain rent or royalties, and certain insurance income, which we refer to as subpart F insurance income. Subpart F insurance income is any income (including underwriting and investment income) that is attributable to the issuing (or reinsuring) of any insurance or annuity contract, and that (subject to certain modifications) would be taxed under the insurance company provisions of the Code if such income were the income of a Non-U.S. Insurance Subsidiary absent an applicable exception. However, subpart F income does not include certain income subject to high non-U.S. taxes and any income from sources within the United States which is effectively connected with the conduct of a trade or business within the United States and not exempted or subject to a reduced rate of tax by applicable treaty. All of the Non-U.S. Insurance Subsidiaries’, and possibly some or all of Alterra’s other subsidiaries’ income, is expected to be subpart F income.

In determining the U.S. 10% Shareholders of a Non-U.S. Insurance Subsidiary, capital stock of such Non-U.S. Insurance Subsidiary that is held indirectly by U.S. persons through Alterra or any other non-U.S. entity is treated as held by U.S. persons. A U.S. person will be treated as owning indirectly a proportion of the capital stock of such Non-U.S. Insurance Subsidiary corresponding to the ratio that the shares owned by such person bears to the value of all the capital stock of Alterra.

Alterra’s bye-laws and the bye-laws of certain subsidiaries provide voting and ownership limitations and other provisions designed to reduce the risk that Alterra and such subsidiaries would be considered CFCs. With these limitations, we believe that neither Alterra nor its subsidiaries should be a CFC under the general rules described above. However, because of the complexity of the attribution rules, we cannot assure you that this will be the case. Also, we cannot assure you that Alterra or any of its subsidiaries will not at some time in the future become a CFC.

If you are a U.S. 10% Shareholder and Alterra or its subsidiaries are CFCs, the rules relating to PFICs generally would not apply to you. However, certain subpart F income may be taxable at higher rates than if such income were taxable under the PFIC regime where a valid QEF election has been made.

We advise you to consult your own tax advisor to determine whether your ownership interest in Alterra would cause you to become a U.S. 10% Shareholder of Alterra or of any subsidiary of Alterra, and to determine the impact of such a classification on you.

RPII Companies. A different definition of CFC is applicable in the case of a non-U.S. corporation which earns related person insurance income, or RPII. RPII is subpart F insurance income attributable to insurance policies or reinsurance contracts where the person that is directly or indirectly insured or reinsured is a RPII shareholder or a related person to the RPII shareholder. A RPII shareholder is a U.S. person who owns, directly or indirectly through non-U.S. entities, any amount of the shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock after applying certain constructive ownership rules.

For purposes of taking into account RPII, and subject to the exceptions described below, any Non-U.S. Insurance Subsidiary will be treated as a CFC if its RPII shareholders collectively own, directly or indirectly,

25% or more of the total combined voting power or value of such Non-U.S. Insurance Subsidiary’s stock on any day during a taxable year. If any Non-U.S. Insurance Subsidiary is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, and you are a U.S. person who owns shares of such Non-U.S. Insurance Subsidiary on the last day of any such taxable year, you must include in gross income for U.S. federal income tax purposes your allocable share of RPII of the Non-U.S. Insurance Subsidiary for the entire taxable year, subject to certain modifications.

RPII Exceptions. The special RPII rules do not apply if:

(i) direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through non-U.S. entities, less than 20% of the voting power and less than 20% of the value of the stock of the Non-U.S. Insurance Subsidiary;

(ii) the RPII of any Non-U.S. Insurance Subsidiary, determined on a gross basis, is less than 20% of such Non-U.S. Insurance Subsidiary’s gross insurance income for such taxable year; or

(iii) certain other exceptions apply.

Where no exception applies, each U.S. person who directly or indirectly owns shares of a Non-U.S. Insurance Subsidiary on the last day of the Non-U.S. Insurance Subsidiary’s taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of RPII for the entire taxable year. The amount includible will be determined as if all such RPII were distributed proportionately only to such U.S. persons at that date, but limited by such Non-U.S. Insurance Subsidiary’s current-year earnings and profits and reduced by the U.S. person’s share, if any, of prior-year deficits in earnings and profits.

Computation of RPII. In order to determine how much RPII a Non-U.S. Insurance Subsidiary has earned in each taxable year, we intend to obtain and rely upon information from each Non-U.S. Insurance Subsidiary’s insureds to determine whether any of the insureds or persons related to such insureds are direct or indirect U.S. shareholders. We likely will not be able to determine whether any of the underlying insureds of the insurance companies to which the Non-U.S. Insurance Subsidiaries provide insurance or reinsurance are RPII shareholders or related persons to such shareholders. Accordingly, we may not be able to determine accurately (1) whether any Non-U.S. Insurance Subsidiary qualifies for any RPII exception; or (2) the gross amount of RPII earned by any Non-U.S. Insurance Subsidiary in a given taxable year.

We will take reasonable steps that we believe to be advisable to obtain the necessary information to determine the availability of the RPII exceptions and the amount of insurance income that is RPII. However, because these determinations are not entirely within our control and we must rely on information from insureds of the Non-U.S. Insurance Subsidiaries to make these determinations, we cannot assure you that we will be able to obtain all necessary information to the make the determinations.

Apportionment of RPII to U.S. Holders. If we determine that neither the RPII 20% ownership exception nor the RPII 20% gross income exception is applicable for any taxable year, we may seek information from our shareholders as to whether direct or indirect owners of shares at the end of the year are U.S. persons. This information is necessary in order to allow us to determine and apportion RPII among the U.S. holders. In any such year, to the extent possible, we will inform you of the amount of RPII per share and you will be obligated to file a return reporting such amount. To the extent we are unable to determine whether a direct or indirect owner of shares is a U.S. person, we may assume that such owner is not a U.S. person for the purpose of allocating RPII, thereby increasing the amount of RPII per share for all such U.S. holders.

The amount of RPII includible in your income, as a U.S. person, would be based upon the net RPII for the year after deducting related expenses such as losses, loss reserves and operating expenses and determined by multiplying the net RPII for such taxable year by a fraction equal to:

•

the total earnings and profits that would be distributed indirectly through Alterra with respect to the shares if all earnings and profits of any Non-U.S. Insurance Subsidiary that has RPII were distributed on the last day of that taxable year; over

•

the total earnings and profits of the Non-U.S. Insurance Subsidiaries that have RPII for that taxable year that would be distributed with respect to all shares of the Non-U.S. Insurance Subsidiaries owned, directly or indirectly through Alterra, by U.S. shareholders.

If a Non-U.S. Insurance Subsidiary has RPII and we make a distribution of such RPII to you with respect to our shares, such dividends will not be taxable to the extent any such RPII has been allocated to and included in your gross income for the taxable year in which the distribution was paid or for any prior year.

Uncertainty as to Application of RPII. There is lack of definitive guidance interpreting the RPII provisions. There is no case law on point in which a court has interpreted the RPII provisions and there are no final Treasury regulations interpreting the RPII provisions. Proposed regulations have existed since 1991, but taxpayers cannot affirmatively rely on regulations that remain in proposed form and we cannot tell you whether the IRS will adopt the proposed regulations or what changes or clarifications might ultimately be made to the proposed regulations. Additionally, we cannot predict whether any changes to the proposed regulations, or any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning and application of the RPII provisions are uncertain. Finally, we cannot assure you that any amounts of RPII inclusions that we may report to you will not be subject to adjustment based upon subsequent IRS examination in which they interpret the RPII provisions differently. We advise you to consult your own tax advisor as to the effects of these uncertainties, and as to the effects that the RPII provisions may have on you and your investment in the shares.

Basis Adjustments. Your tax basis in your shares will be increased by the amount of any RPII that you include in income. Similarly, your tax basis in your shares will be reduced by the amount of such distributions that are excluded from income. In general, you will not be able to exclude from income distributions with respect to RPII that a prior U.S. holder included in income.

Information Reporting. A U.S. person that owns, directly or by attribution, more than 50% of the total combined voting power of all classes of a non-U.S. corporation’s voting stock or more than 50% of the total value of shares of all classes of a non-U.S. corporation’s stock, for an uninterrupted period of 30 days or more during the corporation’s taxable year, must file a Form 5471 with its U.S. income tax return. In addition, under certain circumstances, U.S. 10% Shareholders and RPII shareholders of a CFC that own shares directly or indirectly through a non-U.S. entity may also be required to file a Form 5471. Furthermore, U.S. persons that directly or indirectly acquire 10% or more of the value of shares of a non-U.S. corporation may be required to file Form 5471 in certain circumstances even if the entity is not a CFC.

In addition, if any Non-U.S. Insurance Subsidiary’s gross RPII for a taxable year constitutes 20% or more of its gross insurance income for the period, and the 20% ownership exception described above does not apply, any U.S. person treated as owning, directly or indirectly, any of shares of such Non-U.S. Insurance Subsidiary on the last day of such Non-U.S. Insurance Subsidiary’s taxable year, will be subject to the RPII rules and will be required to file a Form 5471. Further, if you own, directly or indirectly, more than 10% in value of the outstanding shares of Alterra at any time during our taxable year, you will be required in certain circumstances to file a Form 5471 even we are not CFCs. If we determine that for any taxable year any Non-U.S. Insurance Subsidiary does not meet either the RPII 20% gross income or the RPII 20% ownership exceptions described above, we intend to mail to all shareholders of record, and will make available at the transfer agent with respect to the shares, Forms 5471, completed with the relevant information. However, our determination of the amount of any such Non-U.S. Insurance Subsidiary’s gross RPII for a given taxable year may not be accurate because of our inability to gather the information necessary to make such determination. Failure to file Form 5471 may result in penalties.

Tax-Exempt Shareholders. Under Code Section 512(b)(17), a tax-exempt entity that owns, directly or indirectly through a non-U.S. entity or through attribution, shares of any Non-U.S. Insurance Subsidiary is required to treat as unrelated business taxable income (“UBTI”) the portion of any deemed distribution to such shareholder of subpart F insurance income if such insurance income would be treated as UBTI if derived directly by such tax-exempt shareholder. Exceptions are provided for income attributable to a policy of insurance or reinsurance with respect to which the person (directly or indirectly) insured is:

(1) the tax-exempt shareholder;

(2) an affiliate of the tax-exempt shareholder which itself is exempt from tax under Code Section 501(a); or

(3) a director or officer of, or an individual who (directly or indirectly) performs services for, the tax-exempt shareholder or an exempt affiliate but only if the insurance covers primarily risks associated with the performance of services in connection with the tax-exempt shareholder or exempt affiliate.

Code Section 512(b)(17) applies to amounts included in gross income in any taxable year. If a Non-U.S. Insurance Subsidiary’s gross RPII were to equal or exceed 20% of such corporation’s gross insurance income and the 20% ownership exception for RPII does not apply, or such Non-U.S. Insurance Subsidiary was otherwise treated as a CFC (i.e., more than 25% is owned by U.S. 10% shareholders) for a taxable year, tax-exempt entities owning our shares would be required to treat a portion of our subpart F insurance income as UBTI. Additionally, a tax-exempt organization that is treated as a 10% shareholder or a RPII shareholder and recognizes any subpart F insurance income would be required to file Form 5471 in the circumstances described above.

If you are a tax-exempt entity, we advise you to consult your own tax advisor as to the potential impact of Section 512(b)(17) of the Code and the UBTI provisions of the Code.

Dispositions of Shares. Generally, the difference between your basis in the shares and the amount realized on the sale, exchange or other disposition of such shares will be includible in gross income as capital gain or loss, subject to the relevant discussion in this summary relating to the potential application of the CFC and PFIC rules. If your holding period for the shares exceeds one year, any gain will be subject to U.S. federal income tax as long-term capital gain.

Under Section 1248 of the Code, any gain from the sale or exchange by a U.S. 10% Shareholder of shares in a CFC may be treated as a dividend to the extent of the CFC’s earnings and profits during the period that the shareholder held the shares, subject to certain adjustments. Gain from the sale or exchange of our shares may be recharacterized as dividend income under Section 1248 of the Code. Section 953(c)(7) of the Code generally provides that Section 1248 also applies to the sale or exchange of shares by a U.S. person in a non-U.S. corporation that earns RPII and is characterized as a CFC under the RPII rules if the non-U.S. corporation would be taxed as an insurance company if it were a U.S. corporation. The dividend treatment applies to a U.S. person subject to the RPII rules regardless of whether the U.S. person is a U.S. 10% Shareholder or whether the CFC meets either one of the first two RPII exceptions described above (i.e., the 20% ownership exception and the RPII 20% gross income exception). The proposed regulations do not specifically address whether Section 1248 of the Code applies when a non-U.S. corporation is not a CFC but the non-U.S. corporation has an insurance company subsidiary that is a CFC for purposes of requiring U.S. persons to take into account RPII.

We believe that a strong argument exists that Section 1248 of the Code should not apply to dispositions of our shares because Alterra will not have any U.S. 10% Shareholders and is not directly engaged in the insurance business. However, because (1) the Treasury regulations under Section 953 remain proposed and taxpayers cannot affirmatively rely on regulations in proposed form, (2) authority on how Section 953 and the proposed regulations should be interpreted is lacking, and (3) the proposed regulations are subject to amendment, we cannot assure you that the IRS will interpret the proposed regulations under Section 953 of the Code in this manner or that the Treasury Department will not amend such regulations, or issue other regulations, to cause Section 1248 of the Code to apply to dispositions of our shares. If Section 1248 of the Code applies, the portion of the capital gain that is recharacterized as a dividend generally would be subject to tax in the manner described above in “Taxation of Dividends.”

We advise you to consult your own tax advisor regarding the applications of these provisions to the disposition of our shares.

Foreign Tax Credit. We believe that at least 50% (determined by voting power or value) of the total outstanding shares of Alterra may be owned by U.S. persons. Provided that Alterra is so owned, dividends paid by us will be treated as partly U.S.-source and partly non-U.S.-source for U.S. foreign tax credit purposes, in proportion to the source of Alterra’s earnings and profits for the year in which the dividend is paid. Any amounts required to be included in income of U.S. holders under the CFC rules or the RPII rules, and any amounts treated as dividends under Section 1248 of the Code, would also be partly non-U.S.-source and partly U.S.-source. For foreign tax credit limitation purposes, it is likely that substantially all of the RPII and dividends that are non-U.S.-source income will constitute either “passive category” or “general category” income.

Information Reporting and Backup Withholding. Paying agents and custodians located in the United States will be required to comply with certain IRS information reporting requirements with respect to payments of dividends (if any) on our shares to you or to paying agents or custodians located in the United States. In addition, you may be subject to backup withholding with respect to dividends paid by such persons, unless you:

(1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

(2) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your regular federal income tax liability.

Sales of our shares through brokers by certain U.S. holders also may be subject to back-up withholding. Sales by corporations, certain tax-exempt entities, individual retirement plans, real estate investment trusts, certain financial institutions, and other “exempt recipients” as defined in applicable Treasury regulations currently are not subject to back-up withholding. You should consult your own tax advisors regarding the possible applicability of the backup withholding provisions to sales of our shares.

For taxable years beginning after March 18, 2010, new legislation may require certain U.S. holders who are individuals to report information relating to an interest in shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions). U.S. Holdings should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares.

The foregoing discussion (including and subject to the matters and qualifications set forth in such summary) is based upon current law and is for general information only. The tax treatment of a holder of shares, or of a person treated as a holder of shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of shares. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO YOU OF BUYING, HOLDING, AND SELLING OUR SHARES.

PLAN OF DISTRIBUTION

We, Alterra Finance, the Capital Trust and/or the selling shareholders may sell the securities covered by this prospectus in any of three ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

In addition, we, Alterra Finance or the Capital Trust may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement sell securities covered by this prospectus and applicable prospectus supplement. If so, the third party may use securities borrowed from others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

•

the public offering price or purchase price of the securities and the proceeds to us, Alterra Finance, the Capital Trust and/or the selling shareholders and any discounts, commissions, or concessions or other items constituting compensation allowed, reallowed or paid to underwriters, dealers or agents, if any; and

•	any securities exchanges on which the securities may be listed, if any.

Any public offering price or purchase price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers or agents may be changed from time to time.

The selling shareholders may offer their Alterra common shares in one or more offerings pursuant to one or more prospectus supplements, and each such prospectus supplement will set forth the terms of the relevant offering as described above. To the extent the Alterra common shares offered pursuant to a prospectus supplement remain unsold, the selling shareholder may offer those Alterra common shares on different terms pursuant to another prospectus supplement, provided that, subject to Rule 462(b) under the Securities Act, no selling shareholder may offer or sell more Alterra common shares in the aggregate than are indicated in the table set forth under the caption “Selling Shareholders” pursuant to any such prospectus supplements.

Each of the selling shareholders may offer its Alterra common shares at various times in one or more of the following transactions: through short sales, derivative and hedging transactions; by pledge to secure debts and other obligations; through offerings of securities exchangeable, convertible or exercisable for common shares; under forward purchase contracts with trusts, investment companies or other entities (which may, in turn, distribute their own securities); through distribution to its members, partners or shareholders; in exchange or over-the-counter market transactions; and/or in private transactions.

Each of the selling shareholders also may resell all or a portion of its Alterra common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we and/or the selling shareholders may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we, Alterra Finance, the Capital Trust and/or the selling shareholders pay to them. Generally, unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. We, Alterra Finance, the Capital Trust and/or the selling shareholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us, Alterra Finance, the Capital Trust and/or the selling shareholders at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery or other contracts providing for payment and delivery on a specified date in the future.

Any delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we, Alterra Finance, the Capital Trust and/or the selling shareholders pay for solicitation of these delayed delivery contracts.

Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to U.S. persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us, Alterra Finance or the Capital Trust and its compensation will be described in the applicable prospectus supplement.

Each series of offered securities will be a new issue and, other than the common shares that are listed on the Nasdaq Global Select Market, will have no established trading market. We, Alterra Finance, or the Capital Trust may elect to list any series of offered securities on an exchange, and in the case of the common shares, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we, Alterra Finance or the Capital Trust shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

We or the Capital Trust may sell equity securities in an offering “at the market” as defined in Rule 415 under the Securities Act. A post-effective amendment to this registration statement will be filed to identify the underwriter(s) at the time of the take-down for “at the market” offerings.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market.

All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Agents, underwriters and other third parties described above may be entitled under relevant underwriting or other agreements to indemnification by us and/or the selling shareholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments that the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us and/or the selling shareholders in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or through our web site at http://www.alterracap.com. Our website is not incorporated into or otherwise a part of this prospectus. Our common shares are traded on the Nasdaq Global Select Market under the symbol “ALTE” and the Bermuda Stock Exchange under the symbol “ALTE.BH.”

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 of 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to items 2.02 or 7.01, of such form), after the initial filing of this registration statement and until termination of the offering shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

•	our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2010;

•

our Current Reports on Form 8-K filed on January 20, 2010, February 11, 2010, March 4, 2010, March 16, 2010, March 26, 2010, March 30, 2010, April 1, 2010, May 5, 2010, May 10, 2010, May 14, 2010, and May 18, 2010;

•	Exhibits 99.2 and 99.3 to our Form 8-K filed on May 14, 2010.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

You may access a copy of any or all of these filings, free of charge by writing or calling us at the following address:

Alterra Capital Holdings Limited

Alterra House

2 Front Street

Hamilton, HM 11, Bermuda

Attention: Investor Relations

(441) 295-8800

Information available on our website, other than the reports we file pursuant to the Exchange Act, that are incorporated by reference in this prospectus supplement or the accompanying prospectus, does not constitute a part of this prospectus supplement or the accompanying prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters as to Bermuda law in connection with this offering will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda, and certain legal matters as to U.S. law in connection with this offering will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP. However, matters of Delaware law relating to validity of the trust preferred securities will be passed upon for us and the Capital Trust by Richards, Layton & Finger, P.A., special Delaware counsel to us and the Capital Trust. The description of U.S. tax laws will be passed upon by Akin Gump Strauss Hauer & Feld LLP. The description of Bermuda tax laws will be passed upon by Conyers Dill & Pearman Limited. The description of Irish tax laws will be passed upon by A&L Goodbody. The description of U.K. taxation will be passed upon by Hogan Lovells International LLP. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Alterra as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Alterra, have been incorporated by reference herein, and in the registration statement in reliance upon the reports of KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The financial statements of Harbor Point as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, have been incorporated by reference herein, and included in the registration statement in reliance upon the reports of Deloitte & Touche, independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES FEDERAL

SECURITIES LAWS AND OTHER MATTERS

We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors and officers or to recover against our company, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to transactions covered by this prospectus by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, who reside outside the United States predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. We have also been advised by Conyers Dill & Pearman Limited that there is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction’s public policy.

$350,000,000

Alterra Finance LLC

6.25% Senior Notes due 2020

Fully and Unconditionally Guaranteed by

Alterra Capital Holdings Limited

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

Citi

Wells Fargo Securities

Co-Managers

Credit Suisse

Deutsche Bank Securities

ING

September 22, 2010